SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒ PreliminaryInformation Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Information Statement

Viewlocity, Inc.

(Name of Registrant as specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

Series A preferred stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

17,026,482

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) the product of 5,893,654 shares of Common Stock and the merger consideration of $0.000014 per share and (b) the product of 11,132,828 shares of Series A preferred stock and the merger consideration of $0.000083 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $80.90 per $1,000,000 of the amount calculated pursuant to the preceding sentence

(4)	Proposed maximum aggregate value of transaction:

$1,000.00

(5)	Total fee paid:

$0.08

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Viewlocity, Inc.

3475 Piedmont Road, Suite 1700

Atlanta, Georgia 30305

INFORMATION STATEMENT

            , 2003

Dear Shareholder,

This information statement is being furnished to holders of shares of common stock and Series A preferred stock of Viewlocity, Inc. (this “Information Statement”). Our board of directors, based upon the approval and recommendation of a special committee of the board, has approved an Agreement and Plan of Merger dated September 19, 2003 (the “Merger Agreement”), by and among Viewlocity, Viesta Corporation (“Viesta”) and Viesta Acquisition Corporation (“Merger Sub”), and the transactions contemplated thereby.

The holders of approximately 69% of the outstanding shares of our common stock and Series A preferred stock, voting together as a single class (with the Series A preferred stock voting on an as-converted basis), have approved the Merger Agreement and the transactions contemplated thereby by written consent in lieu of a meeting. As a result, no further action by our shareholders is required.

As described in this Information Statement, pursuant to the Merger Agreement, Viesta will acquire Viewlocity through a merger of Merger Sub with and into Viewlocity with Viewlocity remaining as the surviving corporation (the “Merger”). Viewlocity will become a wholly-owned subsidiary of Viesta as a result of the Merger. Upon the effective time of the Merger, the holders of our common stock will receive an aggregate of $80.00 in cash (or approximately $0.000014 for each share of common stock) and the holders of our Series A preferred stock will receive an aggregate of $920.00 in cash (or approximately $0.000083 for each share of Series A preferred stock).

As a condition to the Merger, certain of our creditors have agreed to reduce the amounts that we owe to them and to restructure the terms of our obligations to them. The consummation of the Merger and the creditors’ obligation to reduce and restructure our obligations are conditioned upon Viesta receiving at least $7 million in equity investments prior to the Merger. Investcorp/(212) Ventures Technology Fund I, L.P. (“Investcorp”) has agreed with Viesta that it will invest at least $7.0 million in Viesta. It is anticipated that certain of our current shareholders and our chief executive officer also will be investors in Viesta, as more fully described in “The Merger—Interests of Certain Persons in the Merger” on page 31 of this Information Statement.

As previously disclosed in our filings with the Securities and Exchange Commission (the “SEC”), we had determined that we needed to restructure our existing debt and raise additional debt or equity capital, or engage in another strategic transaction, in order to meet our financial obligations and to continue as a going concern. As a result of our current financial condition, including the level of our indebtedness, we are at or near the zone of insolvency. In the absence of additional capital or a strategic transaction, it is unlikely we will be able to continue to operate as a going concern. Prior to executing the Merger Agreement, we engaged in discussions with numerous potential third party acquirers and investors and considered multiple strategic alternatives. During this process, we actively sought third party investors, including potential investments from certain of our current shareholders, as well as business combination transactions that would have provided additional capital to Viewlocity. We also pursued transactions that involved the sale of Viewlocity. However, none of the potential investors would agree to make an investment in Viewlocity, and none of the potential third-party acquirers, including Viesta, expressed an interest in a transaction that would provide more than nominal consideration to our shareholders. Based on the limited number of alternatives available to us, and an evaluation of these alternatives, our special committee and board of directors concluded that none of the other alternatives available to us would provide a more favorable financial result for our shareholders and creditors than the Merger will provide and that the Merger is in the best interests of our shareholders (other than those shareholders who may invest in Viesta) and our creditors. Our special committee and board of directors reached this conclusion in part because the Merger and debt restructuring will provide our creditors with a greater opportunity to recover more of the amounts owed to them in the future and provide Viewlocity with the working capital necessary to continue as a going concern.

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator, nor has the Securities and Exchange Commission or any state securities regulator passed upon the fairness or merits of the Merger or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

You have the right to receive this notice if you were a shareholder of record at the close of business on             , 2003. Your consent is not required and is not being solicited in connection with this action. Pursuant to the Georgia Business Corporation Code (the “Georgia Law”), you are hereby being provided with notice of the approval of the Merger Agreement and the transactions contemplated thereby, which approval was made by written consent of the holders of a majority of the voting power of Viewlocity’s shareholders in the aggregate.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY.

We will pay the expenses of furnishing this Information Statement, including the cost of preparing, assembling and mailing this Information Statement. This Information Statement is being sent or given on or about             , 2003, to shareholders of record as of             , 2003.

The Merger cannot be consummated until 20 calendar days after this Information Statement is first mailed to our shareholders. As a result, it is anticipated that the Merger will be effected on or about             , 2003, or as soon thereafter as practicable. You are urged to read the Information Statement in its entirety for a description of the Merger and the related transactions.

BY ORDER OF THE BOARD OF DIRECTORS

L. Allen Plunk

Executive Vice President, Chief Financial Officer and Secretary

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FORWARD-LOOKING STATEMENTS

The information in this Information Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current intent, belief or expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “seeks,” “estimates,” and similar expressions or variations of these words are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this report include discussions of the length of time our sources of liquidity will be sufficient to support our operations, our ability to raise additional cash, the effect of future economic events on our operations, buying patterns of potential customers, descriptions of our plans, and the use of third-party lead sources. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current intent, belief or expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those anticipated. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those risks discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and our other filings with the SEC.

References in this Information Statement to “Viewlocity,” “we,” “our,” or “us” are to Viewlocity, Inc., a Georgia corporation.

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SUMMARY TERM SHEET

The following summary, together with the question and answer section included elsewhere in this Information Statement, provides an overview of the transactions discussed in this Information Statement and presented in the attached annexes. The summary also contains cross-references to the more detailed discussions elsewhere in the Information Statement. You should carefully read this entire Information Statement and the attached annexes.

The Parties

Viewlocity

Viewlocity, Inc., the subject company, is a Georgia corporation engaged in the business of providing adaptive supply chain management software and solutions. Our solutions enable companies to operate their complex supply chains more efficiently and reach their customers more effectively by providing solutions for planning and managing the processes, interactions, and transactions that are inherent in operating an extended supply chain among vendors and customers. Our solutions enable companies to bridge the gap between supply chain planning and execution while managing the constant flow of events and exceptions to their plan that inhibit the financial and operational performance of the supply chain.

Viewlocity’s principal executive offices are located at 3475 Piedmont Road, N.E., Suite 1700, Atlanta, Georgia 30305, telephone number (404) 267-6400. For additional information regarding Viewlocity, see “Information About the Transaction Participants—Information About Viewlocity” beginning on page 51 of this Information Statement.

Viesta Corporation

Viesta Corporation is a privately held Delaware corporation formed for the purpose of effecting the Merger and becoming the sole shareholder of Viewlocity. Viesta currently does not have any business or operations. Currently, Investcorp owns all of the issued and outstanding capital stock of Viesta. However, it is anticipated that prior to the effective time of the Merger, certain current shareholders of Viewlocity and C. Jeffrey Simpson, the chairman of the board and chief executive officer of Viewlocity (collectively, the “Potential Investing Shareholders”), will be offered the opportunity to purchase shares of the Series A participating preferred stock of Viesta (the “Viesta Preferred Shares”), as described in more detail below. In addition, it is anticipated that Mr. Simpson, L. Allen Plunk, our executive vice president, chief financial officer and corporate secretary, Michael Sherman, our executive vice president of product development, and Peter Janico, our executive vice president of U.S. field operations (collectively, with Mr. Simpson, the “Management Filers”), will each be granted options to acquire shares of common stock of Viesta.

Viesta’s principal executive offices are located at 280 Park Avenue, 35th Floor West, New York, New York 10017, telephone number (212) 599-4700.

As noted elsewhere in this Information Statement, Investcorp has agreed, subject to the conditions to Viesta’s and Merger Sub’s obligation to close the Merger having been satisfied or waived, to invest at least $7 million in Viesta Preferred Shares. Investcorp currently anticipates that:

•	North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P., or one or more of their affiliates, will have the opportunity to invest $2.2 million to purchase 2,200,000 Viesta Preferred Shares, which would represent approximately 24.8% of the Viesta Preferred Shares and approximately 20.8% of the fully-diluted equity of Viesta;

•	Ticonderoga E-Services Fund II, L.P., or one or more of its affiliates, will have to opportunity to invest $240,000 to purchase 240,000 Viesta Preferred Shares, which would represent approximately 2.7% of the Viesta Preferred Shares and approximately 2.3% of the fully-diluted equity of Viesta; and

•	C. Jeffrey Simpson will have the opportunity to invest $60,000 to purchase 60,000 Viesta Preferred Shares, which would represent approximately 0.7% of the Viesta Preferred Shares and approximately 0.6% of the fully-diluted equity of Viesta.

Investcorp has engaged in discussions regarding a possible investment by such parties and those discussions are ongoing. However, no definitive agreement regarding the possible investment by any of these parties (other than Investcorp’s commitment to invest in Viesta) has been executed and none of these parties is under any obligation to make any such investment. It is also possible that other investors in Viesta will be identified either before or after the effective time of the Merger and that the allocation of the investments in Viesta among these investors may change. Assuming that each of the foregoing Potential Investing Shareholders makes the anticipated investment in Viesta, Investcorp expects that it will reduce its investment in Viesta from $7.0 million to $5.5 million (through the purchase of 5,500,000 Viesta Preferred Shares), which would represent approximately 61.9% of the Viesta Preferred Shares and approximately 52.0% of the fully-diluted equity of Viesta. Other than Investcorp, each of the foregoing Potential Investing Shareholders is a current shareholder of Viewlocity. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 31, “Security Ownership of Certain Beneficial Owners and Management” beginning on page 46, and “Information About the Transaction Participants” beginning on page 51 of this Information Statement.

Viesta Acquisition Corporation

Merger Sub, called Viesta Acquisition Corporation, is a Georgia corporation. The address of its principal executive offices is 280 Park Avenue, 35th Floor West, New York, New York 10017, telephone number (212) 599-4700. Merger Sub is a wholly owned subsidiary of Viesta and was formed solely for the purpose of merging with and into Viewlocity, with Viewlocity continuing as the surviving corporation and a wholly-owned subsidiary of Viesta. Merger Sub has not engaged in any business except in furtherance of the Merger.

Overview of the Transaction

We have entered into the Merger Agreement with Viesta and Merger Sub pursuant to which we will be acquired by Viesta. In the Merger, Merger Sub will be merged with and into Viewlocity. Viewlocity will remain as the surviving corporation, and will be a wholly-owned subsidiary of Viesta. Upon the effective time of the Merger, all of our outstanding shares of common stock and Series A preferred stock (other than shares held by dissenting shareholders) will be converted into the right to receive nominal cash consideration. Certain of Viewlocity’s creditors have agreed to restructure a portion of Viewlocity’s indebtedness, which will result in a reduction of Viewlocity’s aggregate debt from approximately $10.1 million to $5.9 million and will extend the maturity date and modify other terms of a portion of the debt. This restructuring includes a reduction of our current debt obligations to Westbridge Ventures, L.L.C., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C. (collectively, “Westbridge Ventures”). Westbridge Ventures has agreed to reduce the amounts owed by Viewlocity to it from approximately $8.0 million to $4.0 million and to extend the maturity of the debt. In connection with these agreements to restructure Viewlocity’s debt, certain of our creditors will receive Viesta Preferred Shares or warrants to acquire Viesta Preferred Shares. See “The Merger” and “The Merger Agreement” beginning on pages 31 and 38, respectively, of this Information Statement.

Recommendation of the Special Committee and Board of Directors

The board of directors reconstituted a special committee, which had been previously constituted to explore possible strategic transactions, in July 2003, comprised of Scott R. Tobin and James Wilson. The special committee was formed to advise management and oversee our efforts to obtain a strategic transaction. After taking into account our financial condition, our likely inability to continue as a going concern without additional capital, the potential positive impact of the Merger on our creditors, the opinion of our financial advisor, Harris Nesbitt Gerard, Inc. (“Harris Nesbitt Gerard”), as well as other factors described in this Information Statement, the special committee of our board of directors unanimously recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby. Consistent with that recommendation, our board of directors determined that the Merger Agreement and the transactions contemplated thereby are fair to Viewlocity, our creditors and our shareholders, other than those shareholders who may invest in Viesta, who are referred to in this Information Statement as “unaffiliated shareholders,” and recommended that our shareholders vote for the approval of the Merger Agreement and the transactions contemplated thereby. See “Special Factors—Fairness of the Merger—Position of Viewlocity as to the Fairness of the Merger; Recommendation of our Special Committee and Board of Directors” beginning on page 19 of this Information Statement.

Opinion of our Financial Advisor

In connection with the Merger, our board of directors received a written opinion from Harris Nesbitt Gerard as to the fairness, from a financial point of view and as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, of the consideration in the Merger, the debt restructuring and Investcorp’s equity investment in Viesta, in the aggregate, to certain of our creditors and to our shareholders. The full text of Harris Nesbitt Gerard’s written opinion is attached to this Information Statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. See “Special Factors—Opinion of our Financial Advisor” beginning on page 22, and Annex C, of this Information Statement.

The Merger

Terms of the Merger Agreement

The Merger Agreement is attached to this Information Statement as Annex A. You should read the Merger Agreement carefully. Our board of directors and shareholders have approved the Merger Agreement, and it is the binding legal agreement that governs the terms of the Merger. A summary of certain terms of the Merger Agreement is provided under the caption “The Merger Agreement” beginning on page 38 of this Information Statement.

General

At the effective time of the Merger, subject to satisfaction of certain conditions, Merger Sub will be merged with and into Viewlocity, the separate existence of Merger Sub will cease, and we will continue as the surviving corporation and a wholly-owned subsidiary of Viesta. When the Merger occurs:

•	The issued and outstanding shares of our common stock will be converted into the right to receive an aggregate of $80.00, with the amount per share determined by dividing $80.00 by the total number of shares of common stock outstanding at the effective time of the Merger. Based on the current number of shares outstanding, our common shareholders would receive approximately $0.000014 per share of common stock;

•	The issued and outstanding shares of our Series A preferred stock will be converted into the right to receive an aggregate of $920.00, with the amount per share determined by dividing $920.00 by the number of shares of Series A preferred stock outstanding at the effective time of the Merger. Based on the current number of shares outstanding, our preferred shareholders would receive approximately $0.000083 per share of Series A preferred stock;

•	All warrants and options to purchase our capital stock outstanding as of the effective time of the Merger will be terminated and have no further force or effect; and

•	Each issued and outstanding share of Merger Sub’s common stock will be converted into one share of common stock of the surviving corporation.

Effective Time of the Merger

Pursuant to SEC rules and regulations, we may not complete the Merger until at least 20 days after the date this Information Statement is first mailed to our shareholders. We plan to complete the Merger on or about             , 2003, or as soon as possible thereafter. However, completion of the Merger could be delayed if there is a delay in satisfying other conditions to the Merger. There can be no assurances as to whether, or on what date, the conditions will be satisfied or waived or that the parties will complete the Merger. If the Merger is not completed on or before December 31, 2003, either we or Viesta may terminate the Merger Agreement, except that a party may not terminate the Merger Agreement if that party’s failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the Merger not being completed by that date. See “The Merger Agreement—Effective Time of the Merger” beginning on page 38 of this Information Statement.

If the Merger is consummated at the effective time, Viewlocity will become a wholly-owned subsidiary of Viesta and our shareholders will be entitled to receive the Merger consideration payable on their shares of our common stock and Series A preferred stock.

Agreement Not to Solicit Other Offers

We have agreed not to solicit, initiate or encourage the submission of any proposals, or enter into discussions or negotiations with, or furnish information relating to Viewlocity, or enter into any agreement, with respect to a proposal or offer to acquire all or 15% or more of the business, properties or capital stock of Viewlocity or any of its subsidiaries by merger, asset purchase, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof. However, if our board of directors determines, in good faith and after consultation with our financial advisor and legal counsel, that an unsolicited bona fide written acquisition proposal could reasonably be expected to be more favorable to and provide consideration of greater financial value, in the aggregate, to our stakeholders, and participating in discussions or negotiations with, or furnishing information to, the third party is necessary in order for the directors to comply with their fiduciary duties under applicable law, we may provide information to and engage in discussions and negotiations with the potential acquirer. We must notify Viesta of any potential acquisition proposal and keep Viesta informed on a reasonably current basis on the status and terms of any such proposal and the status of any discussion or negotations with any such third party. See “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 42 of this Information Statement.

Commitment Letter

Viesta has agreed that, prior to the earlier of the termination of the Merger Agreement or the consummation of the Merger, it will not agree to any amendment to its investment commitment letter with Investcorp that terminates the commitment to invest or materially impairs Viesta’s ability to draw upon the commitment to invest. See “The Merger Agreement—Conduct of Business Prior to the Merger” beginning on page 40 of this Information Statement.

Conditions to the Closing of the Merger

The completion of the Merger depends on the satisfaction of a number of conditions, including conditions relating to:

•	Absence of legal prohibitions to the completion of the Merger and receipt of required consents;

•	Accuracy of our and Viesta’s representations and warranties and compliance by the parties with their respective covenants;

•	Absence of a change in our business, financial condition or results of operations that would reasonably be expected to have a material adverse effect on us;

•	The continued effectiveness of amended loan agreements with certain of our creditors, including Silicon Valley Bank (“SVB”), and the termination of certain office leases;

•	the continued effectiveness of the employment arrangements of certain of the Management Filers, subject to the waivers of certain rights by those Management Filers and their agreement to accept options in Viesta; and

•	The capitalization of Viesta through equity investments in Viesta totaling not less than $7.0 million.

See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 43 of this Information Statement.

Termination

In addition to the ability to terminate upon mutual consent, either Viesta or we may terminate the Merger Agreement under the following circumstances:

•	The Merger has not occurred on or before December 31, 2003, or the Merger has been legally prohibited;

•	The other party has committed a material breach of the Merger Agreement or the representations and warranties of the other party are not true and correct, except for failures to be true and correct that would not have a material adverse effect, and the breach has not been cured within 30 days;

•	We may terminate the Merger Agreement if our board of directors determines in good faith that it is necessary in order for the board to comply with its fiduciary duties to enter into an agreement with a third party concerning a superior acquisition proposal, and Viesta does not make an offer that is at least as favorable to the stakeholders of Viewlocity within three business days and we pay to Viesta prior to, or concurrently with, such termination, the termination fee and expense reimbursement described below. See “The Merger Agreement—Termination” beginning on page 44 of this Information Statement.

If the Merger Agreement is terminated due to a material breach by Viewlocity or in certain circumstances if we engage in another transaction following termination of the Merger Agreement, we will be obligated to pay to Viesta a termination fee of $200,000 and reimburse Viesta for its reasonable expenses in connection with the Merger, up to a maximum of $300,000 in expenses. See “The Merger Agreement—Fees and Expenses” on page 45 of this Information Statement.

Federal Income Tax Consequences

The receipt of cash in exchange for your shares of our common stock and Series A preferred stock in the Merger will be a taxable transaction for U.S. federal income tax purposes and may be taxable for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, our shareholders will recognize gain or loss measured by the difference between (1) the amount of cash received in exchange for their shares of common stock and/or Series A preferred stock and (2) the amount of their tax basis in the shares. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under foreign, state and local laws. See “The Merger—Accounting and Tax Treatment of the Merger” on page 35 of this Information Statement.

Interests of Certain Persons in the Merger

Certain of our directors and executive officers have interests in the Merger that are different from, and in addition to, your interests as a shareholder, and that may present, or appear to present, a conflict of interest. For example, our executive officers will continue to be employed as executive officers of Viesta and Viewlocity following the Merger and will be entitled to participate in a stock option plan to be established by Viesta. Additionally, the Potential Investing Shareholders are current shareholders of Viewlocity and include Mr. Simpson, our chairman of the board and chief executive officer. It is anticipated that the Potential Investing Shareholders will purchase Viesta Preferred Shares. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 31 of this Information Statement.

Regulatory Approvals Relating to the Merger

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) filing this Information Statement with the

SEC, (2) filing a Schedule 13E-3 and any amendments thereto with the SEC and (3) filing a certificate of merger with the Secretary of State of the State of Georgia. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completed the transactions. See “The Merger—Regulatory Approvals Relating to the Merger” on page 34 of this Information Statement.

Dissenters’ Rights

Shareholders of Viewlocity who have not consented to the Merger and comply with the other requirements and procedures of the Georgia Law will be entitled to exercise dissenters’ rights and receive payment in cash equal to the “fair value” of their shares of common stock and/or Series A preferred stock. Shareholders who exercise their dissenters’ rights will not be entitled to receive their portion of the Merger consideration described above. A description of these rights, as well as the requirements and procedures for dissenting under the Georgia Law, are set forth under “The Merger—Dissenters’ Rights” beginning on page 35 of this Information Statement.

Board of Directors and Management

Upon the effective time of the Merger, our current directors will resign as directors of Viewlocity. Upon completion of the Merger, if certain of the Potential Investing Shareholders invest in Viesta in the amounts described in “—The Parties—Viesta Corporation” above, the board of directors of Viesta and Viewlocity will consist of three directors elected by Investcorp, one director elected by North Bridge Venture Partners IV-A, L.P. or North Bridge Venture Partners IV-B, L.P. (or an affiliate), the chief executive officer of Viesta and two directors unanimously elected by the foregoing five directors who shall be “independent” according to the rules of The Nasdaq National Market. Additionally, Mr. Simpson, currently our chairman of the board and chief executive officer, will be appointed Viesta’s chief executive officer (and therefore, will also be a director of Viesta), and Allen Plunk, currently our executive vice president, chief financial officer and secretary, will be appointed Viesta’s chief financial officer. Mr. Simpson and Mr. Plunk also will remain as Viewlocity’s chief executive officer and chief financial officer, respectively. Michael Sherman, our chief technology officer and executive vice president, and Peter Janico, our executive vice president of U.S. field operations, also will remain as executive officers of Viewlocity. See “The Merger—Interests of Certain Persons in the Merger—Arrangements with Continuing Management—Continuing Officers” and “—Directors” and “—Rights to Elect Directors of Viesta” on page 32, page 32 and page 33, respectively, of this Information Statement.

QUESTIONS ABOUT THE MERGER

Why am I receiving this Information Statement?

You are receiving this Information Statement because you own shares of common stock and/or Series A preferred stock of Viewlocity. Shareholders of Viewlocity holding a majority of the outstanding shares of our common stock and Series A preferred stock, with the Series A preferred stock voting on an as converted to common stock basis, previously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, by written consent in lieu of a meeting. We are sending you this Information Statement for information purposes only, to notify you of the Merger and the shareholder approval of the Merger Agreement and the Merger. This notice is provided pursuant to the requirements of the Georgia Law and the rules and regulations of the SEC.

Am I being asked to vote on or approve the Merger?

No. Holders of a sufficient number of shares of our common stock and Series A preferred stock have already signed a written consent in lieu of a meeting approving the Merger Agreement and the transactions contemplated thereby.

What will happen in the Merger?

In the Merger, Merger Sub will be merged with and into Viewlocity. Viewlocity will be the surviving corporation and will become a wholly owned subsidiary of Viesta. Certain of our creditors have agreed to restructure a portion of our indebtedness, which will result in a reduction of our aggregate debt from approximately $10.1 million to $5.9 million and will extend the maturity date and modify other terms of a portion of the debt. Our creditors have made these concessions in part because Investcorp has agreed to invest an aggregate of at least $7.0 million in Viesta, and Viesta has agreed to issue these creditors Viesta Preferred Shares or certain rights to purchase Viesta Preferred Shares. The Merger Agreement is included in Annex A to this Information Statement. As more fully described in “The Merger—Interests of Certain Persons in the Transaction” beginning on page 31, Investcorp has engaged in ongoing discussions with certain of the Potential Investing Shareholders regarding their possible investment in Viesta Preferred Shares, but no definitive agreement providing for any such investment has been executed.

What will I receive for my shares of common stock in the Merger?

As consideration for the Merger, each outstanding share of our common stock will be converted into an amount of cash determined by dividing $80.00 by the aggregate number of shares of common stock outstanding at the effective time of the Merger. As of September 26, 2003, an aggregate of 5,893,654 shares of common stock were outstanding. Accordingly, based on that number of shares outstanding, each share of common stock will be converted in the Merger into the right to receive approximately $0.000014.

What will I receive for my shares of Series A preferred stock in the Merger?

As consideration for the Merger, each outstanding share of our Series A preferred stock will be converted into an amount of cash determined by dividing $920.00 by the aggregate number of shares of Series A preferred stock outstanding at the effective time of the Merger. As of September 26, 2003, an aggregate of 11,132,828 shares of Series A preferred stock were outstanding. Accordingly, based on that number of shares outstanding, each share of Series A preferred stock will be converted in the Merger into the right to receive approximately $0.000083.

When do you expect the transactions to be completed?

Pursuant to the rules and regulations of the SEC, we may not complete the Merger until at least 20 days after the date this Information Statement is first mailed to our shareholders. As a result, we plan to complete the

Merger on or about             , 2003, or as soon as possible thereafter, subject to the satisfaction or waiver of certain conditions to the Merger, which are described in this Information Statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What are the U.S. federal income tax consequences of the Merger?

Your receipt of cash in the Merger for your shares of common stock and Series A preferred stock will be considered a taxable transaction for U.S. federal income tax purposes. Your tax consequences will depend on your personal situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the Merger to you. A summary of the U.S. federal income tax consequences of the Merger can be found under the caption “The Merger—Accounting and Tax Treatment of the Merger” on page 35 of this Information Statement.

Who will be the management of Viesta and Viewlocity following the Merger?

Upon completion of the Merger, assuming the Potential Investing Shareholders invest in Viesta Preferred Shares as described in “Interests of Certain Persons in the Transaction,” the board of directors of Viesta and Viewlocity will consist of three directors elected by Investcorp, one director elected by North Bridge Venture Partners IV-A, L.P. or North Bridge Venture Partners IV-B, L.P. (or an affiliate), the chief executive officer of Viesta (who will be Jeffrey Simpson, Viewlocity’s chairman of the board and chief executive officer) and two directors unanimously elected by the foregoing five directors who shall be “independent” according to the rules of The Nasdaq National Market. Additionally, Mr. Simpson, currently our chairman of the board and chief executive officer, will be appointed Viesta’s chief executive officer, and Allen Plunk, currently our executive vice president, chief financial officer and secretary, will be appointed Viesta’s chief financial officer. Mr. Simpson and Mr. Plunk also will remain as Viewlocity’s chief executive officer and chief financial officer, respectively. Michael Sherman, our chief technology officer and executive vice president, and Peter Janico, our executive vice president of U.S. field operations, also will remain as executive officers of Viewlocity. See “The “The Merger—Interests of Certain Persons in the Merger—Arrangements with Continuing Management—Continuing Officers” and “—Directors” and “—Rights to Elect Directors of Viesta” on page 32, page 32 and beginning on page 33, respectively, of this Information Statement.

Why did the board of directors recommend approval of the Merger?

Currently, we do not have sufficient capital to meet our financial obligations and fund our operations through the quarter ended December 31, 2003. In the absence of additional capital or a strategic transaction, it is unlikely we will be able to continue to operate as a going concern. Prior to executing the Merger Agreement, we engaged in discussions with numerous potential third party acquirers and investors and considered multiple strategic alternatives. Based on the limited number of alternatives available to us, and an evaluation of these alternatives, our special committee and board of directors concluded that none of the alternatives available to us would provide a more favorable financial result for our unaffiliated shareholders and creditors than the Merger will provide and that the Merger is in the best interests of our unaffiliated shareholders and creditors. We believe that the Merger and the debt restructuring that is occurring in connection with the Merger, while providing our shareholders with only nominal consideration, provide our creditors with a greater opportunity to recover more of the amounts owed to them in the future than other alternatives. Further, the Merger will provide Viewlocity with the working capital necessary to continue as a going concern. As a result, we believe that the Merger is the best alternative available to Viewlocity, our unaffiliated shareholders, and our creditors.

Should I send in my stock certificates now?

No. After the Merger is completed, we will send you written instructions for exchanging your shares of common stock and/or Series A preferred stock for the Merger consideration. You will be required to send your stock certificates as described in the instructions to receive the cash payment of the Merger consideration.

May I exercise dissenters’ rights in the Merger?

Yes. If you have not consented to the Merger Agreement and the transactions contemplated thereby and you comply with the other requirements and procedures of Georgia law, you will be entitled to exercise dissenters’ rights and receive payment in cash equal to the “fair value” of your shares of common stock and/or Series A preferred stock. If you exercise your dissenters’ rights, you will not be entitled to receive the Merger consideration. A description of these rights, as well as the requirements and procedures for dissenting under Georgia Law, are set forth under the caption “The Merger—Dissenters’ Rights” beginning on page 35 of this Information Statement. The full text of the applicable provisions of the Georgia Law is included in Annex B to this Information Statement.

Who can help answer my questions about the transactions?

If you have additional questions about these Merger Agreement or the transactions contemplated thereby, you should contact L. Allen Plunk, our chief financial officer, at (404) 267-6400. Alternatively, you may contact Mr. Plunk at the following address:

Mr. L. Allen Plunk

Viewlocity, Inc.

3475 Piedmont Road, Suite 1700

Atlanta, Georgia 30305

SPECIAL FACTORS

Background of the Merger

On November 15, 2002, we completed a merger (the “SynQuest Merger”) with Viewlocity, Inc., a Delaware corporation (“Viewlocity Delaware”). At the time of the SynQuest Merger, we operated under the name “SynQuest, Inc.” but later changed our name to “Viewlocity, Inc.” Prior to the SynQuest Merger, we had experienced a significant decline in our stock price and faced delisting of our common stock from The Nasdaq SmallCap Market, significant cash requirements and lack of profitability from operations. We began efforts to reduce costs immediately after the SynQuest Merger, however, the market for our supply chain planning products did not materialize as expected and the market acceptance of our supply chain event management products was slower than anticipated due largely to a lagging economy and continued low levels of corporate spending on information technology products. These cost reduction measures included reductions in headcount and office closures. Throughout the fourth quarter of 2002 and the first quarter of 2003, we continued to restructure the organization to cut costs in line with revenue expectations.

At a meeting of our board of directors held on January 23, 2003, our management updated the board on our deteriorating financial condition, results of operations for the fourth quarter of fiscal 2002, sales pipeline and prospects. Based on our financial position and anticipated revenue, we anticipated that we would need to raise additional capital or complete a strategic alternative by October or November 2003 in order to fund our ongoing operations. The board discussed further plans to cut costs and reduce headcount and instructed management to actively seek alternative capital sources and alternative transactions, including potential business combinations (each a “Strategic Transaction”). Following that board meeting, Scott Tobin, one of our directors, introduced our management to the principals of a company that is referred to in this Information Statement as “Party A.” Party A was a corporation owned in part by a venture capital fund managed by Battery Partners IV, LLC, or one of its affiliates (collectively, “Battery Ventures”). Mr. Tobin is an affiliate of Battery Ventures. Party A’s board of directors had decided to discontinue the company’s operations and was looking for alternatives to liquidating the company, including the possible sale of the company. Largely due to Party A’s expectation that it would have between $4.0 and $6.0 million in cash after the wind down of its operations and payment of its liabilities, which would have satisfied to some extent our need for additional capital, we entered into discussions regarding our possible acquisition of Party A.

In February 2003, we contacted Party A to express interest in a potential business combination. We began due diligence in connection with that transaction during the last week of February 2003 and continued the due diligence process throughout most of March and April 2003. On April 1, 2003, our board of directors created a special committee for the purpose of considering and overseeing the discussions and negotiations with Party A and for the purpose of considering other Strategic Transactions. The special committee was comprised of William Geary, William Stuek and Jim Wilson. In April 2003, we began to negotiate a letter of intent to acquire Party A in a merger transaction. Our special committee and board of directors had two formal meetings in April 2003 to discuss the potential acquisition of Party A and the terms of the same. Mr. Tobin did not participate in the meetings of the board of directors. Upon direction of the special committee and as approved by the board, on April 24, 2003, we executed a non-binding letter of intent to acquire Party A. Thereafter, Viewlocity and Party A continued due diligence and began negotiating a definitive merger agreement.

The letter of intent with Party A contemplated that we would acquire Party A through the merger of Party A and a wholly-owned subsidiary of Viewlocity formed for the purpose of the merger. As proposed in the letter of intent, Viewlocity would issue Party A’s stockholders shares of our Series A preferred stock and common stock, with the number of shares to be issued determined based on Party A’s cash position at the time of closing. Based on our understanding of Party A’s cash position, we anticipated that we would issue approximately 2.0 million shares of our Series A preferred stock and 3.5 million shares of our common stock to Party A’s stockholders in the merger.

During April and May 2003, we negotiated a merger agreement with Party A. By May and into June 2003, we became concerned with the slow pace of the negotiations with Party A. Additionally, we were concerned that our results of operations for the quarter ended June 30, 2003, were going to fall short of the expectations of Party A’s board of directors and that, as a result, Party A would seek to renegotiate the merger consideration or decline to close the transaction. Based upon these concerns and faced with continued deterioration in our cash position and lack of profitability from operations, management, after discussions with our directors, including the special committee, began to contact other potential investors and business combination partners regarding Strategic Transactions.

On July 2, 2003, Party A contacted us and expressed its concern that Party A’s existing cash would not be enough to take Viewlocity to cash flow break-even. Party A also expressed concern about the high cost of maintaining Viewlocity as a publicly-traded company. Party A suggested that that it would be interested in consummating the merger or otherwise investing in Viewlocity only if Viewlocity could secure additional capital from other investors.

On July 8, 2003, our board of directors held a meeting and engaged in a lengthy discussion regarding alternative sources of capital, alternative business combinations and other Strategic Transactions with potential industry and financial partners. Based on management’s estimates, we believed that we would need to raise additional capital or engage in a business combination by September 30, 2003, in order to continue our operations. The board also discussed the enterprise value of Viewlocity given our weak cash position, revenues and high level of liabilities. The board further discussed additional cost reductions and the appropriate size and headcount of Viewlocity designed to: (i) make Viewlocity more attractive to potential investors or acquirers, and (ii) maintain Viewlocity’s current maintenance revenue base and intellectual property assets. The board of directors directed management to aggressively seek alternative Strategic Transactions. At a meeting held on July 14, 2003, the board of directors reconstituted the special committee so that the committee was comprised solely of Mr. Tobin and Mr. Wilson. The special committee was formed to advise management and oversee our efforts to obtain proposals that could lead to a Strategic Transaction. In that meeting, our corporate counsel, Morris, Manning & Martin, LLP, made a presentation to the board regarding its fiduciary duties.

On July 16, 2003, Party A contacted Viewlocity and indicated that Party A’s board of directors had decided to liquidate the company rather than merge with or invest in Viewlocity. Our board of directors held a meeting on July 17, 2003. At that meeting, the board discussed the feasibility of formally engaging an investment bank in order to assist us in soliciting proposals that could lead to a Strategic Transaction. After lengthy discussion, the board decided not to engage an investment bank on a formal basis because, among other reasons: (i) an investment bank that assisted us in prior transactions had agreed to informally assist us in soliciting proposals that could lead to potential investors and acquirers; (ii) the board of directors and management had contacted or planned to contact the entities most likely to be interested in a Strategic Transaction; and (iii) the expense associated with an investment bank could make Viewloctiy less attractive to a potential investor or acquirer, given our financial condition and would further deplete our limited cash position.

From May through August 2003, management, with the assistance of our board members and major creditors, pursued potential Strategic Transactions. During this period, we had discussions regarding strategic business combinations with two parties. In addition, management held preliminary discussions with approximately ten other potential merger partners or equity investors. Our board members, major debt holders and management approached approximately 15 other potential strategic merger partners. We had informal discussions with the prospective buyers and investors who were willing to discuss a transaction to determine their level of interest, their ability (financial and otherwise) to complete a transaction and their business plan for Viewlocity. From those efforts, three potential Strategic Transactions emerged, including a transaction by a corporation to be formed by Investcorp. Each of the potential acquirers was a financial buyer rather than a strategic buyer that would combine our operations and business with an existing business. Set forth below is a summary regarding the alternative transactions that appeared to be sufficiently credible to warrant the conduct of due diligence on Viewlocity and the delivery of proposed letters of intent for a possible transaction:

Discussions with Party B

On June 13, 2003, one of the potential acquirers, a privately held firm that specializes in the acquisition of software businesses (referred to as “Party B”), made an unsolicited inquiry to Mr. Plunk via e-mail, stating that Party B had been following Viewlocity and would like to discuss the possibility of acquiring Viewlocity or its assets. Mr. Plunk communicated with Party B by email between June 13, 2003 and June 23, 2003, and had an initial conference call on June 24, 2003. On that call, Party B expressed an initial interest in a potential transaction with Viewlocity and requested additional materials to review. After Party B executed a confidentiality agreement, we exchanged various materials over the next several days and held an initial meeting in San Diego, California on July 10, 2003.

At the July 10, 2003 meeting, Mr. Simpson and Mr. Plunk met with three representatives of Party B, as well as three representatives of a large private equity firm that would provide the financing for the transaction. Mr. Simpson and Mr. Plunk discussed with Party B and the private equity firm Viewlocity’s business and financial needs. Party B and the private equity firm expressed initial interest in a potential transaction with Viewlocity and requested additional materials to review. At this meeting, Party B indicated that their process typically was to issue a letter of intent to the board of directors of a target company very early in the process that included a non-solicitation provision that would prevent Viewlocity from engaging in discussions with other third party investors or acquirers during a specified period of time. Viewlocity expressed concern with respect to such provisions because Viewlocity was early in the phase of the process of soliciting proposals with respect to a Strategic Transaction and was concerned that a non-solicitation provision would prevent Viewlocity from obtaining superior offers.

On July 18, 2003, Party B presented a proposed letter of intent to Viewlocity. Our board of directors believed that certain key terms of that letter of intent were ambiguous and Viewlocity and the board of directors required clarification to those terms. Party B and Viewlocity engaged in numerous discussions regarding the letter of intent and, on July 23, 2003, Party B presented a revised letter of intent to Viewlocity.

The July 23, 2003 proposed letter of intent reflected Party B’s proposal that it would acquire 100% of Viewlocity’s outstanding capital stock in a merger transaction. Party B’s proposal provided that: (i) we would be required to restructure our approximately $8.0 million aggregate principal amount of debt payable to Westbridge Ventures into an aggregate of $4 million principal amount of long-term notes (ii) prior to closing, we would be required to pay our obligations under the line of credit with SVB and lease agreement with CommVest LLC (“CommVest”); (iii) we would be required to renegotiate our headquarters office lease so that it would be terminated with no more cash paid by us other than the security deposit; and (iv) the acquisition subsidiary would assume approximately $6.95 million of Viewlocity’s other liabilities. However, the letter of intent provided that our Series A preferred stock and common stock would be cancelled in the merger and our shareholders would not receive any consideration. The letter of intent also included a non-solicitation provision that would prevent Viewlocity from engaging in discussions with other third party investors or acquirers during a 24 day period following the date of the letter of intent.

On July 25, 2003, our board of directors held a meeting to discuss the July 23, 2003 letter of intent. A representative of Westbridge Ventures, our largest creditor, attended the meeting and informed the board that Westbridge Ventures would not support the execution of the July 23, 2003 letter of intent because, among other reasons, the non-solicitation provision was too restrictive at such an early stage of our solicitation process. The board of directors also discussed its concerns that Viewlocity would not have sufficient cash at closing to pay its obligations to SVB and CommVest as required by the letter of intent. The board of directors concluded that it would not be in our best interests, or those of our shareholders or creditors, to execute the letter of intent in the form presented. The board then discussed our alternatives, including continuing to pursue a Strategic Transaction and the possibility of bankruptcy or alternative winding-up strategies if Viewlocity could not timely complete a Strategic Transaction.

During the period from July 25, 2003 through August 12, 2003, we continued due diligence with Party B without signing a letter of intent and attempted to negotiate terms more favorable to Viewlocity, its shareholders and its creditors.

On August 12, 2003, Party B presented a third proposed letter of intent to Viewlocity. Like the July 23, 2003 letter of intent, the August 12, 2003 letter of intent provided for Party B’s acquisition of 100% of Viewlocity’s outstanding capital stock. However, the new letter of intent contemplated that our approximately $8.0 million in debt owed to Westbridge Ventures would be exchanged for junior convertible preferred stock of the surviving company having a face and liquidation value of $3.0 million rather than into $4.0 million of debt. The junior convertible preferred stock would rank junior in right of payment upon liquidation to approximately $5.0 million aggregate liquidation preference of a new series of senior convertible preferred stock and pari passu with $5.0 million additional shares of junior preferred stock, in each case to be issued to the private equity investor. Further, in light of the fact that Westbridge Ventures would hold junior preferred stock in the surviving company rather than debt, Westbridge Venture’s investment would rank junior in payment to all of the surviving company’s debts and other liabilities. As a result, the transaction contemplated by the new letter of intent still did not provide any consideration to our shareholders and was less favorable to our creditors than the terms of the July 23, 2003 letter of intent.

As described below, at meetings held on August 13, 2003, the special committee, the board of directors and Westbridge Ventures determined that the letter of intent from Party B was not as favorable to Viewlocity’s creditors or shareholders from a financial perspective as the Investcorp letter of intent (described below) as to the treatment of Viewlocity’s creditors and shareholders, and instructed management to further negotiate the letter of intent. On August 14, 2003, Party B rescinded its offer to enter into the letter of intent based on its inability to reach agreement with Westbridge Ventures for the restructuring of its debt.

Discussions with Party C

On July 25, 2003, representatives from Battery Ventures and Westbridge Ventures contacted Party C, a private equity firm focused on buyout investments (referred to as “Party C”), via a conference call to determine if Party C would have any interest in acquiring Viewlocity. As a result of that call, Party C agreed to discuss a possible transaction with Viewlocity.

On July 28, 2003, Mr. Plunk had a conference call with Party C and discussed our business and financial needs. Party C indicated that it had initial interest in a potential transaction with Viewlocity and requested additional materials to review. Party C then executed a confidentiality agreement and subsequently provided a list of materials that it would like to review as part of its due diligence.

On July 30, 2003, Mr. Plunk and Mr. Simpson provided preliminary due diligence materials to Party C. On August 5 and 6, 2003, Party C’s representatives met with Mr. Simpson, Mr. Plunk and Peter Janico at our Atlanta headquarters in connection with its due diligence examination of Viewlocity.

On August 12, 2003, we received a proposed letter of intent from Party C. The letter of intent contemplated a transaction in which Viewlocity would file for bankruptcy protection and an acquisition subsidiary to be formed by Party C would acquire certain assets of Viewlocity including but not limited to all intellectual property, accounts receivable and other operating assets. Party C would assume an unspecified amount of liabilities of Viewlocity limited to certain accounts payable, accrued liabilities and deferred revenue obligations. Party C would pay $1 million to Viewlocity (subject to certain reductions). Westbridge Ventures would be required to exchange its debt for a 20% equity interest in the resulting entity calculated after Party C’s recoupment of its initial investment in the acquisition subsidiary. The $1.0 million in cash would not have been sufficient to pay unassumed liabilities or to fund distributions to our shareholders. The transaction proposed by

Party C would result in no consideration to our shareholders and limited payments to our creditors. As described below, at meetings held on August 13, 2003, the special committee, the board of directors and Westbridge Ventures determined that Party C’s letter of intent was not as favorable to our creditors and shareholders from a financial perspective as the Investcorp letter of intent (described below), and instructed management to further negotiate the letter of intent. Party C declined to further negotiate the terms of the letter of intent and negotiations ended.

Discussions with Investcorp

On May 7, 2003, Mr. Simpson was introduced to Savio Tung of Investcorp, a global investment firm with a 20-year track record of investing in North America and Europe, by a mutual friend. The parties had a brief conversation regarding Investcorp’s investment portfolio and Viewlocity’s business.

On May 23, 2003, Mr. Simpson met with Mr. Tung. At that meeting, Mr. Simpson expressed to Mr. Tung that there might be an investment or acquisition opportunity at Viewlocity in the near future and Mr. Tung requested that Mr. Simpson contact him if such an opportunity arose.

On July 8, 2003, Mr. Simpson and Mr. Plunk met with Mr. Tung and Alex Guira of Investcorp and discussed Viewlocity, its business and its financial needs. Investcorp expressed initial interest in a potential transaction with Viewlocity and requested additional materials to review. Investcorp then executed a confidentiality agreement.

During the period from July 8, 2003 to July 20, 2003, we had discussions with Investcorp regarding a potential acquisition transaction and Investcorp conducted its due diligence review.

During the period between July 21, 2003 and August 7, 2003, representatives of Investcorp continued conducting due diligence, and held meetings with Mr. Simpson, Mr. Plunk, and Mr. Janico at our Atlanta office on July 21, 2003 and July 22, 2003, and again on August 6, 2003 and August 7, 2003, which included a meeting on August 7, 2003, with Michael Sherman and other representatives of our product development department in Viewlocity’s Dallas office.

On August 12, 2003, Investcorp presented a proposed letter of intent to Viewlocity. Pursuant to the letter of intent, Investcorp would acquire 100% of the outstanding capital stock of Viewlocity in a merger with a wholly owned subsidiary of Investcorp to be formed for purposes of the merger. As consideration for the merger, the Investcorp’s merger subsidiary would: (i) retain restructured $4.0 million aggregate principal amount of long-term notes payable to Westbridge Ventures (reduced from approximately $8.0 million aggregate principal amount of notes payable to Westbridge Ventures); (ii) retain all other liabilities of Viewlocity, excluding certain liabilities to be restructured as a condition to closing; (iii) pay nominal consideration to the Viewlocity shareholders (an aggregate of $1,000.00); and (iv) capitalize the surviving corporation with $6.0 million to $7.0 million in equity investments. The letter of intent included a non-solicitation provision, as well as certain expense reimbursement provisions that would apply if the parties did not execute definitive agreements.

The Decision to Pursue the Investcorp Letter of Intent

The special committee and the full board of directors again met on August 13, 2003, to discuss the outstanding opportunities for a potential Strategic Transactions and the various options and outstanding letters of intent from Investcorp, Party B and Party C. The special committee and the board instructed management to continue negotiating the terms of the letters of intent to ensure the all parties presented their best and final terms for consideration. The special committee and board decided to meet again on August 18, 2003, to select the letter of intent that provided the most favorable terms from a financial point of view for our shareholders and creditors.

Mr. Geary was not present at the August 13, 2003 meeting of the board. Mr. Plunk informed the board of directors that Mr. Geary’s company, North Bridge Venture Partners, a venture capital group and a shareholder of Viewlocity, was considering an opportunity to participate with Investcorp through an investment in what would later become Viesta. On August 14, 2003, Mr. Geary resigned from the board of directors.

The special committee and the full board of directors again met on August 18, 2003. The special committee and the board determined that it was in our best interest to choose one potential party to a Strategic Transaction and its related letter of intent and focus on negotiating and closing that potential transaction. The special committee and board determined that pursuing multiple transactions at that point in the process was not feasible because of the competing non-solicitation provisions included in each of the proposed letters of intent and the potential acquirers’ reluctance to further invest in the process without exclusivity. After lengthy discussion, the special committee and board of directors determined that, based on the totality of the facts and circumstances considered, including the variety of proposals received, the fact that the potential parties each had an opportunity to make a superior offer to the Investcorp letter of intent, as well as the fact that no new potential parties had emerged, we should pursue and execute the letter of intent with Investcorp. Mr. Strandberg of Westbridge Ventures agreed with that determination. The special committee and board of directors further instructed management to continue negotiations with Investcorp and to execute a letter of intent with Investcorp on no less favorable terms than set forth in the August 12, 2003 proposed letter of intent. The special committee and board also instructed management to engage an investment banking firm to render a fairness opinion on the proposed transaction.

During the period from August 12, 2003 to August 21, 2003, we negotiated the terms of the letter of intent with Investcorp. On August 21, 2003, Investcorp presented a slightly revised letter of intent to Viewlocity. Pursuant to the August 21, 2003 letter of intent, Viesta would acquire all of the capital stock of Viewlocity in a merger transaction. As consideration for the merger, Viesta would: (i) retain restructured $4.0 million aggregate principal amount of long-term notes payable to Westbridge Ventures (reduced from approximately $8.0 million aggregate principal amount of notes); (ii) retain all other liabilities of Viewlocity, excluding certain liabilities to be restructured as a condition to closing; (iii) pay nominal consideration to our shareholders (an aggregate of $1,000.00), and (iv) capitalize the surviving corporation with $7.0 million if Investcorp was the sole investor or up to $9.0 million if additional investors participated. That letter of intent also included a non-solicitation provision, as well as certain expense reimbursement if the parties did not execute definitive agreements. The non-solicitation provision prevented us from engaging in discussions regarding other Strategic Transactions for a period beginning upon the execution of the letter of intent and ending on September 9, 2003, subject to extension by Viewlocity to no later than November 15, 2003. The letter of intent provided that Viewlocity must reimburse Investcorp for up to $200,000 of Investcorp’s expenses if the parties did not execute a definitive merger agreement by the end of the non-solicitation period. Pursuant to the board’s mandate, we executed the letter of intent with Investcorp on August 21, 2003, and thereafter began negotiating the definitive agreements.

With oversight from the special committee, we negotiated the definitive agreements with Investcorp during the period from August 21, 2003 to September 19, 2003, which included separate meetings on September 4, 2003 between representatives of Investcorp and each of Mr. Simpson and Mr. Plunk and meetings on September 9, 2003 between representatives of Investcorp and Mr. Simpson to continue due diligence and, in the case of the September 9, 2003 meeting, to discuss employment arrangements for executive officers. We also negotiated (i) a lease termination agreement with the landlord of our headquarters office and (ii) amendments to our credit agreement with SVB, our lease agreement with CommVest and the terms of our indebtedness to Westbridge Ventures. On September 8, 2003, Viewlocity engaged Harris Nesbitt Gerard to render a fairness opinion with respect to the proposed transaction. On September 17, 2003, the special committee met with Harris Nesbitt Gerard and our legal advisors to consider the Merger, the Merger Agreement and the related agreements. Mr. Plunk and legal counsel reviewed the history of the negotiations with Investcorp, and summarized the principal terms of the Merger Agreement and related agreements. The special committee also considered and discussed the possibility that Mr. Simpson may invest approximately $60,000 in Viesta and unanimously approved that potential investment.

Harris Nesbitt Gerard made a presentation to the special committee concerning the valuation methodologies that it had used in preparing its opinion. Harris Nesbitt Gerard then rendered its oral opinion (subsequently confirmed in writing) to the special committee to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration in the Merger, the debt restructuring and the equity investment in the aggregate was fair to our shareholders and to certain of our creditors from a financial point of view.

Following discussion among the members of the special committee, and based on the factors set forth in “Special Factors—Reasons for the Merger”, the special committee unanimously (i) determined that the Merger and the Merger Agreement are fair from a financial point of view to, and in the best interests of, the Company, its creditors and shareholders, (ii) approved the Merger and the Merger Agreement and (iii) recommended that full board adopt the recommendation of the special committee.

The full board adopted the recommendation of the special committee and Viewlocity and further instructed management to take steps to comply with the closing conditions of the Merger Agreement. Pursuant to the board’s directive, Viewlocity executed the Merger Agreement on September 19, 2003.

Effects of the Merger

Upon consummation of the Merger, the shares of our common stock and Series A preferred stock will automatically be cancelled and retired and will cease to exist, and each certificate previously representing any such shares will thereafter represent only the right to receive the applicable cash Merger consideration. Upon the consummation of the Merger, the outstanding shares of our common stock and Series A preferred stock will be converted into the right to receive nominal cash consideration. Thereafter, the holders of our common stock and Series A preferred stock will cease to have rights with respect to such shares, including any participation in our future earnings and growth. Viewlocity’s common stock is currently registered under the Exchange Act. If the Merger is consummated, our common stock will be eligible for termination of registration under Section 12(g)(4) of the Exchange Act, and the registration of common stock under the Exchange Act will be terminated as soon as practicable after the Merger is completed. Unless and until Viewlocity again becomes a reporting company under the Exchange Act, termination of the registration of the shares of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and to the SEC and will make certain provisions of the Exchange Act inapplicable to us, such as the obligation to file reports under Section 15(d) of the Exchange Act, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and the requirements of Rule 13e-3 with respect to going-private transactions. The shares of our common stock will also be delisted from the OTC Bulletin Board as a result of the Merger.

Upon consummation of the Merger, Viewlocity will be a privately held corporation. Accordingly, the unaffiliated shareholders of Viewlocity will no longer continue to face the risk of losses generated by Viewlocity or a decline in value of Viewlocity. Similarly, the unaffiliated shareholders of Viewlocity will not have the opportunity to participate in the earnings and growth of Viewlocity and will not have any right to vote on corporate matters affecting Viewlocity after the Merger. Those shareholders of Viewlocity who will be investors in Viesta, Viewlocity’s parent company after the closing of the Merger, will continue to face the risk of losses generated by Viewlocity or a decline in value in Viewlocity through their ownership interests in Viesta. Through their ownership interests in Viesta, those shareholders will, however, continue to have the opportunity to participate in future earnings and growth of Viewlocity after the Merger, and to vote on related corporate matters.

As of the effective time of the Merger and assuming the capitalization of Viesta as described elsewhere in this Information Statement, as a result of the Viesta common stock options to be received by them, the interest of the Management Filers in Viesta’s book value and net earnings will be 10.6% giving effect to the exercise of their options to purchase Viesta common stock. Based on Viewlocity’s financial statements for the fiscal year ended December 31, 2002, the Management Filers, based on their Viesta stock options and assuming the capitalization of Viesta as described elsewhere in this Information Statement, would have an aggregate ownership interest in Viesta of $1,635,000 and $0 in Viewlocity’s net book value and net earnings, respectively. The Management Filers will be entitled to the corresponding benefits and detriments resulting from their interest, including income or losses generated by Viesta’s operations and future increases or decreases in Viesta’s value. See also “The Merger—Interests of Certain Persons in the Merger” beginning on page 31 of this Information Statement.

Purposes of the Merger

The purpose of the Merger for Viesta, Merger Sub and Investcorp is to (i) permit Viesta to acquire ownership of Viewlocity, (ii) provide Viewlocity with additional capital to fund its continued operations, and (iii) provide incentives to continuing management by allowing them to share in future earnings and growth of Viewlocity through equity ownership in Viesta in the form of options. The purpose of the Merger for the Management Filers is to have an opportunity to share in future earnings and growth of Viewlocity through equity ownership in Viesta.

Reasons for the Merger

Currently, we do not have sufficient capital to meet our financial obligations and fund our operations through the quarter ended December 31, 2003. Despite our efforts, we have not been successful in increasing our revenue or raising the additional equity or debt financings that would be necessary to fund our ongoing operations. As a result of our current financial condition, including the level of our indebtedness, we are at or near the zone of insolvency. In the absence of additional capital or a strategic transaction, it is unlikely we will be able to continue to operate as a going concern. Prior to executing the Merger Agreement, we engaged in discussions with numerous potential third party acquirers and investors and considered multiple strategic alternatives. During this process, we actively sought third party investors, including potential investments from certain of our current shareholders, as well as business combination transactions that would have provided additional capital to Viewlocity. We also pursued transactions that involved the sale of Viewlocity. However, none of the potential investors would agree to make an investment in Viewlocity, and none of the potential third-party acquirers, including Viesta, expressed an interest in a transaction that would provide more than nominal consideration to our shareholders. Based on the limited number of alternatives available to us, and an evaluation of these alternatives, our special committee and board of directors concluded that none of the alternatives available to us would provide a more favorable financial result for our unaffiliated shareholders and creditors than the Merger will provide and that the Merger is in the best interests of our unaffiliated shareholders and creditors. See “Special Factors—Background of the Merger” beginning on page 10 of this Information Statement.

We believe that under any circumstances or alternative transaction our shareholders will receive only nominal or no consideration. We believe that the Merger and the debt restructuring that is occurring in connection with the Merger, while providing our shareholders with only nominal consideration, provide our creditors with a greater opportunity to recover more of the amounts owed to them in the future than other alternatives. Further, the Merger will provide Viewlocity with the working capital necessary to continue as a going concern. As a result, we believe that the Merger is the best alternative available to Viewlocity, our unaffiliated shareholders, and our creditors.

In recommending the Merger Agreement and the Merger to the board of directors, the special committee considered, and in approving the Merger Agreement and the Merger our board of directors considered, the overall position of Viewlocity, including our current financial position, our product offerings and business operations, our business plan, our potential for future viability and growth, and current securities market conditions. Specifically, the special committee and board of directors considered the following factors:

•	Our financial condition and results of operations, including without limitation, our revenue, cash flows, liquidity and capital resources, and liabilities;

•	Our inability to continue as a going concern absent an investment of additional capital or an acquisition transaction in the near future;

•	The significant level of our outstanding debt and other liabilities and the prospect that our creditors would be unable to recover amounts owed to them in the event that we cease to continue as a going concern and proceed with the liquidation and winding down of Viewlocity;

•	The fact that we had explored other opportunities to finance or sell Viewlocity for several months but received a very limited number of serious proposals;

•	The fact that no alternatives available to us would provide a more favorable result to our shareholders or creditors than the Merger;

•	The belief that the terms of the Merger provided better value to our creditors than any other proposal received and allowed Viewlocity to continue as a going concern;

•	The fact that our secured creditors and our largest unsecured creditors (representing a substantial majority of our outstanding debt obligations in respect of indebtedness for borrowed money) favor the Merger and agreed to concessions and waivers necessary to facilitate the transaction;

•	The fact that it appeared extremely unlikely that our common stock or Series A preferred stock would achieve meaningful value in the foreseeable future, given our financial condition and the nature of our competitive market, as well as the delisting of the common stock from The Nasdaq SmallCap Market;

•	Our ability to realize significant cost savings by eliminating the compliance, insurance, regulatory and other costs resulting from Viewlocity being a public company required to file reports under the Exchange Act;

•	The delivery by Harris Nesbitt Gerard of an opinion that the consideration to be received in the Merger, the debt restructuring and Investcorp’s equity investment in Viesta in the aggregate is fair, from a financial point of view, to the stakeholders of Viewlocity (the full text of the written opinion by Harris Nesbitt Gerard, which sets forth assumptions made, matters considered and limitation on the review undertaken in connection with its opinion, is attached hereto as Annex C);

•	The terms of the Merger Agreement, including our ability to terminate the Merger Agreement under certain circumstances in the event of a superior acquisition proposal;

•	The equity commitment received by Viesta from Investcorp, and the prospect of greater financial stability and increased likelihood that Viesta and Viewlocity will be able to satisfy Viewlocity’s creditors;

•	The ability of shareholders to exercise dissenters’ rights; and

•	The interests that the Management Filers and certain shareholders and former directors may have with respect to the transactions in addition to their interests as our shareholders generally. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 31 of this Information Statement.

Our special committee and board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, our special committee and board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our special committee and board of directors conducted an overall analysis of the factors described above, including discussions with our management team and legal, financial and accounting advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable and to support its determination.

Plans or Proposals After the Merger

Except as otherwise set forth in this information statement, it is expected that, initially following the Merger, the business operations of Viewlocity after the Merger will be continued substantially as they are currently being conducted. The current officers of Viewlocity will be the initial officers of Viewlocity and Viesta. The board of directors of Viesta and Viewlocity will consist of three directors elected by Investcorp and, assuming the Potential Investing Shareholders purchase shares of Viesta Preferred Shares as described herein, one director elected by North Bridge Venture Partners IV-A, L.P. or North Bridge Venture Partners IV-B, L.P. (or an affiliate), the chief executive officer of Viesta (who will be Jeffrey Simpson, Viewlocity’s chairman of the board and chief executive officer) and two directors unanimously elected by the foregoing five directors who shall be “independent” according to the rules of The Nasdaq National Market. Upon completion of the Merger and related reorganization, Viesta intends to conduct a detailed review of Viewlocity and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Viesta will determine what actions or changes, if any, would be desirable in light of the circumstances that then exist.

Except as described in this Information Statement, neither Viesta nor Merger Sub has informed us of any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Viewlocity, or (ii) a purchase, sale or transfer of a material amount of assets of Viewlocity after the Merger, or any of its subsidiaries.

Fairness of the Merger

Filing Persons

For purposes of the discussion under this heading “Special Factors—Fairness of the Merger,” the “Filing Persons” are Viesta, Merger Sub and Investcorp (collectively, the “Sponsors”), as well as the Management Filers and Viewlocity.

The Management Filers may be deemed to be “affiliates” of Viewlocity under applicable SEC regulations because of their status as director (in the case of Mr. Simpson) and/or executive officers of Viewlocity. By virtue of options to purchase Viesta common stock that they will receive from Viesta, as well as Mr. Simpson’s potential investment in Viesta, Viesta may be deemed to be an affiliate of the Management Filers. Therefore, Viesta could be considered to be an affiliate of Viewlocity engaged in a going private transaction. Rule 13e-3 of the Exchange Act governs “going-private” transactions by certain issuers and their affiliates.

Accordingly, in compliance with SEC Rule 13e-3, Viewlocity, the Sponsors and the Management Filers are required to consider the fairness of the Merger to Viewlocity’s unaffiliated shareholders.

Mr. Simpson is the only officer that is a security holder of Viewlocity. Mr. Simpson did not vote on the Merger as a shareholder. The Merger has received shareholder consent, and therefore, Mr. Simpson will not vote on the Merger. Scott R. Tobin, a member of our board of directors, may be deemed to beneficially own the securities owned by Battery Ventures IV, L.P. and Battery Ventures Investment Partners IV, LLC (collectively, the “Battery Funds”). The Battery Funds voted for the Merger by written consent. No other director is a security holder of Viewlocity. None of the Sponsors or the Management Filers made any recommendation as to whether any shareholder of Viewlocity should have consented to the Merger Agreement.

Position of Viewlocity as to the Fairness of the Merger; Recommendation of our Special Committee and Board of Directors

After taking into account our financial condition, our inability to continue as a going concern without additional capital, the potential positive impact of the Merger on our creditors, the opinion of our financial advisor, Harris Nesbitt Gerard, as well as other factors described under the caption “Special Factors—Reasons for the Merger” beginning on page 17 of this Information Statement, the special committee of our board of directors unanimously recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby. Consistent with that recommendation, our board of directors has determined that the Merger Agreement and the transactions contemplated thereby are fair to Viewlocity, our creditors and our unaffiliated shareholders, and recommended that our shareholders vote for the approval of the Merger Agreement and the transactions contemplated thereby.

The Merger was unanimously approved by our board of directors, including all of the directors who are not employees of Viewlocity. The non-employee directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Merger. Upon the recommendation of the special committee, which was comprised of our non-employee directors, the board of directors engaged Harris Nesbitt Gerard to prepare an opinion concerning the fairness of the Merger, the debt restructuring and the equity investment in Viesta. See “Special Factors—Opinion of our Financial Advisor” beginning on page 22 of, and Annex C to, this Information Statement.

To review the background and reasons for the Merger in detail, see “Special Factors—Background of the Merger” and “Special Factors—Reasons for the Merger” beginning on pages 10 and 17, respectively, of this Information Statement.

Position of the Sponsors as to the Fairness of the Merger

The Sponsors were not members of, and did not participate in the above-described deliberations of, the special committee or board of directors of Viewlocity. However, based upon their evaluation of the conclusions and analyses of the special committee and board of directors, the Sponsors believe that the Merger is fair to the unaffiliated shareholders of Viewlocity. In reaching such conclusion, the Sponsors concur with, and expressly adopt, the conclusions and analyses of the special committee and board of directors of Viewlocity relating to whether the consideration offered to the unaffiliated shareholders, as well as Viewlocity’s creditors/stakeholders is fair from a financial point of view and whether procedures existed that were designed to enhance the protection of the unaffiliated shareholders in the transaction. Because of the variety of factors considered, the Sponsors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching their determination.

Position of Management Filers as to Fairness of the Merger

The Management Filers are each executive officers of Viewlocity and have interests in the Merger not shared by other shareholders of Viewlocity. These interests are described below under the heading “The Merger—Interests of Certain Persons in the Merger” beginning on page 31 of this Information Statement. The Management Filers did not participate in the deliberations of the special committee or the deliberations of the board of directors of Viewlocity, other than Mr. Simpson, who participated in the deliberations of the board of directors in his capacity as a director of Viewlocity, and Mr. Plunk, who attended meetings of the board of directors and special committee. Based on their review of, and beliefs regarding the reasonableness of the conclusions and analyses of the special committee and the board of directors, the Management Filers, in their individual capacities, are in agreement with, and specifically adopt, the conclusions and analyses of Viewlocity described under “Special Factors—Position of Viewlocity as to Fairness of the Merger; Recommendation of our Special Committee and Board of Directors” and believe that the Merger is substantively and procedurally fair to Viewlocity’s unaffiliated shareholders.

In arriving at their determination that the Merger is substantively fair, the Management Filers considered the reasons considered by the special committee and the board of directors described under “Special Factors—Reasons for the Merger” beginning on page 17 of this Information Statement.

Benefits and Detriments of the Merger to Viewlocity, the Management Filers and the Unaffiliated Shareholders

The Merger will have different benefits and detriments for each of Viewlocity, the Management Filers and the unaffiliated shareholders. These benefits and detriments are described, and quantified to the extent practicable, below.

Benefits and Detriments to Viewlocity

Viewlocity, the Sponsors and the Management Filers believe the Merger will result in the following benefits to Viewlocity:

•	We will be able to delist our common stock from the OTC Bulletin Board and will no longer be a reporting company under the Exchange Act. We believe that we will be able to realize significant cost savings by eliminating the compliance, insurance, regulatory and other costs associated with being a reporting company. We expect that these costs savings will be approximately $1.5 million per year;

•	We will obtain additional capital, through the equity investment of at least $7 million in Viesta Preferred Shares, necessary to continue to operate as a going concern; and

•	In connection with the Merger, we will be able to restructure our debt by extending the maturity date and modifying other terms, and reduce our aggregate debt from $10.1 million to $5.9 million.

•	The Merger and debt restructuring will provide our creditors with a greater opportunity to recover more of the amounts owed to them in the future.

Viewlocity, the Sponsors and the Management Filers believe the Merger will result in the following detriment to Viewlocity:

•	Following the Merger, we will be unable to use publicly traded securities for acquisitions or to grant options to our employees that are exercisable for publicly traded securities.

Benefits and Detriments to the Management Filers

Viewlocity, the Sponsors and the Management Filers believe the Merger will result in the following benefits to the Management Filers:

•	The Management Filers will have continued employment as executive officers of Viewlocity following the Merger; and

•	The Management Filers will be granted options to purchase common stock of Viesta, and thus be able to participate in future growth in the value of Viesta.

Viewlocity, the Sponsors and the Management Filers believe the Merger will result in the following detriments to the Management Filers:

•	The shares of common stock of Viesta underlying the options granted to the Management Filers will be relatively illiquid;

•	Investcorp will own at least a majority of the capital stock of Viesta, and thus will be able to exert significant influence over Viewlocity’s management following the Merger; and

•	Mr. Simpson, one of the Management Filers, will lose his entire existing investment in Viewlocity as a result of the Merger.

Benefits and Detriments to the Unaffiliated Shareholders

Viewlocity, the Sponsors and the Management Filers believe the Merger will result in the following benefit to the unaffiliated shareholders:

•	We believe that most shareholders of Viewlocity have a basis in their stock greater than the consideration per share being paid in the Merger. In that instance, such a shareholder will realize a tax loss as a result of the Merger.

Viewlocity, the Sponsors and the Management Filers believe the Merger will result in the following detriments to the unaffiliated shareholders:

•	The shareholders are receiving only nominal consideration for their shares;

•	Viewlocity shareholders will not benefit from any stock price appreciation that may result from increases in future earnings, growth and value of Viewlocity following the Merger; and

•	The shareholders will no longer be able to vote as shareholders of Viewlocity.

Opinion of our Financial Advisor

On September 17, 2003, Harris Nesbitt Gerard delivered its oral opinion, which it subsequently confirmed in writing (the “Harris Nesbitt Gerard Opinion”), to Viewlocity’s board of directors to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration in the Merger, the restructuring of indebtedness and Investcorp’s equity investment in Viesta (collectively, the “Transaction”) in the aggregate is fair to Viewlocity and the holders of Viewlocity’s common stock and Series A preferred stock, SVB, CommVest and Westbridge Ventures. (SVB, CommVest and Westbridge Ventures are referred to collectively as Viewlocity’s “Stakeholders”), other than Viesta and Merger Sub, from a financial point of view. SVB, CommVest and Westbridge Ventures are creditors of Viewlocity.

The full text of the Harris Nesbitt Gerard Opinion, dated September 17, 2003, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the Harris Nesbitt Gerard Opinion, is attached as Annex C to this Information Statement and is incorporated by reference. The Harris Nesbitt Gerard Opinion was provided for the information and assistance of Viewlocity’s board of directors in connection with its consideration of the Transaction. Such opinion addresses only the fairness, from a financial point of view, of the consideration to be received by Viewlocity and its Stakeholders and does not constitute a recommendation as to how any shareholder should vote. This summary of the Harris Nesbitt Gerard Opinion is qualified by the full text of such opinion, and Viewlocity’s shareholders are urged to read the Harris Nesbitt Gerard Opinion in its entirety.

For purposes of its opinion, Harris Nesbitt Gerard has:

•	Reviewed Viewlocity’s Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 2002, and Viewlocity’s Quarterly Report on Form 10-Q and the related unaudited financial information for the three and six months ended March 31, 2003 and June 30, 2003, respectively;

•	Reviewed certain financial and operating information relating to the business, earnings, cash flow, assets and prospects of Viewlocity, furnished to it by Viewlocity;

•	Analyzed certain financial projections prepared by the management of Viewlocity;

•	Conducted discussions with members of senior management of Viewlocity concerning its operations, financial condition and prospects;

•	Reviewed the historical market prices and trading activity for Viewlocity’s common stock and Series A preferred stock;

•	Compared the financial performance of Viewlocity with that of certain companies which it deemed to be reasonably similar to Viewlocity;

•	Reviewed the proposed financial terms of the Transaction and reviewed the financial terms of certain other merger transactions which it deemed to be relevant;

•	Reviewed a draft of the Merger Agreement, dated September 18, 2003;

•	Reviewed the form of each loan and lease agreement between Viewlocity and each of SVB, CommVest and Westbridge Ventures that will be in effect following the Merger; and

•	Reviewed such other financial studies and performed such other analyses and investigations and took into account such other matters as it deemed appropriate.

Harris Nesbitt Gerard assumed and relied upon the accuracy and completeness of all information reviewed by it, and did not independently verify such information or undertake an independent valuation or appraisal of the assets of Viewlocity, nor was Harris Nesbitt Gerard furnished with any such valuation or appraisal. With respect to the financial projections, Harris Nesbitt Gerard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of Viewlocity of the future competitive, operating and regulatory environments and related financial performance of Viewlocity. Harris Nesbitt Gerard did not conduct a physical inspection of the properties or facilities of Viewlocity or of Viesta. Harris Nesbitt Gerard was not authorized to solicit and did not solicit interest from any party with respect to the acquisition of Viewlocity or any of its assets. Harris Nesbitt Gerard understood that Viewlocity had defaulted on certain of its indebtedness and that the board of directors of Viewlocity had determined that Viewlocity was at or near the zone of insolvency. Harris Nesbitt Gerard expressed no opinion with respect to the effect, if any, upon Viewlocity of the potential exercise of dissenters’ rights by holders of shares of Viewlocity’s common stock or Series A preferred stock under Article 13 of the Georgia Law. The Harris Nesbitt Gerard Opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to it as of, September 17, 2003.

The following is a summary of the financial analyses used by Harris Nesbitt Gerard in connection with providing the Harris Nesbitt Gerard Opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Harris Nesbitt Gerard, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Harris Nesbitt Gerard’s financial analyses.

Implied Enterprise Value

Harris Nesbitt Gerard calculated an enterprise value, defined as the total market value of equity on a diluted basis plus the estimated market value of debt and minority interest minus cash, for Viewlocity of $5.0 million, based on the projected amount of restructured net debt to be outstanding on September 30, 2003.

Harris Nesbitt Gerard then calculated implied enterprise value multiples by dividing this enterprise value by Viewlocity’s revenue for the 12 months ended June 30, 2003, by the last quarter annualized revenue and by the projected revenue for the 12 months ending December 31, 2003. The following table represents those multiples:

Enterprise Value / Revenue
Latest 12 Months	0.38x
Last Quarter Annualized	0.30x
2003 Projected	0.32x

Liquidity Analysis

Harris Nesbitt Gerard compared certain financial information of Viewlocity with the same publicly available information with respect to three software companies that Harris Nesbitt Gerard believed to be appropriate for comparison just before they filed for bankruptcy. The companies were: Accrue Software, Inc.; Engage, Inc.; and Evolve Software, Inc.

The financial information compared, for each entity, included its cash as a percentage of current assets, total assets, book equity and tangible net worth, and its net working capital, tangible net worth, total debt to total tangible assets ratio, and interest coverage ratio or ratio of earnings before interest, taxes, depreciation and amortization to interest expense. Harris Nesbitt Gerard also noted whether each entity had defaulted on any of its outstanding debt.

Harris Nesbitt Gerard noted that Viewlocity’s financial performance was significantly worse than the three comparable software companies according to their most recent available financials before they filed for bankruptcy. While the other three companies had not defaulted on their debt before bankruptcy, Viewlocity had announced in its recent SEC filings that it was in default under its credit facility with SVB and under its short term notes payable to Westbridge Ventures. In comparison to the three comparables, Viewlocity’s cash balance as a percentage of current assets and total assets was the lowest. Viewlocity had significantly more debt than the three comparables and therefore its total debt compared to tangible assets was significantly higher than the comparables as well.

Precedent Transactions Valuation Analysis

Harris Nesbitt Gerard compared certain financial information of Viewlocity with the same publicly available information with respect to six acquisition transactions identified below that Harris Nesbitt Gerard believed to be appropriate for comparison. These transactions were selected because the acquired businesses are micro-cap and small, private software companies. The following table presents the selected transactions used in Harris Nesbitt Gerard’s analysis:

Target	Acquirer	Closing Date
Made2Manage Systems Inc.	Battery Ventures IV, L.P.	August 11, 2003
Engage Inc.	JDA Software Group	August 4, 2003
Vista Software Solutions Inc.	JDA Software Group	May 5, 2003
Viador, Inc.	MASBC, Inc.	March 17, 2003
OneREV Inc.	Agile Software Corporation	December 31, 2002
PRAJA	TIBCO Software	September 18, 2002

The following table summarizes the range of implied transaction multiples based on revenue for the latest 12 months and last quarter annualized of available data for Viewlocity and each of the comparable acquired businesses prior to acquisition:

Reference Range
Multiple based on:	Viewlocity	Low	High	Median Multiple
Latest 12 Months Revenue	0.38x	0.2x	1.0x	0.4x
Last Quarter Annualized Revenue	0.30x	0.3x	0.4x	0.4x

Harris Nesbitt Gerard noted that the multiples implied by the Merger consideration payable to Viewlocity shareholders are within the range of multiples determined by the latest 12 months’ and last quarter annualized revenue of the precedent transactions.

No transaction included in the comparable transaction analysis is identical to the Viewlocity transaction. Harris Nesbitt Gerard made judgments and assumptions with regard to industry performance, size of the businesses acquired, timing of the transactions, current business, economic, market and financial conditions and other matters. This analysis did not lead to specific conclusions regarding the implied Merger consideration, in the aggregate, but rather was part of Harris Nesbitt Gerard’s evaluation of the relevancy of the analysis of the precedent transactions with regard to the particular circumstances of the Transaction.

Selected Comparable Public Companies Analysis

Using publicly available information, Harris Nesbitt Gerard compared certain financial and other information for Viewlocity with the corresponding financial and other information for the following micro-cap software companies: Catalyst International Inc.; Net Perceptions Inc.; Sagent Technology Inc.; SEEC, Inc.; and ViryaNet Ltd.

The financial information compared included (1) gross margin, (2) EBITDA, which is earnings before interest, taxes, depreciation and amortization, (3) EBIT, which is earnings before interest and taxes, (4) net income, (5) revenue, (6) earnings per share, and (7) leverage, which is the ratio of total debt to total capitalization and market capitalization.

Harris Nesbitt Gerard calculated the enterprise value of Viewlocity and each of the comparable companies as a multiple of its respective latest 12 months’ revenue and estimated revenue for 2003. Harris Nesbitt Gerard also compared the long-term projected growth rate. The following table presents the enterprise valuation multiples of Viewlocity implied in the Merger and debt restructuring compared to the corresponding multiples for the selected comparable companies:

Reference Range
Multiple based on:	Viewlocity	Low	High	Median Multiple
Latest 12 Months Revenue	0.38x	0.2x	1.0x	0.4x
2003 Estimated Revenue	0.32x	Not Meaningful	Not Meaningful	Not Meaningful

Harris Nesbitt Gerard noted that the multiples implied by the Merger consideration are within the range of multiples determined by the revenue of the comparable companies.

The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Harris Nesbitt Gerard considered the results of all of its analyses and all of the factors it considered as a whole and did not assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered. Accordingly, Harris Nesbitt Gerard believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Harris Nesbitt Gerard, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the Harris Nesbitt Gerard Opinion.

With regard to the liquidity analysis, the precedent acquisition transactions analysis and the comparable public companies analysis summarized above, Harris Nesbitt Gerard selected such precedent transactions and such comparable companies on the basis of various factors; however, no transaction or company utilized as a comparison in these analyses summarized above is identical to Viewlocity. As a result, these analyses are not purely mathematical, but also take into account significant differences in financial, operating and other characteristics of the transactions and the subject companies and other factors that could affect the value of the subject companies to which Viewlocity is being compared.

In its analyses, Harris Nesbitt Gerard made numerous assumptions with respect to Viewlocity, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Viewlocity. Any estimates contained in Harris Nesbitt Gerard’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, neither Viewlocity, Harris Nesbitt Gerard or any other person assumes responsibility if future results or actual values differ materially from the estimates.

In addition, as described above, the Harris Nesbitt Gerard Opinion and Harris Nesbitt Gerard’s presentation to Viewlocity’s board of directors was one of the factors taken into consideration by Viewlocity’s board of directors in making its determination to approve the Transactions.

Viewlocity retained Harris Nesbitt Gerard based upon its experience and expertise. Harris Nesbitt Gerard is a nationally recognized investment banking and advisory firm. Harris Nesbitt Gerard, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Harris Nesbitt Gerard is a full service securities firm engaged in securities trading and brokerage activities, financing and financial advisory services in addition to its investment banking activities. In the ordinary course of its trading, brokerage, and financing activities, Harris Nesbitt Gerard or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities of Viewlocity or its affiliates.

Pursuant to Harris Nesbitt Gerard’s engagement letter, Viewlocity agreed to pay Harris Nesbitt Gerard a customary fee in connection with its services. In addition, Viewlocity also has agreed to reimburse Harris Nesbitt Gerard for its reasonable travel and other expenses incurred in connection with its engagement and to indemnify Harris Nesbitt Gerard and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, and expenses relating to or arising out of its engagement.

Projections Provided to Financial Advisor

Viewlocity does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. The forecasts were not prepared with a view to public disclosure and are included in this Information Statement only because this information was made available to Harris Nesbitt Gerard in connection with its analysis of Viewlocity. The forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, PricewaterhouseCoopers, L.L.P., Viewlocity’s independent auditors, has not examined, compiled or applied any procedures to the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. The forecasts reflect numerous assumptions made by management, many of which are inherently uncertain and subject to change. Our material assumptions made by in preparing the forecasts include (i) raising additional capital of at least $7 million, (ii) achieving approximately $1.5 million in annual cost savings associated with going private, (iii) achieving approximately $2 million in annual cost savings from moving a portion of our development operations off-shore, (iv) achieving approximately 30% gross margins on our services revenue beginning in 2004, (v) achieving approximately a 5% improvement in our gross margins on our support revenue beginning in 2004, (vi) license revenue gross margins remaining relatively consistent with 2002 and 2003 levels, (vii) a 45% reduction in interest expense associated with the restructuring of our debt, and (viii) general economic conditions improving over the 2002 and 2003 fiscal years. Specifically, we projected revenue of $15.6 million for the years ending December 31, 2003 and 2004, respectively. In addition, we projected net loss of $(7.4) million and $(1.0) million for the years ending December 31, 2003 and 2004, respetively and we projected EBITDA over the same time period of $(7.2) million and $0.4 million respectively. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in the forecasts.

The inclusion of the forecasts should not be regarded as an indication that Viewlocity considers the forecasts to be a reliable prediction of future events. To the extent the forecasts represent Viewlocity management’s reasonable estimate of possible future performance, this estimate was made only as of September 8, 2003, the date of the forecasts, and is not made or updated as of any later date. You should take all of this into account when evaluating any factors or analyses based on the forecasts. Specifically, we projected revenue of $15.6 million and $15.0 million for the years ending December 31, 2003 and 2004, respectively. In addition, we projected net loss of $(7.4) million and $(1.0) million for the years ending December 31, 2003 and 2004, respectively. In addition, we projected EBITDA over the same time period, of $(7.2) million and $0.4 million, respectively.

Shareholder Approval of the Merger

The Merger, the Merger Agreement and the transactions contemplated thereby have been approved by the holders of a majority of the outstanding shares of our common stock and Series A preferred stock, voting together as a single class, with the Series A preferred stock voting on an as-converted to common stock basis, pursuant to a written consent of shareholders in lieu of a special meeting, and in accordance with Georgia Law §14-2-704 and Article XI of our Articles of Incorporation. Approval of the Merger did not require approval of at least a majority of the unaffiliated security holders.

Restructuring of Viewlocity Debt and Investment in Viesta

At September 30, 2003, we had short-term debt of $2.6 million, comprised of $1.1 million outstanding under our line of credit with SVB (the “SVB Line”) and $1.5 million outstanding under an unsecured note payable to Westbridge Ventures that was due and payable on August 15, 2003 (the “WBV Short-Term Note”) and $6.5 million of long-term debt outstanding to Westbridge Ventures that is due and payable on December 7, 2005 (the “WBV Long-Term Notes” and collectively with the WBV Short-Term Notes, the “WBV Notes”). Additionally, we had approximately $0.8 million outstanding under the CommVest Obligations (as defined below) after giving effect to the Amended CommVest Lease defined below.

Silicon Valley Bank Loan Restructuring

The SVB Line is secured by substantially all of our assets, including our cash and cash equivalents. Prior to executing the SVB Line Modification (as defined below) we were in default under the SVB Line as a result of a deficiency in our borrowing base as compared to the outstanding amount of borrowings under the SVB Line. Subsequent to the default SVB notified us that it would not extend any further credit for our benefit or advance us any further money. On September 26, 2003, we entered into a Loan Modification Agreement (the “SVB Line Modification”) with SVB, restructuring the terms of the SVB Line to resolve the existing defaults under the SVB Line and to provide us with the ability to borrow additional funds on a short term basis leading up to consummation of the Merger.

The SVB Line Modification will allow us to borrow up to a maximum of $1.6 million under the SVB Line, with $0.9 million of that amount available without regard to our borrowing base, and up to $0.7 million of available credit based upon a borrowing base formula, which is 75% of our eligible accounts receivable. Our ability to borrow money under the SVB Line is subject to the amount of our outstanding letters of credit, which cannot exceed $100,000 outstanding at any one time. As of September 30, 2003, we have $100,000 outstanding under a single letter of credit, our borrowing base was equal to $0.8 million, and our total borrowings under the SVB Line were $1.1 million. Accordingly, at September 30, 2003, we could have borrowed up to an additional $0.4 million under the SVB Line.

Pursuant to the terms of the SVB Line Modification, our borrowings under the SVB Line mature on the earlier to occur of (i) December 26, 2003, (ii) the date on which either we or Viesta terminate the Merger Agreement, or (iii) the date on which any governmental authority having regulatory authority over us or the Merger makes a final decision to prohibit consummation of the Merger, other than for a reason which is correctible or administrative in nature.

In connection with the SVB Line Modification, we agreed to issue to SVB a warrant to purchase up to 300,000 shares of our Series A preferred stock, at an exercise price of $2.50 per share (the “New SVB Warrant”). For each month or portion thereof that our borrowings under the SVB Line remain outstanding past maturity, we have agreed that the number of shares of our Series A preferred stock issuable upon exercise of the New SVB Warrant shall increase by 150,000 shares. Upon consummation of the Merger, the New SVB Warrant will be terminated and Viesta will issue to SVB a warrant to purchase up to 137,500 shares of Viesta Preferred Shares, at an exercise price of $1.00 per share (the “Viesta SVB Warrant”). Viesta has agreed that for each month or portion thereof that borrowings under the SVB Line remain outstanding past maturity, the number of shares of Viesta Preferred Shares issuable upon exercise of the Viesta SVB Warrant shall increase by 68,750 shares.

Prior to entering into the SVB Line Modification, as of September 30, 2003 we had $1.1 million outstanding under the SVB Line, though our borrowing base would only support total borrowings under the SVB Line of approximately $0.9 million. As a result of the deficiency of our borrowing base, we were overadvanced on the SVB Line by $0.2 million (the “Overadvance”), and consequently, were in default under the terms of the SVB Line. In addition, as a result of our failure to satisfy certain financial covenants as of June 30, 2003 and July 31, 2003, SVB notified us by letter dated August 1, 2003 that we were in default and exercised its right to increase the interest rate payable on the SVB Line by 5% per annum so that, as of August 1, 2003, the interest rate on the line of credit was increased to SVB’s most recent prime rate, plus 6.0% per annum. The default related to our failure to comply with (i) a covenant that requires us to maintain a ratio of at least 1.50 to 1.00 for the period ending July 31, 2003 of (x) the aggregate of our consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to generally accepted accounting principles, compared to (y) the aggregate amount of our liabilities that mature within one year (other than certain debt that is subordinate to the SVB Line) and (ii) a covenant that requires us to maintain a minimum tangible net worth of $1.0 million through September 30, 2003. Pursuant to the August 1, 2003 notice of default, SVB also notified us that it would not extend any further credit for our benefit or advance us any further money under the SVB Line.

By letter dated September 17, 2003, SVB waived the financial covenant defaults under the SVB Line that are described above, but did not waive any event of default resulting from the Overadvance. In addition, as a result of the Overadvance, SVB expressly prohibited additional borrowings under the SVB Line, and continued to charge interest on our obligations outstanding under the SVB Line at SVB’s most recent prime rate, plus 6.0% per annum. The SVB Line Modification, eliminated the financial covenants described above. In addition, as a result of the SVB Line Modification permitting us to borrow up to $900,000 irrespective of our borrowing base, the default related to the Overadvance has been eliminated.

If an event of default occurs under the SVB Line and we do not attempt to cure the default within ten days after it occurs, or if the default is not cured within an additional 30 days, then SVB has certain rights and remedies. These rights and remedies include, but are not limited to, the right to demand immediate payment of all of our outstanding obligations under the SVB Line, to stop advancing us money or extending credit for our benefit and to dispose of the collateral that secures the SVB Line. If SVB demands that we pay all or a portion of the amounts outstanding under the SVB Line, such demand will have a material adverse impact on our ability to continue as a going concern.

The SVB Line, as modified by the SVB Line Modification, will limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make loans to or investments in subsidiaries, incur liens, create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us, engage in transactions with our affiliates, sell assets, make acquisitions and consolidate, merge or transfer all or substantially all of our and our subsidiaries’ assets.

Westbridge Ventures Senior Subordinated Debt Restructuring

Westbridge Ventures holds Viewlocity’s WBV Short-Term Notes due August 15, 2003 and WBV Long-Term Notes due December 7, 2005, and has entered into an agreement with us to restructure the indebtedness under the WBV Notes, subject to consummation of the Merger and certain other conditions. There is currently $1.5 million principal amount outstanding under the WBV Short-Term Notes that was due and payable on August 15, 2003, which we did not pay. We have an additional $6.5 million outstanding principal amount under the WBV Long-Term Notes that is due on December 7, 2005. In connection with the Merger, the holders of the WBV Notes have agreed to forbear from exercising their remedies with respect to the existing payment default under the WBV Short-Term Notes and the cross default due to our defaults under the SVB Line and the Original CommVest Lease (as defined below). This forbearance will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) December 31, 2003, (iii) any of our material creditors commencing exercise of their remedies against us, or (iv) the consummation of the Merger if it is not immediately followed by the agreed upon restructuring of the WBV Notes. In addition, we are not permitted, without the consent of the holders of the WBV Notes, to enter into any additional indebtedness prior to the consummation of the Merger other than a “bridge” loan from SVB, and an additional “bridge” loan with economic terms that, taken as a whole, are no less advantageous to us than the terms of the initial “bridge” loan from SVB, and subject to certain participation rights granted to the holders of the WBV Notes. The holders of the WBV Notes have consented to the Merger on the terms set forth in the Merger Agreement.

The holders of the WBV Notes have agreed, upon consummation of the Merger, to exchange the WBV Notes, together with all accrued and unpaid interest on each, into (i) new Viewlocity notes in an aggregate principal amount of $4 million (the “New Notes”) and (ii) 650,000 of Viesta Preferred Shares. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 31 of this Information Statement. In addition, Viesta has agreed to guaranty the New Notes. The New Notes will accrue interest at a rate of 10% per annum and will mature on the fifth anniversary of the consummation of the Merger. Interest is to be paid-in-kind until we have had at least two consecutive quarters of at least $500,000 positive EBITDA, at which point interest will be payable quarterly in cash.

We will have the right to redeem the New Notes at any time prior to maturity at a purchase price of 115% of the prepaid principal amount plus accrued and unpaid interest to the date of the repurchase. If Viesta experiences a change of control or makes a public offering of any of its securities, holders of the New Notes will have the right to require us to repurchase their notes at a purchase price of 115% of the principal amount of the New Notes, plus accrued and unpaid interest to the date of the repurchase.

The New Notes will be unsecured senior subordinated obligations. They will be subordinated to our indebtedness under the SVB Line, as modified by the SVB Line Modification.

The note purchase agreements governing the New Notes will limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make loans to or investments in subsidiaries, incur liens, create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us, engage in transactions with our affiliates, sell assets, make acquisitions and consolidate, merge or transfer all or substantially all of our and our subsidiaries’ assets.

CommVest Lease Restructuring

In conjunction with the execution of the Merger Agreement, on September 19, 2003, we entered into an Amended and Restated Master Lease Agreement with CommVest (the “Amended CommVest Lease”), which restructured approximately $1.02 million in capital lease obligations we owed to CommVest LLC (the “CommVest Obligations”). The CommVest Obligations represent our remaining obligations for the lease of office and computer equipment under a Master Lease Agreement that we entered into with CommVest LLC in November 1999 (the “Original CommVest Lease”). Our defaults under the SVB Line resulted in a cross default under the Original CommVest Lease, and by letter dated August 12, 2003, CommVest notified us that it was declaring the Original CommVest Lease to be in default. The CommVest Obligations are secured by a first priority security interest in certain of our office and computer equipment, and a security interest in substantially all of our other assets which is subordinate to the security interest held by SVB.

Under the terms of the Amended CommVest Lease, CommVest agreed to a 22.5% reduction in the CommVest Obligations, from $1.02 million to $0.79 million. In addition, we agreed with CommVest LLC to make equal monthly payments in satisfaction of the CommVest Obligations in the amount of $37,789.68 per month for 22 months, commencing October 1, 2003. If either Viesta or Viewlocity experiences a change of control, then CommVest can require us to prepay all amounts then owed under the Amended CommVest Lease. The Amended CommVest Lease also limits our ability to, among other things, incur additional indebtedness, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make loans to or investments in subsidiaries, incur liens, create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us, engage in transactions with our affiliates, sell assets, make acquisitions and consolidate, merge or transfer all or substantially all of our and our subsidiaries’ assets.

Upon an event of default under the Amended CommVest Lease, same as under the Original CommVest Lease, CommVest has certain remedies. These remedies include the right to enter our premises and take possession of all of the office and computer equipment that we lease under the Amended CommVest Lease, demand immediate repayment of any unpaid rent on the equipment, and charge us for liquidated damages. If CommVest repossesses the equipment or demands payment of all amounts due, such actions will have a material adverse impact on our ability to continue as a going concern.

In connection with the Amended CommVest Lease, Viesta has agreed to issue to CommVest upon consummation of the Merger a warrant to purchase up to 75,000 shares of Viesta’s Series A preferred stock, at an exercise price of $1.00 per share (the “Viesta CommVest Warrant”).

Investcorp has agreed pursuant to an investment commitment letter, subject to the conditions to Viesta’s and Merger Sub’s obligations to close the Merger having been satisfied or waived, to invest at least $7 million in Viesta Preferred Shares. Please see “The Merger—Interests of Certain Persons in the Merger” beginning on page 31 of this Information Statement for a description of this investment by Investcorp in Viesta.

THE MERGER

General

At the effective time of the Merger, subject to satisfaction of certain conditions, Merger Sub will be merged with and into us, the separate existence of Merger Sub will cease, and we will continue as the surviving corporation and a wholly-owned subsidiary of Viesta. When the Merger occurs:

•	The issued and outstanding shares of our common stock will be converted into the right to receive an aggregate of $80.00, with the amount per share determined by dividing $80.00 by the total number of shares of common stock outstanding at the effective time of the Merger. Based on the current number of shares outstanding, which as of September 26, 2003, was 5,893,654 shares, our common shareholders would receive approximately $0.000014 per share of common stock;

•	The issued and oustanding shares of our Series A preferred stock will be converted into the right to receive an aggregate of $920.00, with the amount per share determined by dividing $920.00 by the number of shares of Series A preferred stock outstanding at the effective time of the Merger. Based on the current number of shares outstanding, which as of September 26, 2003, was 11,132,828 shares, our preferred shareholders would receive approximately $0.000083 per share of Series A preferred stock;

•	All warrants and options to purchase our capital stock outstanding as of the effective time of the Merger will be terminated and have no further force and effect; and

•	The issued and oustanding shares of Merger Sub’s common stock will be converted into one share of common stock of the surviving corporation.

Shareholders of Viewlocity who have not consented to the Merger and comply with the other requirements and procedures of Georgia law will be entitled to exercise dissenters’ rights and receive payment in cash equal to the “fair value” of their shares of common stock and/or Series A preferred stock. Shareholders who exercise their dissenters’ rights will not be entitled to receive their portion of the Merger consideration described above. A description of these rights, as well as the requirements and procedures for dissenting under Georgia Law, are set forth under “The Merger—Dissenters’ Rights” beginning on page 35 of this Information Statement.

Certain of Viewlocity’s creditors have agreed to restructure a portion of Viewlocity’s indebtedness, which will result in a reduction of Viewlocity’s aggregate debt from approximately $10.1 million to $5.9 million and will extend the maturity date and modify other terms of a portion of the debt. This restructuring includes a reduction of our current debt obligations to Westbridge Ventures. Westbridge Ventures has agreed to reduce the amounts owed by Viewlocity to it from approximately $8.0 million to $4.0 million and to extend the maturity of the debt. In connection with these agreements to restructure Viewlocity’s debt, certain of our creditors will receive Viesta Preferred Shares or warrants to acquire Viesta Preferred Shares.

Interests of Certain Persons in the Merger

In considering the Merger, Viewlocity shareholders should be aware that the directors, officers, certain members of management and certain current shareholders of Viewlocity have interests in the Merger in addition to their interests solely as shareholders of Viewlocity, as described below. In addition, Viewlocity has agreed to pay Harris Nesbitt Gerard a fee and reimburse certain of Harris Nesbitt Gerard’s expenses incurred in connection with their engagement.

Insurance for Current Viewlocity Directors and Officers

The Merger Agreement provides that Viewlocity may purchase a policy of directors’ and officers’ liability insurance with respect to matters arising on or before the effective time of the Merger for a period of up to six years after the effective time at a premium in an amount reasonably acceptable to Viesta. See “The Merger Agreement—Conduct of the Business Prior to the Merger” beginning on page 40 of this Information Statement.

Arrangements with Continuing Management

Change in Control Provisions in Employment Agreements.    It is a condition to Viesta’s obligation to close the Merger that each of C. Jeffrey Simpson, L. Allen Plunk, Peter Janico and Michael Sherman shall have provided Viesta with written evidence reasonably satisfactory to Viesta that each such officer of Viewlocity has waived, only in connection with or arising from the Merger or the consummation of any of the transactions contemplated thereby, any right to (1) severance pay or other payments, (2) increased or enhanced benefits or (3) the accelerated vesting, funding or delivery of any benefit (including, without limitation, any options or other rights to acquire capital stock of Viesta). See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 43 of this Information Statement.

Continuing Officers.    The Merger Agreement provides that the officers of Viewlocity immediately prior to the consummation of the Merger will continue as officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. See “The Merger Agreement—Directors and Officers of Viewlocity Following the Merger” on page 39 of this Information Statement.

Directors.    C. Jeffrey Simpson, the chairman of the board of directors and chief executive officer of Viewlocity, will become a director of the surviving corporation and become a director of Viesta after the Merger. The Merger Agreement provides that the directors of Merger Sub immediately prior to the consummation of the Merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. See “The Merger Agreement—Directors and Officers of Viewlocity Following the Merger” beginning on page 39 of this Information Statement.

Viesta Option Grants to Management.    Viesta has advised Viewlocity that Viesta proposes to establish a stock option plan (the “Option Plan”) that will provide for, among other things, the grant of options to purchase shares of common stock of Viesta to members of management and other employees and consultants of the surviving corporation following the Merger. Approximately 15.0% of the fully-diluted capital stock of Viesta as of the closing of the Merger will be available for grant under the Option Plan. The Option Plan will be administered by a committee appointed by the board of directors of Viesta.

25% of the options granted pursuant to each grant under the Option Plan would, unless otherwise provided in the option grant, become exercisable on the first anniversary of the grant date, and thereafter the remaining options will become exercisable in equal quarterly installments over a period of four years from the date of the applicable grant. The options would expire ten years after the date of grant. Upon termination of employment for any reason, unvested options will expire.

Following termination of employment, under certain circumstances, Viesta would have the option to repurchase common shares acquired upon exercise of options.

In connection with the Merger, Viesta has agreed to grant options to acquire 422,937 shares of Viesta common stock (representing approximately 4.0% of the fully diluted capital stock of Viesta as of the closing of the Merger assuming that the Potential Investing Shareholders make their anticipated investment) to C. Jeffrey Simpson, and options to acquire 211,467 shares of Viesta common stock (representing approximately 2.0% of the fully diluted capital stock of Viesta as of the closing of the Merger assuming that the Potential Investing Shareholders make their anticipated investment) to each of L. Allen Plunk, Peter Janico and Michael Sherman, respectively. The exercise price for these options will be $0.20 per share, which represents the Viesta board of directors’ determination of the fair market value of Viesta common stock. It shall be a condition to each such person’s ability to exercise the options granted that such person shall have executed a right of first refusal and co-sale agreement with Viesta and the holders of Viesta Preferred Shares, pursuant to which each such person will agree to certain restrictions on transfer of the shares of common stock of Viesta acquired upon exercise of the options granted, including rights of first refusal granted to Viesta and the holders of Viesta Preferred Shares, and co-sale rights granted to the holders of Viesta Preferred Shares.

Investment by Certain Viewlocity Shareholders and Management in Viesta.    In connection with the Merger and the related capitalization of Viesta, the Potential Investing Shareholders may be offered the opportunity to purchase Viesta Preferred Shares. Investcorp has engaged in discussions regarding the possible investment by such parties and those discussions are ongoing. However, no definitive agreements regarding the possible investment by any of these parties have been executed and none of these parties is under any obligation to make any such investment. As noted elsewhere in this Information Statement, Investcorp has agreed, subject to the conditions to Viesta’s and Merger Sub’s obligation to close the Merger having been satisfied or waived, to invest at least $7 million in Viesta Preferred Shares. Although the identity of the investors and the amounts that they will invest remains subject to change, Investcorp currently anticipates that:

•	North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P., or one or more of their affiliates, will invest $2.2 million to purchase 2,200,000 Viesta Preferred Shares, which is expected to represent approximately 24.8% of the outstanding Viesta Preferred Shares and approximately 20.8% of the fully-diluted capital stock of Viesta;

•	Ticonderoga E-Services Fund II, L.P., or one or more of its affiliates, will invest $240,000 to purchase 240,000 Viesta Preferred Shares, which is expected to represent approximately 2.7% of the outstanding Viesta Preferred Shares and approximately 2.3% of the fully-diluted capital stock of Viesta; and

•	C. Jeffrey Simpson will invest $60,000 to purchase 60,000 Viesta Preferred Shares, which is expected to represent approximately 0.7% of the outstanding Viesta Preferred Shares and approximately 0.6% of the fully-diluted capital stock of Viesta;

The price per Viesta Preferred Share paid by each of the foregoing will be the same as that paid by Investcorp. Any investments made would be made pursuant to a form of subscription agreement containing customary representations, warranties and covenants. In connection with any liquidation, dissolution or winding up of Viesta to be adopted in connection with the Merger, or deemed liquidation as defined in the Amended and Restated Certificate of Incorporation of Viesta, the holder of each Viesta Preferred Share will be entitled to receive, prior to any distribution to the holders of Viesta common stock, an amount equal to two times the original purchase price per Viesta Preferred Share plus all accrued and unpaid dividends through the date of liquidation, after which they would share pro rata in any proceeds with the holders of common stock on an as converted basis. The Viesta Preferred Shares will be convertible into Viesta common stock at any time at the option of the holder thereof, and will automatically convert into shares of Viesta common stock upon a qualified initial public offering of Viesta or the approval of a majority of the outstanding Viesta Preferred Shares. The Viesta Preferred Shares will be entitled to receive, when and as declared by the board of directors of Viesta, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the original purchase price per Viesta Preferred Share (as adjusted for stock splits, combinations and other similar events).

Rights to Elect Directors of Viesta.    Provided that the anticipated investments in Viesta set forth above under “The Merger—Arrangements with Continuing Management—Investment by Certain Viewlocity Shareholders and Management in Viesta” are made substantially in the amounts and by the investors described, the Amended and Restated Certificate of Incorporation of Viesta to be adopted in connection with the Merger will provide that the board of directors of Viesta will elect directors as follows:

•	As long as Investcorp or any of its affiliates beneficially owns any of the Viesta Preferred Shares originally issued to Investcorp, Investcorp (or such affiliate) will be entitled to elect three directors (the “Investcorp Directors”);

•	As long as either North Bridge Venture Partners IV-A, L.P. or North Bridge Venture Partners IV-B, L.P., or any of their affiliates, beneficially owns any of the Viesta Preferred Shares originally issued to North Bridge Venture Partners IV-A, L.P. or North Bridge Venture Partners IV-B, L.P., or any such affiliate, North Bridge Venture Partners IV-A, L.P. or North Bridge Venture Partners IV-B, L.P. (or such affiliate) will be entitled to elect one director (the “North Bridge Director”);

•	The chief executive officer of Viesta (initially, C. Jeffrey Simpson) shall be a director (the “CEO Director”); and

•	The Investcorp Directors, the North Bridge Director and the CEO Director shall unanimously elect two (2) directors who shall be “independent” according to the rules of The Nasdaq Stock Market.

Westbridge Ventures has the right to designate an observer to attend all meetings of our board of directors and all meetings of the Viesta board of directors.

Viesta Investor Rights Agreement.    Holders of Viesta Preferred Shares and Viesta will also be parties to an Investor Rights Agreement. Under the Investor Rights Agreement, the holders of Viesta Preferred Shares will have the ability, under certain circumstances, to cause Viesta to register certain equity securities and to participate in registrations by Viesta of its equity securities.

In addition to an initial public offering, if Viesta at any time proposes to register any of its securities under the Securities Act of 1933, as amended, for sale to the public, in certain circumstances, holders of Viesta Preferred Shares or common shares issued upon conversion of the Viesta Preferred Shares may require Viesta to include their shares in the securities to be covered by the registration statement. Such registration rights will be subject to customary limitations to be specified in the Investor Rights Agreement.

Viesta Right of First Refusal and Co-Sale Agreement.    As noted above, it shall be a condition to the exercise by each of the Management Filers of any Viesta stock options granted to such person that he shall have executed a Right of First Refusal and Co-Sale Agreement by and among Viesta, holders of Viesta Preferred Shares and the Management Filers. Pursuant to this agreement, each of the Management Filers will agree to certain restrictions on transfer of the shares of common stock of Viesta acquired upon exercise of his options, including rights of first refusal granted to Viesta and the holders of Viesta Preferred Shares, and co-sale rights granted to the holders of Viesta Preferred Shares.

Special Committee.    The members of the special committee did not receive any compensation from Viewlocity for their service on the committee.

Fees Payable to the Financial Advisor.    Viewlocity paid Harris Nesbitt Gerard a $50,000 non-refundable retainer on September 8, 2003. In addition, Viewlocity agreed to pay Harris Nesbitt Gerard an additional $150,000 when Viewlocity executed the Merger Agreement and Harris Nesbitt Gerard informed Viewlocity that it was prepared to render the Harris Nesbitt Gerard Opinion (without regard to whether the opinion would state that the consideration is fair or not fair). Viesta expects to pay an advisory fee of $500,000 to an advisor to Investcorp following consummation of the Merger.

Past Contacts, Transactions or Negotiations

Other than as described in “Special Factors—Background of the Merger” beginning on page 10 of this Information Statement we have not had any past contacts, transactions or negotiations with Investcorp, Viesta or Merger Sub.

Regulatory Approvals Relating to the Merger

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) filing this Information Statement with the SEC, (2) filing a Schedule 13E-3 and any amendments thereto with the SEC and (3) filing a certificate of merger with the Secretary of State of the State of Georgia. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Expenses of the Transaction

Except as disclosed in this Information Statement and as set forth in the Merger Agreement (see “The Merger Agreement—Fees and Expenses” on page 45 of this Information Statement), all fees and expenses incurred in connection with the Merger, the Merger Agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses.

Estimated fees and expenses to be incurred by Viewlocity, Viesta and Merger Sub in connection with the Merger are approximately as follows:

Advisory Fees and Expenses	$720,000.00
Legal, Accounting and Consulting Fees and Expenses	$500,000.00
Depositary and Paying Agent Fees and Expenses	$20,000.00
SEC Filing Fees	$0.16
Printing and Mailing Costs	$50,000.00
Miscellaneous Expenses	$10,000.00
Total	$1,300,000.16

Funding of the Transaction

Viesta will pay the total Merger consideration of $1,000 with cash raised through the initial sale of its common stock to Investcorp. The funds used for payment of the Merger consideration will not come from borrowing or other financing. For information regarding the post-merger restructuring and investment in Viewlocity and Viesta, see “The Merger—Restructuring of Viewlocity Debt and Investment in Viesta” beginning on page 27 of this Information Statement.

Accounting and Tax Treatment of the Merger

The receipt of cash in exchange for your shares of our common stock and Series A preferred stock in the Merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes and may be taxable for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, our shareholders will recognize gain or loss measured by the difference between (1) the amount of cash received in exchange for their shares of common stock and/or Series A preferred stock and (2) the amount of their tax basis in the shares. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger, as well as any tax consequences under foreign, state and local laws.

We anticipate that the Merger will be accounted for by us using the purchase method of accounting in accordance with generally accepted accounting principles.

Dissenters’ Rights

If the Merger is effected, shareholders who have not consented to the Merger will have the right to dissent to the Merger and obtain payment of the fair value of their shares of common stock or Series A preferred stock. The rights of shareholders who desire to dissent from the Merger are governed by the provisions of Sections 14-2-1301 et seq. of the Georgia Law. Please see the summary of the rights of dissenting shareholders below and the full text of Article 13 of the Georgia Law included herein as Annex B and incorporated herein by reference.

Pursuant to such provisions, if the Merger is effected, any shareholder of record of Viewlocity who did not consent to the Merger and who fully complies with Sections 14-2-1301 et. seq. of the Georgia Law will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of our common stock or Series A preferred stock. A shareholder of record may assert dissenters’ rights as to fewer than the shares registered in such shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Law, the fair value of a dissenting shareholder’s common stock or Series A preferred stock equals the fair value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

Within ten days following the effective date of the Merger, Viewlocity will send to each of our shareholders notice that the Merger has been effected and that the shareholders are entitled to assert their dissenters’ rights. Any shareholder desiring to receive payment of the fair value of his or her common stock or Series A preferred stock in accordance with the requirements of the Georgia Law must demand payment and deposit the stock certificates representing common stock or Series A preferred stock in accordance with the terms of the notice that is sent to such shareholder after the Merger is effected. A filing of the written notice of intent to dissent with respect to the Merger in accordance with Viewlocity’s notice should be sent to: Viewlocity, Inc., 3475 Piedmont Road, Atlanta, Georgia 30305, Attention: Chief Financial Officer.

LACK OF SUBMISSION OF A CONSENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF COMMON STOCK OR SERIES A PREFERRED STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO HEREIN. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

Within ten days of the later of the effective date of the Merger or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the dissenters’ notice sent to those shareholders who notified Viewlocity of their intent to dissent, described above, Viewlocity must offer to pay to each dissenting shareholder the amount Viewlocity estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Such notice and offer must be accompanied by: (i) Viewlocity’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of Viewlocity’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Law; and (v) a copy of the dissenters’ rights provisions of the Georgia Law. If Viewlocity does not offer payment within the time period described above, the shareholder may demand the information required in an offer of payment, and Viewlocity shall provide the information to the shareholder within ten days after receipt of a written demand for the information. Further, the shareholder may at any time (subject to the statute of limitations under Section 14-2-1332 of the Georgia Law) notify Viewlocity of his or her own estimate of the fair value of the shares of common stock or Series A preferred stock and the amount of interest due and demand payment.

If the dissenting shareholder accepts our offer, by written notice to Viewlocity, within 30 days after our offer, or is deemed to have accepted the offer by reason of failing to respond to such offer, Viewlocity must make payment for his or her shares within 60 days after the making of the offer or the effective date of the Merger, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Viewlocity’s common stock or Series A preferred stock.

A dissenting shareholder may notify Viewlocity in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate of the fair value if the shareholder believes the amount offered by Viewlocity is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

A dissenting shareholder waives his or her right to demand payment for the shares and is deemed to have accepted Viewlocity’s offer unless he or she notifies Viewlocity of his or her demand in writing within 30 days after the date that Viewlocity offers payment.

If a demand for payment remains unsettled, Viewlocity must file an action in a court of competent jurisdiction in Fulton County, Georgia, requesting that the fair value of such shares be found and determined. Viewlocity must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Viewlocity does not commence the proceeding within such 60 day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

The foregoing does not purport to be a complete statement of the provisions of the Georgia Law relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters’ rights provisions of the Georgia Law, which are reproduced in full in Annex B to this Information Statement and which are incorporated herein by this reference.

FAILURE TO STRICTLY FOLLOW THE PROCEDURES SET FORTH IN ARTICLE 13 OF THE GEORGIA LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS’ RIGHTS. A SHAREHOLDER WHO VOTES IN FAVOR OF THE DISTRIBUTION AMENDMENT WILL NOT HAVE A RIGHT TO DISSENT FROM THE MERGER. A SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS’ RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT TO VIEWLOCITY.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A. This summary is qualified in its entirety by reference to the full text of the Merger Agreement and you are urged to carefully read the full text of the Merger Agreement.

General

At the effective time of the Merger, subject to satisfaction of certain conditions, Merger Sub will be merged with and into us, the separate existence of Merger Sub will cease, and we will continue as the surviving corporation and a wholly-owned subsidiary of Viesta. When the Merger occurs:

•	The issued and oustanding shares of our common stock will be converted into the right to receive an aggregate of $80.00, with the amount per share determined by dividing $80.00 by the total number of shares of common stock outstanding at the effective time of the Merger. Based on the current number of shares outstanding, which as of September 26, 2003, was 5,893,654 shares, our common shareholders would receive approximately $0.000014 per share of common stock;

•	The issued and oustanding shares of our Series A preferred stock will be converted into the right to receive an aggregate of $920.00, with the amount per share determined by dividing $920.00 by the number of shares of Series A preferred stock outstanding at the effective time of the Merger. Based on the current number of shares outstanding, which as of September 26, 2003, was 11,132,828 shares, our preferred shareholders would receive approximately $0.000083 per share of Series A preferred stock;

•	All warrants and options to purchase our capital stock outstanding as of the effective time of the Merger will be terminated and have no further force and effect; and

•	The issued and oustanding shares of Merger Sub’s common stock will be converted into one share of common stock of the surviving corporation.

Shareholders of Viewlocity who have not consented to the Merger and comply with the other requirements and procedures of the Georgia Law will be entitled to exercise dissenters’ rights and receive payment in cash equal to the “fair value” of their shares of common stock and/or Series A preferred stock. Shareholders who exercise their dissenters’ rights will not be entitled to receive their portion of the Merger consideration described above. A description of these rights, as well as the requirements and procedures for dissenting under the Georgia Law, are set forth under “The Merger—Dissenters’ Rights” beginning on page 35 of this Information Statement.

Effective Time of the Merger

The Merger Agreement provides that the closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement. The Merger will become effective at the time a certificate of merger and all other necessary documents are filed with the Secretary of State of the State of Georgia, or at a subsequent time as the parties may agree, which will be specified in the certificate of merger.

Pursuant to SEC rules and regulations, we may not complete the Merger until at least 20 days after the date this Information Statement is first mailed to our shareholders. We plan to complete the Merger on             , 2003, or as soon as possible thereafter. However, completion of the Merger could be delayed if there is a delay in satisfying other conditions to the Merger. There can be no assurances as to whether, or on what date, the conditions will be satisfied or that the parties will complete the Merger. If the Merger is not completed on or before December 31, 2003, either we or Viesta may terminate the Merger Agreement, except that a party may not terminate the Merger Agreement if that party’s failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the Merger not being completed by that date.

Surrender of Share Certificates

As soon as reasonably practicable after the effective time of the Merger, we or our agent will send to persons who held shares of our common stock and/or Series A preferred stock immediately prior to the Merger transmittal materials containing instructions for use in effecting the exchange of their stock certificates for the Merger consideration payable to them. Holders of our capital stock immediately prior to the Merger, upon the surrender to us or our agent of their stock certificates and the completed transmittal materials, will be entitled to receive the Merger consideration owed to such holders pursuant to the Merger Agreement. Until so surrendered, each certificate that, prior to the Merger, represented shares of our common stock or Series A preferred stock, will be deemed from and after the Merger for all corporate purposes to represent the right to receive upon surrender of the certificate, the applicable Merger consideration. No interest will be paid or will accrue on any cash payable to holders of certificates for our capital stock.

Directors and Officers of Viewlocity Following the Merger

The Merger Agreement provides that the directors and officers of Merger Sub immediately prior to the consummation of the Merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Representations and Warranties

We have made customary representations and warranties in the Merger Agreement relating to various aspects of our business and financial statements and other matters, including, among other things:

•	Organization, qualification and good standing;

•	Capital structure, outstanding securities and stock option plans;

•	Information regarding our subsidiaries;

•	Authority to enter into and carry out the obligations under the Merger Agreement, the enforceability of the Merger Agreement and board of directors and shareholder approval of the Merger Agreement;

•	The accuracy of our SEC filings and financial statements;

•	The absence of undisclosed liabilities;

•	Changes in certain aspects of our business and the occurrence of certain events since December 31, 2002;

•	The absence of material litigation matters;

•	The accuracy of the information supplied for inclusion in this Information Statement;

•	The absence of violations of applicable laws or governmental actions against us;

•	Compliance with applicable laws and material contracts;

•	Compliance with tax laws and other tax matters;

•	Information regarding employees, pension and benefit plans, matters relating to the Employee Retirement Income Security Act of 1974 (ERISA);

•	Compliance with applicable labor laws and the absence of labor controversies;

•	Compliance with environmental laws and other environmental, health and safety matters;

•	Ownership and licensing of intellectual property and software;

•	The opinion of our financial advisor, Harris Nesbitt Gerard;

•	The absence of brokers or finders in connection with the Merger;

•	Title, condition, operation and insurance status of our properties and assets;

•	The application of state takeover statutes;

•	A listing, and the collectibility, of accounts receivable;

•	Ownership and preservation of rights in proprietary information;

•	The receipt by us of a letter from our secured creditor regarding the waiver of certain defaults, subject to the condition that we enter into the Merger Agreement;

•	Solvency;

•	Legality and effectiveness of all previous mergers or other business combinations;

•	The absence of convictions or pending prosecution of our officers and directors or of any of our subsidiaries for criminal fraud, embezzlement, theft or similar crime;

•	The absence of a shareholders rights agreement or similar takeover defenses that would affect the Merger;

•	The accurate disclosure of information relating to the Merger; and

•	The “accredited investor” status of the holders of our Series A preferred stock who acquired their stock from Viewlocity.

In addition, Viesta and Merger Sub made certain representations and warranties in the Merger Agreement, including, among other things:

•	Organization, qualification and good standing;

•	Authority to enter into and carry out its obligations under, the Merger Agreement, the enforceability of the Merger Agreement and board of directors and shareholder approval of the Merger Agreement;

•	The lack of business operations or liabilities of Viesta and Merger Sub other than in connection with the Merger and the transactions contemplated by the Merger Agreement;

•	Capital structure and capitalization;

•	The accuracy of the information supplied by Viesta or Merger Sub for inclusion in this Information Statement; and

•	The absence of any beneficial interest in Viewlocity prior to the execution of the Merger Agreement.

The representations and warranties made by us and Viesta do not survive past the effective time of the Merger.

Conduct of Business Prior to the Merger

We have agreed, during the period from the date of the Merger Agreement through the effective time of the Merger, to carry on our business in the ordinary and usual course of business consistent with past practice, and to use reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our current officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with us.

In addition, we have agreed to specific restrictions on our ability to take certain actions without the consent of Viesta, which Viesta has agreed it will not unreasonably withhold, including, among other things, and with some exceptions:

•	Amend or modify our organizational documents; split, combine or reclassify our outstanding capital stock or declare, set aside or pay any dividends or other distributions;

•	Issue, sell, pledge or dispose of additional shares of capital stock, except for the issuance of shares upon the exercise of outstanding stock options or the issuance of warrants to purchase shares of capital stock in connection with a bridge financing by SVB;

•	Incur any indebtedness for borrowed money, other than a bridge financing by SVB; redeem, purchase, acquire, or offer to do the foregoing, with respect to shares of our capital stock, except in connection with the exercise of outstanding stock options; make any material acquisition of any assets or business other than in the ordinary course of business and specified expenditures for fixed or capital assets; or sell, pledge, lease, license, dispose of or encumber any material assets or business other than inventory and current assets in the ordinary course of business;

•	Amend or modify any employment, consulting, severance, retirement or special pay arrangement with respect to termination of employment with any directors, officers or employees, except as required by existing arrangements or applicable law;

•	Increase the salary, bonus, benefits or other compensation of any person, except for increases in the ordinary course of business consistent with past practice or pursuant to existing arrangements;

•	Adopt, amend or modify to materially increase benefits or obligations of any employee benefit plan, except as required pursuant to existing arrangements, applicable law or the Merger Agreement;

•	Enter into any new contract or commitment for goods or services with a term of more than one year and involving payments to third parties of more than $100,000; materially amend or waive any material rights of Viewlocity or material obligations of a third party, or make any payment or other concession to any party under any material contract, other than as contemplated by the Merger Agreement; provided that Viewlocity may purchase a policy of directors’ and officers’ liability insurance with respect to matters arising on or before the effective time of the Merger for a period of up to six years after the effective time at a premium in an amount reasonably acceptable to Viesta;

•	Make, change or revoke any material tax election unless required by law; make any agreement or settlement with any taxing authority regarding a material amount of taxes or reasonably likely to materially increase the obligations of Viewlocity or the surviving corporation to pay taxes in the future; or prepare or file any tax return other than consistent with past practice or after having provided Viesta a copy of the return;

•	Seek to accelerate the payment of, or monetize, accounts or trade receivables in advance of the customary payment periods;

•	Enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business consistent with past practice and for bona fide hedging purposes;

•	Take any action that would make any of our representations or warranties in the Merger Agreement inaccurate in any material respect at or before the effective time of the Merger; or

•	Enter into an agreement, commitment or arrangement with respect to any of the foregoing matters.

Both Viewlocity and Viesta have agreed not to take any action which would materially delay the consummation of the Merger.

Viesta has agreed to take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement and consummate the Merger and to ensure that Merger Sub does not conduct any business other than as specifically contemplated by or in furtherance of the Merger Agreement, or incur or guarantee any indebtedness, other than as necessary for the consummation of the Merger. In addition, Viesta has agreed that, prior to the earlier of the termination of the Merger Agreement or the consummation of the Merger, it will not agree to any amendment to its investment commitment letter with Investcorp that terminates the commitment to invest or materially impairs Viesta’s ability to draw upon the commitment to invest.

Access to Information and Confidentiality

The Merger Agreement provides that we will afford Viesta and its representatives reasonable access to properites, books and records and contracts and provide information concerning our business, properties and personnel as Viesta reasonably requests. All non-public information which is provided to, or obtained by, Viesta is covered by a confidentiality agreement entered into between us and an affiliate of Viesta, the terms of which will continue in full force and effect until the effective time of the Merger. We are not required to provide any information which we reasonably believe we may not disclose to Viesta by reason of applicable laws, rules or regulations, which is protected by an attorney/client privilege or which we are required to keep confidential by reason of a contract or understanding with a third party.

Notification

The parties have agreed to notify one another of:

•	any communication received from a person alleging that the consent of the person is or may be required in connection with the Merger;

•	any communication received from a governmental or regulatory agency or authority in connection with the Merger;

•	the threat or commencement of any actions, suits, claims, investigations or proceedings affecting Viewlocity that, if pending on the date of the Merger Agreement, would have been disclosed, or that relate to the consummation of the Merger;

•	the occurrence, or non-occurrence of any event or the discovery of any fact that would be reasonably expected to cause any representation or warranty of that party contained in the Merger Agreement to be untrue or inaccurate; and

•	the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Agreement Not to Solicit Other Offers

We have agreed not to solicit, initiate or encourage the submission of any proposals, or enter into discussions or negotiations with, or furnish information relating to Viewlocity, or enter into any agreement, with respect to a proposal or offer to acquire all or 15% or more of the business, properties or capital stock of Viewlocity or any of its subsidiaries by merger, asset purchase, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof. However, if our board of directors determines, in good faith and after consultation with our financial advisor and legal counsel, that an unsolicited bona fide written acquisition proposal could reasonably be expected to be more favorable to and provide consideration of greater financial value, in the aggregate, to our stakeholders, and participating in discussions or negotiations with, or furnishing information to, the third party is necessary in order for the directors to comply with their fiduciary duties under applicable law, we may provide information to and engage in discussions and negotiations with the potential acquirer. We must notify Viesta of any potential acquisition proposal and keep Viesta informed on a reasonably current basis on the status and terms of any such proposal and the status of any discussion or negotations with any such third party.

Agreement to Cooperate and Further Assurances

We and Viesta have agreed to use our reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger, including obtaining waivers, consents or approvals of third parties to preserve contractual relationships, effect necessary registrations and filings, and to lift any legal bar to consummation of the Merger, and to perform any further acts and execute and deliver any documents reasonably necessary to carry out the provisions of the Merger Agreement. We and Viesta will consult with each other before issuing any press release or making any public statement with respect to the Merger.

Conditions to the Closing of the Merger

The obligation of all parties to consummate the merger is subject to the satisfaction of the following condition:

•	No law, rule or regulation or judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect that has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger;

Viesta’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	We have performed in all material respects all obligations required to be performed by us under the Merger Agreement, our representations and warranties shall have been true as of the date of the Merger Agreement, except where the failure to be true would not have a material adverse effect on Viewlocity, and Viesta shall have received on the closing date a certificate signed by our chief executive officer as to the foregoing;

•	No action or proceeding, or any investigation or other inquiry that might result in an action or proceeding before any court or governmental authority shall have been instituted or be pending: (i) challenging or seeking to materially delay, restrain or prohibit the consummation of the Merger or obtain material damages relating to the Merger; (ii) seeking to restrain or prohibit ownership or operation by Viesta or its affiliates; (iii) compel Viesta or its affiliates to dispose of or hold separate, all or any material portion of our business or assets or those of our affiliates or (iv) that otherwise, in the judgment of Viesta, would reasonably be expected to have a material adverse effect on Viewlocity;

•	No action shall have been taken, or statute, rule, regulation, injunction, order or decree proposed, enacted or deemed applicable to the Merger, by any court, governmental authority, that in the reasonable judgment of Viesta is likely to result in the consequences discussed above;

•	No change shall have occurred or been threatened in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Viewlocity that, in the reasonable judgment of Viesta, is or would reasonably be expected to have a material adverse effect on Viewlocity;

•	We shall have received all consents, authorizations or approvals from third parties to material contracts;

•	We shall have entered into an (i) amended and restated loan agreement and definitive bridge loan documents with SVB and (ii) a lease termination with respect to additional office space;

•	Our (i) amended and restated securities purchase agreement with Westbridge Ventures and certain of its affiliates, (ii) amended and restated lease with CommVest and (iii) lease termination with respect to our principal executive offices, shall remain in full force and effect;

•	Viesta shall have received a legal opinion from our legal counsel, covering the matters agreed to by the parties;

•	Our employment arrangements with certain of our executive officers shall remain in full force and effect, except that those executive officers shall have provided Viesta with written evidence reasonably satisfactory to Viesta that such employee (A) has waived, only in connection with or arising from the Merger or the consummation of any of the transactions contemplated thereby, any right to (1) severance pay or other payments, (2) increased or enhanced benefits or (3) the accelerated vesting, funding or delivery of any benefit (including, without limitation, any options or other rights to acquire capital stock of Viesta), and (B) has agreed to accept options to acquire shares of Viesta common stock; and

•	Viesta shall have received a certificate from us which states that we are not, and have not been during the five-year period ending on the effective date of the Merger, a “United States real property holding corporation” within the meaning of Section 897(c) of the Internal Revenue Code.

Our obligation to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	Viesta and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement; Viesta’s and Merger Sub’s representations and warranties shall have been true as of the date of the Merger Agreement and as of the closing date of the Merger, and we shall have received on the closing date a certificate signed by an executive officer of Viesta as to the foregoing; and

•	Viesta shall have been capitalized through equity investments of not less than $7 million in the aggregate.

Material Adverse Effect

For purposes of the Merger Agreement, a material adverse effect means any effect that is materially adverse to:

•	the business, condition (financial or otherwise), assets, liabilities or results of operations of Viewlocity and its subsidiaries, taken as a whole, or

•	the ability of Viewlocity to perform its obligations or to consummate the Merger, except, in each case, for any such effect resulting from or arising out of (x) the condition of the United States economy or financial markets generally, or (y) a condition generally affecting participants in the industry in which we compete, unless such condition has a materially disproportionate effect on our business, financial condition or results of operations, in which case such condition shall be taken into account in determining whether or not there has been, or there would reasonably be expected to be a material adverse effect.

However, it is specifically understood and agreed that the following will not (individually or in the aggregate) be deemed a material adverse effect on Viewlocity: (1) changes or effects caused by the announcement of the Merger; (2) changes or effects resulting from actions or omissions of Viewlocity taken with the prior written consent of Viesta or required by the terms of the Merger Agreement (including disclosure schedules) or the agreements contemplated thereby; or (3) changes or effects resulting from compliance with the provisions of the Merger Agreement or any other agreements contemplated thereby.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger:

(1)	By mutual written consent of us and Viesta;

(2)	By us or Viesta if the Merger has not been consummated on or before December 31, 2003 (unless the failure to close is the result of the party seeking termination) or if there is a law or regulation or a governmental entity has issued an order, injuncton or other decree or ruling or taken any other action permanently enjoining, restraining, making illegal or otherwise prohibiting the payment to Viewlocity common stock of the Merger consideration, and such action has become final and nonappealable;

(3)	By Viesta if we have breached in any material respect any of our obligations contained in the Merger Agreement or if our representations and warrantes are not true and correct, except for failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Viewlocity, and which breach has not been, or is incapable of being, cured by us within 30 days after Viesta gives written notice of the breach;

(4)	By us if Viesta or Merger Sub has breached in any material respect any of their obligations contained in the Merger Agreement or if their representations and warrantes are not true and correct, except for failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Viesta or Merger Sub, and which breach has not been, or is incapable of being, cured by us within 30 days after we give written notice of the breach;

(5)	By us if (i) our board of directors determines in good faith, after consultation with our financial advisor and legal counsel, that it is necessary in order for the directors to comply with their fiduciary duties under applicable law, to authorize us to enter into a binding written agreement concerning a superior acquisition proposal (defined in the Merger Agreement as a written acquisition proposal for at least a majority of the outstanding voting power of the shares of Viewlocity, which after consultation with our outside financial advisor and legal counsel, our board of directors believes would be more favorable to and provide consideration with greater financial value to the stakeholders of Viewlocity) subject to complying with the terms of the Merger Agreement, and we give Viesta notice that we intend to enter into such agreement; (ii) Viesta does not make, within three business days after receipt of our notificaton of intention to enter into such a binding agreement, an offer that is at least as favorable from a financial point of view to the stakeholders of Viewlocity in the aggregate as the superior acquisition proposal; and (iii) we pay to Viesta a termination fee and expenses prior to or concurrently with such termination; and

(6)	By Viesta if we did not enter into bridge financing documents with SVB within ten days after execution of the Merger Agreement; however, we complied with requirement as of September 26, 2003.

Fees and Expenses

If the Merger Agreement is terminated for the following reasons, then we are obligated to pay to Viesta a termination fee of $200,000 and reimburse Viesta for all reasonable and documented expenses, up to a maximum aggregate amount of $300,000 of expenses, incurred by or on behalf of Viesta in connection with the Merger, including attorneys’, accountants’ and financial advisor’s fees:

•	Clause (2) above and, within 180 days after the termination, we enter into a binding written agreement with a third party in connection with an acquisition of Viewlocity;

•	Clause (3) above, and if such termination is due to a failure of our representations and warranties to be true and correct, only if within 180 days after the termination, we enter into a binding written agreement with a third party in connection with an acquisition of Viewlocity; or

•	Clause (5) above.

Other than in these circumstances, each party agrees to pay their own expenses in connection wtih the Merger.

Amendments, Extensions and Waivers

The Merger Agreement may be amended in writing by the parties; provided that any amendment that decreases the Merger consideration or by law requires further approval by the shareholders of Viewlocity shall only be effective upon approval by shareholders of Viewlocity. At any time prior to the effective time, a party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or other document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions contained in the Merger Agreement. Any such waiver must be in writing signed on behalf of such party, and any waiver that by law requires further approval by the shareholders of Viewlocity shall only be effective upon such further approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of common stock and Series A preferred stock as a class that, as of September 26, 2003, are deemed under the rules of the SEC to be “beneficially owned” by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of common stock and of Series A preferred stock of Viewlocity, by each of our executive officers, by each member of our board of directors, by each nominee to become a member of the board of directors, and by all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(2)	Percentage of Class	Series A preferred stock Beneficially Owned(3)	Percentage of Class
Directors and Officers
C. Jeffrey Simpson(4)	40,000	*	40,000	*
Scott R. Tobin(5)	3,103,887	37.4%	2,400,000	21.6%
James R. Wilson	—	—	—	—

5% Shareholders
Warburg, Pincus Investors, L.P. Ltd.(6)	2,191,038	33.3%	686,828	6.2%
Liberty Mutual Insurance Company(7)	2,298,825	31.5%	1,400,000	12.6%
Battery Ventures IV, L.P.(8)	3,103,887	37.4%	2,400,000	21.6%
Battery Ventures Investment Partners IV LLC(8)	3,103,887	37.4%	2,400,000	21.6%
BCI Growth V, L.P.(9)	419,975	7.1%	—	—
BCI Investors, LLC(9)	419,975	7.1%	—	—
North Bridge Venture Partners IV-A, L.P.(10)	1,498,111	20.3%	1,498,111	13.5%
North Bridge Venture Partners IV-B, L.P.(10)	1,498,111	20.3%	1,498,111	13.5%
Venrock Associates(11)	1,498,111	20.3%	1,498,111	13.5%
Venrock Associates II, L.P.(11)	1,498,111	20.3%	1,498,111	13.5%
Venrock Associates III, L.P.(11)	1,498,111	20.3%	1,498,111	13.5%
Venrock Entrepreneurs Fund, L.P.(11)	1,498,111	20.3%	1,498,111	13.5%
Lucent Venture Partners I LLC(12)	895,234	13.2%	895,234	8.0%
Concord Ventures II (Cayman), L.P.(13)	584,717	9.9%	584,717	5.3%
Concord Ventures II (Israel), L.P.(13)	584,717	9.9%	584,717	5.3%
Concord Venture Advisors II (Israel), L.P.(13)	584,717	9.9%	584,717	5.3%
Concord Venture Advisors II (Cayman), L.P.(13)	584,717	9.9%	584,717	5.3%
Ticonderoga E-Services Fund II, L.P.(14)	1,300,000	18.1%	1,300,000	11.7%
Softbank Capital LP(15)	306,054	5.2%	—	—
Softbank Capital Partners, LP(15)	306,054	5.2%	—	—
Softbank Capital Advisors Fund, LP(15)	306,054	5.2%	—	—
All executive officers and directors as a group (8 persons)(16)	3,143,887	37.7%	2,440,000	21.9%

*	Less than 1% of the outstanding common stock.

(1)	Except as set forth herein, the street address of the named beneficial owner is Unless otherwise indicated, the business address of each person listed is: c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305.

(2)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding include (i) 5,893,654 shares of common stock outstanding as of March 7, 2003 and (ii) 11,132,828 shares of Series A preferred stock that can be converted to 11,132,828 shares of common stock at the option of the holder. The shares of Series A preferred stock are considered to be outstanding and to be beneficially owned by the person or group holding such shares of Series A preferred stock for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	For purposes of calculating the percentage of beneficially owned shares of the Series A preferred stock class of shares, the number of shares of Series A preferred stock deemed outstanding are 11,132,828 shares of Series A preferred stock. The ownership of the Series A preferred stock is included in the beneficial ownership of common stock. The percentage is only the beneficial ownership of the Series A preferred stock.

(4)	Includes 40,000 shares of common stock issuable upon conversion of 40,000 shares of Series A preferred stock.

(5)	Includes (i) 693,329 shares of common stock held by Battery Ventures IV, L.P., (ii) 10,558 shares of common stock held by Battery Investment Partners IV, LLC, (iii) 2,364,000 shares of common stock issuable upon conversion of 2,364,000 shares of Series A preferred stock held by Battery Ventures IV, L.P. and (iv) 36,000 shares of common stock issuable upon conversion of 36,000 shares of Series A preferred stock held by Battery Investment Partners IV, LLC. Mr. Tobin is a general partner of Battery Ventures IV, L.P. and a member of Battery Partners IV, LLC, the sole general partner of Battery Ventures IV, L.P., and therefore may be deemed to share beneficial ownership of the shares held by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC. Mr. Tobin disclaims beneficial ownership of those shares, except to the extent of his proportionate pecuniary interests therein, if any.

(6)	The shareholder is Warburg, Pincus Investors, L.P. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Investors. Warburg, Pincus Investors is managed by Warburg Pincus LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of Warburg Pincus LLC and may be deemed to control both entities. The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, New York 10017. This information is partially derived from a Schedule 13G/A filed by the parties on November 22, 2002.

(7)	Includes 1,400,000 shares of common stock issuable upon conversion of 1,400,000 shares of Series A preferred stock. The business address of Liberty Mutual Insurance Company is 175 Berkeley Street, Boston, Massachusetts 02117.

(8)

Includes (i) 693,329 shares of common stock held by Battery Ventures IV, L.P., (ii) 10,558 shares of common stock held by Battery Investment Partners IV, LLC, (iii) 2,364,000 shares of common stock issuable upon conversion of 2,364,000 shares of Series A preferred stock held by Battery Ventures IV, L.P. and (iv) 36,000 shares of common stock issuable upon conversion of 36,000 shares of Series A preferred stock held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC may each be deemed to own beneficially the shares of the company held by the other. Battery Partners IV, LLC, the sole general partner of Battery Ventures IV, L.P., may be deemed to own beneficially the shares of stock of Viewlocity beneficially owned by Battery Ventures IV, L.P. Richard D. Frisbie is the sole manager of Battery Investment Partners and Mr. Frisbie, Oliver D. Curme, Todd A Dagres, Kenneth P. Lawler and Thomas J. Crotty are the sole member managers of, and Scott R. Tobin is a member of, Battery Partners IV, LLC, and each therefore may be deemed to own beneficially the shares beneficially owned by Battery Investment Partners IV, LLC and Battery Ventures IV, L.P., respectively. Each of Battery Partners IV, LLC, Battery Investment Partners IV, LLC, Messrs. Frisbie, Curme, Crotty, Lawler, Dagres and Tobin disclaims beneficial ownership of the shares held of record by Battery Ventures IV, L.P., except to the extent of their respective proportionate pecuniary interests therein. Each of Battery Ventures IV, L.P., Battery Partners IV, LLC, Messrs. Frisbie, Curme, Crotty, Lawler, Dagres and Tobin disclaims beneficial ownership of the shares held of record by Battery Investment Partners IV, LLC, except to the extent of their respective proportionate pecuniary interests therein. The business address of each of Battery Partners IV, LLC, Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, and Messrs. Frisbie, Curme, Crotty, Lawler, Dagres and Tobin is c/o Battery Ventures, 20 William Street, Wellesley, Massachusetts 02481. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(9)	Includes (i) 413,239 shares of common stock held by BCI Growth V, L.P. and (ii) 6,736 shares of common stock held by BCI Investors, LLC. Each of BCI Growth V, L.P. and BCI Investors, LLC may be deemed to own beneficially the shares of stock of Viewlocity beneficially owned by the other party. The business address of each of BCI Growth V, L.P. and BCI Investors, LLC is Glenpointe Centre West, Teaneck, NJ 07666.

(10)	Includes (i) 1,007,454 shares of common stock issuable upon conversion of 1,007,454 shares of Series A preferred stock held by North Bridge Venture Partners IV-A and (ii) 490,657 shares of common stock issuable upon conversion of 490,657 shares of Series A preferred stock held by North Bridge Venture Partners IV-B. North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. may each be deemed to own beneficially the shares of the company held by the other. North Bridge Venture Management IV, L.P., the sole general partner of each of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P., may be deemed to own beneficially the shares of stock of Viewlocity beneficially owned by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. The general partners of North Bridge Venture Management IV, L.P., Edward T. Anderson, Richard A. D’Amore, William J. Geary, Jeffrey P. McCarthy, Angelo J. Santinelli and Michael J. Skok, may be deemed to own beneficially the shares of stock of Viewlocity beneficially owned by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. Each of North Bridge Venture Partners IV-B, L.P., North Bridge Venture Management IV, L.P., Messrs. Anderson, D’Amore, Geary, McCarthy, Santinelli and Skok expressly disclaim beneficial ownership of the shares of stock of Viewlocity beneficially owned by North Bridge Venture Partners IV-A, L.P., except to the extent of their respective proportionate pecuniary interests therein, if any. Each of North Bridge Venture Partners IV-A, L.P., North Bridge Venture Management IV, L.P., Messrs. Anderson, D’Amore, Geary, McCarthy, Santinelli and Skok expressly disclaim beneficial ownership of the shares of stock of Viewlocity beneficially owned by North Bridge Venture Partners IV-B, L.P., except to the extent of their respective proportionate pecuniary interests therein, if any. The business address of each of North Bridge Venture Management IV, L.P., North Bridge Venture Partners IV-A, L.P., North Bridge Venture Partners IV-B, L.P., Messrs. Anderson, D’Amore, Geary, McCarthy, Santinelli and Skok is 950 Winter Street, Suite 4600, Waltham, Massachusetts 02451. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(11)	Includes (i) 442,242 shares of common stock issuable upon conversion of 442,242 shares of Series A preferred stock held by Venrock Associates, (ii) 636,398 shares of common stock issuable upon conversion of 636,398 shares of Series A preferred stock held by Venrock Associates II, L.P., (iii) 363,360 shares of common stock issuable upon conversion of 363,360 shares of Series A preferred stock held by Venrock Associates III, L.P. and (iv) 56,111 shares of common stock issuable upon conversion of 56,111 shares of Series A preferred stock held by Venrock Entrepreneurs Fund, L.P. Each of Venrock Associates, Venrock Associates II, L.P., Venrock Associates III, L.P. and Venrock Entrepreneurs Fund, L.P. may be deemed to own beneficially the shares of stock of the company owned by the other Venrock entities. The business address of each of Venrock Associates, Venrock Associates II, L.P., Venrock Associates III, L.P. and Venrock Entrepreneurs Fund, L.P. is 30 Rockefeller Plaza, room 5508, New York, New York 10112. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(12)

Includes 895,234 shares of common stock issuable upon conversion of 895,234 shares of Series A preferred stock. Lucent Technologies Inc. owns 80% of the membership interests in Lucent Venture Partners I LLC, and may be deemed to beneficially own the shares of stock of Viewlocity held of record by Lucent Venture Partners I LLC. Lucent Technologies Inc. disclaims beneficial ownership of the shares of stock of the company held of record by Lucent Venture Partners I LLC. The business address of each of Lucent Venture

Partners I LLC and Lucent Technologies Inc. is 600 Mountain Avenue, Murray Hill, New Jersey 07974. This information is partially derived from a Schedule 13G filed by these parties on November 25, 2002.

(13)	Includes (i) 450,291 shares of common stock issuable upon conversion of 450,291 shares of Series A preferred stock held by Concord Ventures II (Cayman), L.P., (ii) 113,143 shares of common stock issuable upon conversion of 113,143 shares of Series A preferred stock held by Concord Ventures II (Israel), L.P., (iii) 14,033 shares of common stock issuable upon conversion of 14,033 shares of Series A preferred stock held by Concord Venture Advisors II (Cayman), L.P. and (iv) 7,250 shares of common stock issuable upon conversion of 7,250 shares of Series A preferred stock held by Concord Venture Advisors II (Israel), L.P. Each of Concord Ventures II (Cayman), L.P., Concord Ventures II (Israel), L.P., Concord Venture Advisors II (Cayman), L.P. and Concord Venture Advisors II (Israel), L.P. may be deemed to own beneficially the shares of stock of Viewlocity beneficially owned by the other parties. The business address of each of Concord Ventures II (Cayman), L.P., Concord Ventures II (Israel), L.P., Concord Venture Advisors II (Cayman), L.P. and Concord Venture Advisors II (Israel), L.P. is not known.

(14)	Includes 1,300,000 shares of common stock issuable upon conversion of 1,300,000 shares of Series A preferred stock. The business address of Ticonderoga E-Services Fund II, L.P. is 20 William Street, Suite G40, Wellesley, MA 02481.

(15)	Includes (i) 153,022 shares of common stock held by Softbank Capital Partners, LP, (ii) 2,641 shares of common stock held by Softbank Capital Advisors Fund, LP and (iii) 150,391 shares of common stock held by Softbank Capital LP. Each of Softbank Capital Partners, LP, Softbank Capital Advisors Fund, LP and Softbank Capital LP may be deemed to own beneficially the shares of stock of Viewlocity beneficially owned by the other parties. The business address of each of Softbank Capital Partners, LP, Softbank Capital Advisors Fund, LP and Softbank Capital LP is 1188 Centre Street, Newton Center, Massachusetts 02459.

(16)	Includes 2,440,000 shares of common stock issuable upon conversion of 2,440,000 shares of Series A preferred stock. The directors and officers disclaim beneficial ownership of 2,400,000 of those shares.

COMPARATIVE MARKET PRICE DATA

For the periods indicated, the following table sets forth the high and low per share closing prices of our common stock as reported by the OTC Bulletin Board for periods from and after November 21, 2002, by The Nasdaq SmallCap Market for periods between June 21, 2002 and the closing of business on November 21, 2002, and by The Nasdaq National Market through the close of business on June 20, 2002. Prices have been restated to reflect the one-for-ten reverse split of our common stock effected on July 29, 2002.

	High	Low
2003
Third quarter	$0.44	$0.03
Second quarter	0.50	0.29
First quarter	0.59	0.25
2002
Fourth quarter	0.62	0.25
Third quarter	4.20	0.60
Second quarter	8.40	3.50
First quarter	8.40	4.00
2001
Fourth quarter	12.10	4.10
Third quarter	27.10	2.22

On             , 2003, the last sale price of our common stock as reported on the OTC Bulletin Board was $         per share, there were          holders of record of our common stock and          shares of common stock issued and outstanding.

DIVIDENDS

Viewlocity has not declared or paid dividends during the past two fiscal years with respect to its common stock. In addition, pursuant to the terms of the Merger Agreement, Viewlocity has agreed not to declare or pay any dividends on Viewlocity common stock prior to the closing of the Merger or the earlier termination of the Merger Agreement.

RELATED PARTY TRANSACTIONS

Other than the Merger Agreement, the Merger, and the other transactions contemplated thereby, the employment agreements of each of the officers, and the transactions described under the captions “The Merger—Interests of Certain Persons in the Merger” and “Information About the Transaction Participants—Information About Viewlocity—SynQuest Merger” beginning on page 31 and on page 53, respectively, of this Information Statement, during the past two years, there has not been any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and
•	in which any director, executive officer, holder of more than five percent of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

Information About Viesta

Viesta is a privately held Delaware corporation formed for the purpose of effecting the Merger and becoming the sole shareholder of Viewlocity. Viesta currently does not have any business or operations except in furtherance of the Merger. The address of its principal executive office is 280 Park Avenue, 35th Floor West, New York, New York 10017, telephone number (212) 599-4700. Viesta has not been convicted in a criminal proceeding during the past five years or been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Viesta does not beneficially own any shares of Viewlocity.

Information About Merger Sub

Merger Sub is a Georgia corporation. The address of its principal executive office is 280 Park Avenue, 35th Floor West, New York, New York 10017, telephone number (212) 599-4700. Merger Sub is a wholly owned subsidiary of Viesta and was formed solely for the purpose of Merger with and into Viewlocity, with Viewlocity continuing as the surviving corporation and a wholly-owned subsidiary of Viesta. Viesta has not engaged in any business except in furtherance of the Merger. Merger Sub has not been convicted in a criminal proceeding during the past five years or been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Merger Sub does not beneficially own any shares of Viewlocity.

Information About Investcorp

Investcorp is a Delaware limited partnership, which with its affiliates, acts as a principal and intermediary in international investment transactions. Investcorp’s principal executive offices are located at 280 Park Avenue, 35th Floor West, New York, New York 10017, telephone number (212) 599-4700. The general partner of Investcorp is Technology Ventures (Cayman Islands) Limited, a Cayman Islands corporation (“Technology Ventures”). Technology Ventures’ principal executive offices are located at West Wind Building, Harbour Drive, P.O. Box 1111 George Town, Grand Cayman, Cayman Islands B.W.I. Investcorp has not been convicted in a criminal proceeding during the past five years or been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Investcorp does not beneficially own any shares of Viewlocity.

Information About Certain Filers and Control Persons

Viewlocity, Viesta, Merger Sub, Investcorp, C. Jeffrey Simpson, L. Allen Plunk, Michael Sherman and Peter Janico filed a Schedule 13E-3 under the Exchange Act, and, as required by General Instruction C to such Schedule, certain information relating to the filers and the control persons of the filers is set forth below:

C. Jeffrey Simpson, has served on our board of directors since November 15, 2002, and is our chairman of the board of directors and chief executive officer. Mr. Simpson’s business address is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia, 30305, telephone number (404) 267-6400. Mr. Simpson served as chief executive officer and a director of Viewlocity Delaware from July 2001 until the SynQuest Merger. See “Information About the Transaction Participants—Information About Viewlocity—SynQuest Merger” beginning on page 53 of this Information Statement. Prior to joining Viewlocity Delaware, from August 2000 to May 2001, Mr. Simpson served as chief executive officer of MH2 Technologies, a software company. From February 1999 to August 2000, Mr. Simpson served as an executive vice president with i2 Technologies, Inc., a computer software and services company. From January 1996 to January 1999, Mr. Simpson was the owner of Gallery Capital, a software company.

L. Allen Plunk, is our executive vice president, chief financial officer and corporate secretary. Mr. Plunk’s business address is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia, 30305, telephone number (404) 267-6400. He previously served as a vice president and controller for Viewlocity Delaware from June 1999 until the SynQuest Merger. Before joining Viewlocity Delaware he was an independent consultant from October 1998 through May 1999. From August 1996 through September 1999 he served as chief financial officer for Unicomp, Inc.

Michael Sherman is our executive vice president of product development. Mr. Sherman’s business address is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia, 30305, telephone number (404) 267-6400. Mr. Sherman joined Viewlocity Delaware in January 2000 and previously served as vice president of product development. Prior to joining Viewlocity Delaware, Mr. Sherman was a founder and chief technology officer for NEXstep Inc., an online retail fulfillment solutions provider, which was founded on January 1, 1999 and acquired by Viewlocity Delaware in January 2000. Prior to joining NEXstep, Mr. Sherman was employed in various development roles at Optum, Inc., from June 1995 through December 1998.

Peter Janico is our executive vice president of U.S. field operations. Mr. Janico’s business address is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia, 30305, telephone number (404) 267-6400. Mr. Janico has served in this position since November 2002. Mr. Janico served in the same capacity of Viewlocity Delaware from June 2001 until the SynQuest Merger. Before joining Viewlocity Delaware Mr. Janico was a senior sales executive with i2 Technologies from February 2000 through May 2001, was senior vice president of sales and marketing for Talus Solutions from January 1999 through February 2000 and spent six years in sales management with Oracle from March 1992 through September 1998.

In addition, the persons listed below may be considered control persons of the filers.

Scott R. Tobin, as a director of Viewlocity may be considered a control person of Viewlocity. Mr. Tobin will not purchase or be granted an equity interest in Viesta or the surviving corporation. Mr. Tobin’s business address is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia, 30305, telephone number (404) 267-6400. Mr. Tobin has served on our board of directors since November 15, 2002, and is the director designee of Battery Ventures. Mr. Tobin was a director of Viewlocity Delaware from February 1999 until the SynQuest Merger. Mr. Tobin has been a general partner at Battery Ventures, a venture capital firm, since May 2000. Prior to his appointment as a general partner, Mr. Tobin served in various positions with Battery Ventures beginning August 1997. From December 1996 to August 1997, Mr. Tobin was an associate in the technology group of First Albany Corporation’s corporate finance department. Prior to that time, Mr. Tobin was the director of corporate development at Future Vision, a software company.

James R. Wilson, as a director of Viewlocity may be considered a control person of Viewlocity. Mr. Wilson will not purchase or be granted an equity interest in Viesta or the surviving corporation. Mr. Wilson’s business address is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia, 30305, telephone number (404) 267-6400. Mr. Wilson has served on our board of directors since November 15, 2002. Mr. Wilson was a director of Viewlocity Delaware from February 2002 until the SynQuest Merger. Mr. Wilson has been self-employed providing software consulting services since August 2001. From April 1994 to August 2001, Mr. Wilson was a vice president of i2 Technologies, Inc.

None of the filers nor the above listed control persons have been convicted in a criminal proceeding during the past five years or been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The above listed natural persons are each United States citizens.

Technology Ventures, as its general partner, may be considered a control person of Investcorp. See “—Information About Investcorp/(212) Ventures Technology Fund I, L.P. above.

Information about Viewlocity

SynQuest Merger

On November 15, 2002, pursuant to the 2002 Merger Agreement, we consummated the SynQuest Merger with Viewlocity Delaware. In the SynQuest Merger, Viewlocity Delaware was merged with and into us. At the time of the SynQuest Merger, we operated under the name “SynQuest, Inc.” As consideration for the SynQuest Merger, we issued a total of 2,946,857 shares of our common stock to the holders of Viewlocity Delaware’s Series F convertible preferred stock. Holders of other classes and series of Viewlocity Delaware capital stock received nominal cash consideration.

Subsequent to the SynQuest Merger, we changed our corporate name from SynQuest, Inc. to Viewlocity, Inc. We remain incorporated in the State of Georgia.

Private Placement

Concurrently with the consummation of the SynQuest Merger, on November 15, 2002, pursuant to an Amended and Restated Stock Purchase Agreement dated September 20, 2002 (the “Stock Purchase Agreement”), we completed a private placement of 11,132,828 shares of our newly created Series A preferred stock for total consideration of $27.8 million (the “Private Placement”). Of the total consideration in the Private Placement, $24.6 million consisted of cash, and $3.2 million consisted of conversion of outstanding loans previously made by certain of the purchasers. The purchasers of the Series A preferred stock were the Battery Funds, which also were holders of shares of Viewlocity Delaware’s Series F convertible preferred stock; Liberty Mutual Insurance Company, which was a holder of shares of Viewlocity Delaware’s Series F convertible preferred stock; Warburg, Pincus Investors, L.P., which was our majority shareholder prior to the SynQuest Merger and Private Placement; Ticonderoga E-Services Fund II, L.P.; C. Jeffrey Simpson, the former chief executive officer of Viewlocity Delaware and our current chief executive officer; and Tilion, Inc. Tilion subsequently distributed its share of Viewlocity Series A preferred stock to its preferred stockholders as part of the liquidation of Tilion; the Tilion preferred stockholders receiving shares of Viewlocity Series A preferred stock in that liquidation included North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P.

As a result of the SynQuest Merger and the Private Placement, the shares of common stock held by our shareholders immediately prior to the SynQuest Merger and the Private Placement represent approximately 17.3% of the equity of the combined company; the shares of our common stock issued to the former shareholders of Viewlocity Delaware in the SynQuest Merger represent approximately 17.3% of the equity of the combined company; and the shares of Series A preferred stock issued in the Private Placement represent approximately 65.3% of the equity of the combined company, in each case assuming full conversion of the Series A preferred stock.

In connection with the SynQuest Merger and the Private Placement, we entered into an amended and restated shareholders agreement, dated as of September 20, 2002, with certain of the parties who became our shareholders upon consummation of the SynQuest Merger and the Private Placement, including the shareholders listed above. Pursuant to the shareholders agreement, the parties agreed to vote the securities owned by them in favor of the election of directors as provided in the shareholders agreement. For a period of two years following the date of the shareholders agreement, each investor in the Private Placement agreed that if, upon the recommendation of the our board of directors, we make a tender offer for the outstanding shares of our common stock using then-existing funds or additional funds invested by the investors, the investor will not tender any shares of our common stock held by the investor. In addition, under the shareholders agreement, each investor has rights of first refusal to subscribe for any additional equity securities we issue, excluding certain designated issuances.

Additionally, we entered into an amended and restated registration rights agreement dated as of September 20, 2002, with certain of the parties who became our shareholders upon consummation of the

SynQuest Merger and the Private Placement, including the shareholders named above. Pursuant to the registration rights agreement, we agreed to file a registration statement within 180 days after the closing of the SynQuest Merger and Private Placement covering (i) the common stock issuable upon conversion of the Series A Preferred, (ii) the common stock issued to Viewlocity Delaware’s Series F stockholders in the SynQuest Merger who agree to have their shares included in the registration statement, and (iii) the common stock currently held by Warburg Pincus Investors, L.P., our majority shareholder prior to the SynQuest Merger. The shareholders covered by the registration rights agreement have agreed not to sell or transfer their shares of our capital stock for one year following the closing of the SynQuest Merger and the Private Placement.

Changes in Our Executive Officers and Directors in Connection with the SynQuest Merger.    Pursuant to the 2002 Merger Agreement, on November 15, 2002, immediately prior to the consummation of the SynQuest Merger and the Private Placement, all of our directors resigned as members of our board of directors. Effective immediately following these resignations, the following persons were appointed as our directors pursuant to the terms of the 2002 Merger Agreement and the amended and restated shareholders agreement executed in connection with that transaction: William J. Geary, C. Jeffrey Simpson, William M. Stuek, Scott R. Tobin, and James R. Wilson. Messrs. Simpson, Stuek, Tobin and Wilson were directors of Viewlocity Delaware prior to the SynQuest Merger. Subsequent to the SynQuest Merger, Messrs. Geary and Stuek resigned as directors of Viewlocity.

Pursuant to the 2002 Merger Agreement, on November 15, 2002, our executive officers in office immediately prior to the SynQuest Merger resigned from their positions as our officers and were replaced by the following:

Name	Position

C. Jeffery Simpson	Chairman of the Board and Chief Executive Officer

L. Allen Plunk	Executive Vice President, Chief Financial Officer and Corporate Secretary

Scott Hausman	Executive Vice President of Marketing and Corporate Development

Peter Janico	Executive Vice President of Field Operations

Michael Sherman	Executive Vice President of Product Development

Business

Viewlocity is a leader in providing software and solutions for adaptive supply chain management (“ASCM”). Our solutions enable companies to operate their complex supply chains more efficiently and reach their customers more effectively by providing solutions for planning and managing the processes, interactions, and transactions that are inherent in operating an extended supply chain among vendors and customers. Our solutions enable companies to bridge the gap between supply chain planning and execution while managing the constant flow of events and exceptions to their plan that inhibit the financial and operational performance of the supply chain.

A complex supply chain is one with a large number of participants manufacturing and moving parts, products, and supplies around multiple locations by different modes of transportation. Companies with complex supply chains can be found within nearly all industries. Example industries where complex supply chains are often found include: high-technology and electronics, automotive and industrial products, aerospace and defense, retail and consumer packaged goods. Viewlocity’s solutions are designed for companies that need flexibility due to the dynamic nature of their industries, allowing them to more effectively plan and manage the events and transactions within their extended supply chains.

Our offerings leverage supply chain planning, supply chain event management (“SCEM”), and data integration capabilities to help our customers decrease inventory requirements, increase customer service levels, and more efficiently utilize manufacturing and distribution capacity across the supply chain.

Adaptive Planning.    Our expertise in adaptive planning comes from the 15 years of experience that we have accumulated as a provider of planning and optimization solutions. Our solutions were among the first to offer true profit optimization capabilities in supply chain planning applications, giving customers the ability to plan their supply chain activities with a broader understanding of the financial and customer service impacts of specific decisions. These innovative products spanned the planning continuum from strategic to tactical, through such solutions as business strategy planning, inbound logistics planning, complex order planning, and manufacturing planning.

Adaptive Execution.    Our adaptive execution expertise is the culmination of over 14 years of integration and supply chain experience. Our solutions were built on the foundation of an enterprise application integration (“EAI”) business founded in 1988 by Frontec AB, a systems integration company based in Sweden. Having a tremendous amount of experience integrating systems across supply chains to bring the necessary information together to make critical operational decisions regarding supply chain operations, in 1999, Frontec AB founded Viewlocity Delaware with the mandate to focus on addressing those issues. By 2000, when AMR Research described the market by coining the phrase “Supply Chain Event Management” or SCEM, we had leveraged considerable capabilities and experience in data acquisition across the supply chain and were recognized as a leader in SCEM solutions. Our adaptive execution solutions automatically notify the affected parties of exceptions to planned operations, recommend corrective actions, and enable collaborative resolution.

When integrated into a company’s existing supply chain related applications, our adaptive planning and execution solutions enable companies, including companies with global, complex, extended supply chains, to become increasingly flexible in dealing with the constant changes in supply and demand and the reality of unplanned events within their operations. Our software solutions have broad applicability, but we have initially targeted manufacturing companies in the following industries: automotive original equipment manufacturers (“OEM”), including their tier-one suppliers; high-technology manufacturers, such as computer and electronics manufacturers; third party manufacturers and logistics providers that provide distribution and logistics services for major manufacturers; and retail, apparel, and consumer packaged goods (“CPG”) companies.

We believe companies in these industries face considerable competitive pressure, which is intensified due to the high-cost of variability in supply chain performance, and can improve bottom-line performance and increase customer service levels by improving the efficiency and performance of their extended supply chains. These companies need solutions that are capable of delivering significant financial benefits by quickly solving problems that arise in manufacturing and supply chain operations. Our solutions are capable of helping these companies collaborate with their trading partners and customers to further improve profit and customer service; and readily interface with a broad range of our customers’ existing enterprise applications, as well as the web-based platforms of their trading partners. As of August 31, 2003 our global customer list included, APL Logistics Hong Kong Ltd., Dell Computer Corporation, DHL Systems, Inc., Nissan North America, Inc., Ford Motor Company, Printpack Holdings, Inc., Hon Industries, Inc., and others.

Trends Driving the Supply Chain Solutions Market

We believe the following trends are driving the supply chain solutions market:

Increased Need for Flexibility.    In order to respond to shorter product lifecycles, increasing proliferation of products and services, and rapidly changing business conditions, companies are seeking to build flexibility into their supply chains. The flexibility they are seeking begins with the ability to design supply chain networks that can be quickly and easily configured to meet the rapidly changing needs of end customers. It continues through the ability to plan and execute operation plans, taking into account varying supplier, manufacturing, and distribution capacities and costs as well as variable routes, current inventory levels, inventory positions in the supply chain, and the costs associated with both holding the inventory and moving it. Flexibility also means being able to rapidly re-prioritize orders as they move into and across the factory floor. Companies are seeking flexibility through a ‘resilient’ supply chain—one that can identify exceptions to their plan, rapidly identify options for resolution, and execute a specific course of action against the best available option to get the company and its supply chain back on track.

Continued Pressure to Reduce Inventories.    Inventory carrying costs such as obsolescence, shrinkage/theft, damage, capital commitment, insurance costs and storage costs have been plaguing businesses for decades. Our experience shows that companies are looking for opportunities to decrease inventory levels and minimize the associated costs. However, a “stock-out,” or zero inventory level, could have severe consequences, such as losing a sale, shutting down a production line due to a missing component, or delays in delivery. The ability to maintain lower levels of inventory and still have confidence that there will not be a stock-out, allows companies to minimize inventory costs at any given level of service required by their customers. ASCM capabilities allow companies to decrease their inventory levels with confidence that if there is a disruption in their supply chain they will be able to respond in a manner that avoids a stock-out condition.

Increased Customer Service Level Requirements.     Companies are requiring their suppliers to increase the speed and reliability of delivery of orders. They have realized that slow and unreliable delivery by their suppliers means that not only will they lose orders, but eventually, customers as well. Building inventory in advance of demand or expediting orders are not reasonable solutions to the problem because of the high costs associated with both solutions. In order to improve the speed and reliability of order delivery, manufacturers need ASCM solutions that monitor their operations for problems, allowing them time to respond and avoid a disruption in customer service. Additionally, customer service level requirements have expanded to include an increased emphasis on after-market services like warranty repairs and service parts supply. Companies are viewing this aspect of customer service as an untapped area of differentiation and cost savings and are rapidly mobilizing to increase control over this part of their supply chains. ASCM solutions enable a company to monitor the after-market services portion of the supply chain.

Increased Demand for Outsourcing.    Global manufacturers are increasingly relying on third parties to complete different portions of the production process. The ability to interact and communicate with these outside partners on critical supply chain and manufacturing operations is essential to this strategy. It is also essential to have certain controls in place that enable monitoring of outsourced activities, so that any deviations from the plan can be addressed without impact to customer orders and delivery dates. ASCM solutions enable this process by giving the original manufacturer the ability to monitor outsourced activities and react to problems before they impact the business.

Mass Customization.    More and more companies are decreasing the time between when a product is manufactured and when it is sold. The goal is to match supply and demand as closely as possible while still capturing the sale. ASCM solutions are crucial to this effort by enabling manufacturers to keep less inventory in stock and quickly respond as demand fluctuates. ASCM also supports shorter delivery times on make-to-order goods and for mass customization manufacturing models.

Increased Globalization.    The globalization of markets is increasing at an astounding rate. Factors contributing to this increase include the continued reduction in trade barriers, the Internet’s ability to make market information available worldwide virtually instantaneously, increased product specialization, continued market pressure to reduce costs, and the need for quick penetration of new markets to sell existing products. We believe globalization will cause companies to interact with more trading partners and embrace a higher degree of outsourcing, resulting in larger and more complex supply chains. This shift will place more emphasis on the importance of ASCM solutions that provide visibility and monitoring of supply chain operations as well as the ability to respond in a flexible manner.

Our Strategy

Our objective is to become the leading provider of ASCM solutions for companies with complex supply chains. Our solutions focus on improving supply chain planning and execution processes, because we believe that improved planning and execution can lead to the greatest benefits in the shortest amount of time. We intend to continue to focus on solving high-value supply chain problems for companies in the automotive, high-technology manufacturing, CPG, retail/apparel, third-party manufacturing and logistics service provider industries. Once we achieve a leadership position in these markets, we plan to extend our capabilities to new industries.

Our strategy includes the following key elements:

Address Specific Business Problems.    We focus on solving specific, high-value business problems for companies with complex supply chains. These business problems manifest themselves in the form of low margins, weakening sales, high inventory levels, excessive logistics costs or poor on-time delivery. We believe these problems are indicative of larger, more complex business issues that cut across the organizations within the supply chain. These larger, more complex business issues include cost structures that are too high, inventory that is in the wrong place at the wrong time, and poor overall supply chain order coordination. We will continue to provide solutions that determine the most effective way to address these larger, more complex problems. We believe our solutions to these problems are the most effective and efficient method of providing our clients with significant and rapid return on their investment in our products.

Initially Target Specific Markets.    We intend, initially, to become recognized as the domain expert in ASCM solutions for companies with complex supply chains in markets such as automotive, high-technology manufacturing, CPG, retail/apparel, and third-party manufacturing and logistics service providers. Our sales and marketing efforts are coordinated to address the needs of these types of companies in these specific industries. We plan to continue our emphasis on these specific industries and their suppliers through focused efforts by our direct sales force. Within these industries we intend to increase our coverage of existing geographic markets, which include North America, Europe, and Asia-Pacific. We will continue to market our solutions to our current client base, and believe that, as a result of the return on investment that our solutions deliver, our clients will be motivated to use our solutions throughout their enterprises and associated supply chains. After achieving a dominant position within these industries, we will seek to expand our solution set within these industries into other industries within complex supply chains.

Focus on Next Generation ASCM Solutions.    We intend to leverage our expertise in supply chain planning and execution by solving problems that have not yet been addressed and by addressing existing problems in new ways. We intend to continue to focus on problems within complex supply chains and place an emphasis on the facets of these problems that will help our customers maximize profit. We intend to build additional functionality into our current solutions that will enable our clients to adapt to exceptions and changes in their supply chain in an automated fashion, leveraging the latest in solver and optimizer capabilities. We believe this additional functionality will broaden the applicability of solutions to our customers and may enable us to penetrate new industries.

Expand our Brand Awareness.    We plan to continue to increase the awareness of our company and our solutions in the industries we have targeted through focused marketing campaigns and activities with systems integrators and consultants. Marketing campaigns may include advertising, public relations, and participation in tradeshows and events designed to reach our target audiences effectively. We intend to cultivate strategic partnerships with system integrators and complementary supply chain management companies, such as other software solutions providers, to stimulate sales lead generation and offer more comprehensive solutions.

Pursue Strategic Acquisition Opportunities.    We may pursue strategic acquisitions of complementary businesses, technologies, or products that will help accelerate the build out of our ASCM solutions and increase our growth opportunities through alternative business models, channels, or industries.

Limitations of Other Supply Chain Solutions

We believe that existing supply chain management solutions do not fully address the business challenges arising from the foregoing trends. We believe the primary limitations of existing solutions include the following:

Internal Process Orientation.    Existing solutions have primarily been designed to manage processes that are internal to a company. As such, the providers of these products have built up a deep domain expertise in functional areas that are critical to the internal management of their customers and to the internal processes that are unique to specific industries. However, this internal focus and depth has naturally limited their ability to address processes that extend outside the company and require the coordination of multiple independent entities. An externally-oriented solution must be able to provide several capabilities that internally-oriented solutions currently do not, including dynamic process management, more stringent security and data access controls, a broader data model with an owner-neutral orientation, and a more robust method of accessing data from multiple services using different enterprise applications.

Limited Process Management Capabilities.    When automating a process that is fully within a company’s control, it is easy to mandate a single process and then implement software solutions that automate that process, under the assumption that the process will not change drastically during the expected life of the solution. However, many companies are beginning to view their operations not in terms of a collection of processes under their direct control, but as a small piece of a larger process that is dynamically built by multiple trading partners during the lifecycle of an order, shipment, or product. In this situation, a single static process is not adequate to address the multiple potential paths that an order or a product could take as it makes its way through the many partners in an extended supply chain.

Lack of Community and Security Management.    Traditional supply chain applications were designed to optimize operations within a single company, and therefore, often do not address certain security and administration challenges facing companies with extended supply chains. When managing the processes that are internal to a company, other supply chain management solutions do not have to be overly concerned with managing what information and functionality each user will need access to. While some security around data access is included, the level of data security provided generally is not very robust. However, when the individuals accessing the application are from different companies within the supply chain, the issue of access management becomes much more important. A company that is providing access to its suppliers needs to be able to demonstrate to each supplier that it will not allow sensitive information to be available to competitors or others who do not have a need to know such information. Being able to provide robust access management becomes a prerequisite necessary to convince competing suppliers to share information with their common customer. Traditional supply chain applications are not able to provide this capability.

Limited Data Model.    Most supply chain solutions focus on delivering extended supply chain management capabilities for a limited set of activities within the supply chain: inventory activities, order activities, shipment activities, and/or forecasting activities, and thus the data model that supports such solutions is limited. Most competitive solutions offer a limited data model because these solutions are extensions of other, execution-focused applications. Our adapted execution solutions incorporate the concepts of all the typical execution systems into our data model, as well as provide additional flexible data elements that allow us to easily extend the solution. For example, many competitors who focus on providing inventory visibility do so by extending the functionality of warehouse management applications. Likewise, many competitors who provide order visibility do so through the extension of order management applications. In the cases where competitors deliver extended supply chain management solutions by building on the capabilities of existing planning or execution applications, these solutions generally are limited in two ways: (a) they are not capable of supporting a holistic view of the supply chain by capturing the inter-relationships between all supply chain activities around inventory, orders, shipments and forecasts, and (b) they are limited in ability to support an extended supply chain’s view of such activities and inter-relationships.

Limited Set of Constraints for Optimization.    Most supply chain planning applications require a detailed model of the entire supply chain to enable effective visibility and monitoring of supply chain activities. This detailed model requires a data model containing every possible permutation of options. For today’s global, complex supply chains this level of detailed modeling is virtually impossible to collect, implement, and maintain. An adaptive supply chain application that can optimize a plan, and provide visibility and monitoring of activities without requiring every permutation of data, enables rapid deployment and rapid attainment of benefits.

Difficulty of Data Acquisition.    In the past, the adoption of extended supply chain management solutions by companies with complex, extended supply chains has been limited due to the extreme difficulty in integrating multiple data sources that are kept in multiple applications and formats spread across many trading partners in the supply chain. Many of the supply chain management solutions currently available for companies with extended supply chains require powerful integration capabilities that are not included with the solutions. Successful implementation of these solutions is a lengthy process, generally requiring many months to implement, while delivering solutions that are limited in their ability to grow and change with customers, as their information technology evolves.

Limited Solution Set for Enabling Extended Supply Chain Processes.    Although certain solutions have addressed one or even several of these limitations, none have brought together all of the pieces required to effectively manage an extended supply chain. These pieces include the capability to:

•	Provide visibility into trading partner activities;

•	Manage the collaboration and interaction between trading partners;

•	Optimize multi-tier and multi-company plans;

•	Detect changing conditions within the extended supply chain;

•	Notify impacted parties; and

•	Automate resolution of exceptions, or adaptively re-plan to accommodate the new environment.

Viewlocity’s Supply Chain Management Solutions

Our solutions for adaptive supply chain management enable companies to operate their extended supply chains more efficiently and reach their customers more effectively by providing a single platform for planning and managing the processes, interactions, and transactions that are the everyday reality of operating an extended supply chain. Our solutions enable companies to bridge the gap between supply chain planning and execution while managing the constant flow of events and exceptions to their plan that inhibit the financial and operational performance of the supply chain. Two key characteristics that differentiate our solutions from other supply chain solutions include the following:

Designed for the Extended Supply Chain.    Our adaptive planning and adaptive execution solutions consider all of the relevant activities that occur in an extended supply chain, including the relevant activities associated with the inventory, orders, shipments, and forecasting lifecycles. Our solutions not only consider the cross-functional business processes within a company’s scope of operations, but also the relevant activities that occur within each individual entity in the extended supply chain. This level of capability requires an architecture and data model designed to support a multi-tenant/multi-organization deployment. This includes data security at an organization, role, and user level as well as capabilities to personalize the look-and-feel of the application at each of these levels.

Fast Deployment.    Implementation of our software solutions is straightforward and can produce significant results quickly. This is because our solutions are configured utilizing business data. Our solutions require very little programming for configuration and easily accept changes in business processes. Our solutions can leverage our customers’ existing integration applications, or we can provide a robust integration broker that allows us to quickly integrate with most existing enterprise application systems and web-based platforms, whether package applications or legacy custom development. By integrating to our clients’ systems, our solutions are capable of using real-time supply chain data to quickly provide visibility and event management capabilities, as well as providing a baseline planning model of their extended supply chain and using that model to demonstrate how our optimization algorithms can generate new plans that provide significant cost savings.

Supply Chain Problems, Solutions and Products

Our solutions solve specific high value strategic and operational business problems for companies with extended supply chains. Typical categories of business problems include:

Network Design and Optimization.    As supply chains become more complex, new design strategies become possible and are increasingly difficult to evaluate. Postponement strategies enable companies to increase both speed and flexibility, while outsourced manufacturing enables companies to rapidly increase or decrease manufacturing capacity as customer demands change. However, choosing which distribution strategy to follow or where to locate additional capacity becomes a very challenging exercise when considered in the context of a complex web of third party relationships, consolidation centers, deconsolidation centers, cross docks, and postponement facilities. Our solutions allow companies to evaluate how and where to deploy supply chain assets for optimal operational and financial performance. This includes predicting how alternative strategies will impact a company’s financial performance and ability to adjust to unforeseen market changes.

Supplier-Managed Inventory.    Many companies are responding to increased exposure to inventory obsolescence, shrinking product lifecycles and fragmenting target markets by challenging their suppliers to take a more active role in managing inventory—whether it’s located at the supplier or within the company’s own four walls. However, suppliers often struggle to meet service levels due to limited visibility into the activities that impact inventory levels at the customer’s locations. These struggles can lead to high inventory levels or stock-outs of inventory items. Our solutions provide the visibility to allow both suppliers and their customers to successfully manage supplier-managed inventory relationships. This includes the monitoring and event management capabilities to allow suppliers to manage inventory across multiple customer locations on an exception basis, while providing the customer the ability to monitor the supplier’s performance against target stocking levels and agreed-upon service levels.

Complex Logistics Planning.    Many manufacturing companies are challenging their suppliers to take a more active role in the manufacturing process—whether it’s located at the supplier or within the company’s own four walls. The challenge is that as the first tier of suppliers becomes more involved in manufacturing and less involved in traditional supply activities, the second and third tier of suppliers must take on the more traditional supply coordination and management roles in order to better support first-tier suppliers. As more tiers of supply are added to the supply chain, the coordination issues in synchronizing inbound supply into the manufacturer become extremely complex. Our solutions provide the visibility, event management, and optimization capabilities to allow both suppliers and manufacturers to manage end-customer orders through the complex manufacturing and supply processes that stretch across multiple company boundaries in a tiered supply chain. This includes optimization of routes and loads across a multi-tier supply base, as well as supplier visibility into the manufacturing schedule, manufacturing work-in-process inventory and estimated delivery dates. It also includes performance monitoring of forecast and production schedules against actuals, and supplier performance against their commitments.

Adaptive Manufacturing.    Adaptive manufacturing is the routing, scheduling, and execution management of orders through a manufacturer’s factory floor. We provide an adaptive manufacturing solution that serves as an initial step into adaptive supply chain management. Our adaptive manufacturing solution not only provides the ability to plan and schedule work in the factory, but monitors progress against the plan for exceptions, whether the exceptions occur within the plant or are demand or supply exceptions, and provides the ability to re-plan in order to accommodate those exceptions.

Contract Manufacturing and Outsourced Services.    Global competitive pressures and rapidly changing markets have driven companies to increasingly turn to outsourcing and contract services in manufacturing. This enables companies to reduce costs, rapidly add capacity, and rapidly change their manufacturing mix as market forces change. This applies equally to companies in contract, private label, generics, and component-based manufacturing relationships. Our solutions provide the ability for both contractor and manufacturer to manage orders, inventory, shipments, and forecasts from a more holistic, supply chain-wide perspective, as products move among multiple companies on their way to the end customer.

Distributed Inventory and Fulfillment.    Many companies are working to reduce inventory in their supply chains, and increase service levels to customers by re-examining the way they optimize their fulfillment network. As more options are available to companies to fulfill those needs, whether through a distribution center, a logistic service provider’s location, or even a manufacturing facility—any of which might be completely outside of the company’s visibility or control—the issues involved in managing inventory and fulfilling orders in a highly distributed environment increase. This is extremely challenging when faced with using the traditional supply chain applications that are available today. Visibility is hard to achieve when applications do not reach beyond the four walls of the company, or do not take a holistic view of information about distributed inventory. Our solutions provide the ability for companies to share with their fulfillment and logistics service providers a consolidated view across multiple locations of inventory, orders, and shipments. Monitoring and event management capabilities combine to provide a means for allocating inventory across multiple locations based on current conditions, while monitoring third party compliance to service levels in meeting end-customer orders and fulfillment requirements.

Multi-Party Logistics Management.    As companies expand their presence beyond local markets, the demands on transportation and distribution organizations increase. Companies are responding by increasingly turning to global transportation companies and logistics service providers, outsourcing everything from delivery trucks to entire fulfillment centers. But, while the difficulties associated with moving products is lessened, the difficulty in finding where shipments are—and more importantly, the orders and inventory on those shipments—becomes increasingly difficult. Multiple legs and multiple modes of transportation mean multiple hand-offs across multiple service providers, and many opportunities for shipments to go astray. Managing orders, inventory, and shipments in this environment is challenging even from one company’s perspective—proactively coordinating many companies to deliver in this environment becomes extremely difficult and time intensive with traditional supply chain tools. Our solutions provide the shipment visibility and event management capabilities that allow companies to track the progress of shipments as they make their way through multiple logistics providers. When combined with the inter-relationships between orders, inventory, and shipments, our solutions provide companies with the ability to proactively manage their extended supply chain as events occur in real-time or near real-time.

After-Market and Field Services.    Many companies are working to build speed and flexibility into their extended supply chains by moving suppliers closer to the customer—in some cases, even placing demands on them to manage the service processes for their own products. But adding more trading partners to the end customer relationship makes it exceedingly difficult to ensure that customer service levels are being met—and that end customers are being satisfied. Meeting end customers’ needs in a highly distributed environment is extremely challenging when faced with using the traditional supply chain tools. Coordination of services, like installations or repairs, that require multiple parties, can result in missed deliveries, appointment windows, and other interruptions in the supply chain when there is no single, shared view of the actions required. Our solutions provide companies with a way to monitor the process associated with repairs or installations, including coordinating the arrival of products and service providers at the customer site, removal of damaged/warranty items from the customer site, visibility into reverse logistics of warranty, damages, or repair items and monitor the financial aspects of warranties and services, including tracking the claims process and reimbursements.

We combine a number of specific products to deliver the solutions described above. A brief description of our products and the major features is presented below.

We provide a suite of products focused on adaptive execution problems within our customers’ operations. The suite of products is called our Supply Web Application suite and is comprised of the products below:

Inventory Monitor.    The Inventory Monitor provides a common, normalized view of inventory across an extended enterprise or supply chain. Features include proactive notification of unplanned inventory events, aggregation of inventory information from disparate sources, non-intrusive third party connectivity and activation, and common technology and data baseline.

Shipment Monitor.    The Shipment Monitor provides an integrated, event-based view of shipments and shipment activity across global enterprises and trading partners employing diverse execution systems. Features include multi-leg/multi-mode shipment information, shipment tracking, exception monitoring and alert notification, and flexible shipment monitoring process management.

Order Monitor.    The Order Monitor enables users to track inbound and outbound orders through process and manufacturing steps and physical moves between facilities or in conjunction with final delivery. Features include order line item level tracking, order event monitoring and exception alert notification, and seamless integration with our Shipment and Inventory Monitor modules.

Forecast Monitor.    Forecast Monitor provides a virtual repository of forecast information across the extended supply chain, providing a single source for forecasted demand and trading partner commitments. Features include forecast queries and searches, forecast metrics, monitoring and notification for exceptions and non-intrusive third party connectivity and activation.

Performance Analyzer.    Performance Analyzer provides metrics and analysis of supply chain process performance, allowing companies to see trends in supplier performance, customer activity, and internal supply chain process participants (e.g. distribution, manufacturing, etc.). This level of analysis enables continuous process improvement. Features include robust data visualization, specific pre-configured metrics, and sophisticated reporting tools. Performance Analyzer leverages a third party product from Actuate, Inc.

We also provide a set of products to address adaptive planning problems within our customers’ operations. Our adaptive planning products are described below:

Virtual Production Engine.    The Virtual Production Engine links operational planning and execution in real time, as it concurrently synchronizes order fulfillment activities and resources, providing control at every level of a company’s manufacturing operations. Virtual Production Engine features include finite scheduling, manufacturing execution, order promising, automation integration, dynamic manufacturing synchronization, and bill of process functionality.

Inbound Planning Engine.    The Inbound Planning Engine allows companies to efficiently plan and manage the inbound flow of goods from suppliers through manufacturing to distribution to synchronize supply with consumption. Features include logistics configuration, transportation mode selection, shipment routing and scheduling, returnable container planning, and load configuration.

Supply Chain Design Engine.    The Supply Chain Design Engine shows companies how and where to deploy assets for optimal operational and financial performance of their supply chain. Features include flexible representation of demand, detailed costing, manufacturing and warehousing process representation, group constraint consideration, bill of material support, mixed integer programming, and support for nine tiers of operations within the supply chain.

Our solutions and products are built on an architecture that separates data, business logic and presentation/communication services to facilitate the distribution of systems across multiple entities. The use of multi-tier design and implementation provide for ease in trading community management, user administration, and process analysis and reporting within our products and supports backup, high-availability, scalability, and load balancing.

Customers

We have a wide range of customers in various industrial, manufacturing, and transportation industries. Our solutions focus largely on supply chain and logistics problems, for companies that make and move materials from location to location, such as from suppliers to manufacturing facilities, or internally, from one facility to another. Therefore, the greatest value proposition is found at global manufacturers, retailers, and logistics providers.

As of August 31, 2003, we had over 70 customers including:

•	APL Logistics Hong Kong Ltd.

•	Dell Computer Corporation

•	DHL Systems Inc.

•	DSC Logistics Inc.

•	Ford Motor Company

•	Hon Industries, Inc.

•	Nissan North America, Inc.

•	Menlo Logistics, LLC

•	Printpack Holdings, Inc.

•	TDG Logistics Ltd.

•	Wallenius Wilhelmsen Lines AS

Strategic Relationships

We are focused on building and maintaining strong relationships with systems integrators and consulting firms that work with our target market customers on software selection and implementation projects. We have engaged with several large consulting companies in joint sales and marketing activities and have trained numerous outside consultants on our products. As we execute strategies to become specialists in select industries, we will work with these consultants to enhance and share our knowledge.

We have a formal alliance agreement with Cap Gemini Ernst & Young U.S. LLC and uniform alliance relationships with other large system integrators. From time to time we have discussions with other large consulting firms and technology providers about similar agreements. It is the intent of these alliances for the consulting firms to provide clients with system integration, implementation, hardware, software, and project management services for our technology and products and for the consulting firms to participate in joint sales and marketing efforts with Viewlocity.

We also have relationships with certain software technology providers that allow us to embed their technology into our products or otherwise use their technology. These include Actuate Corporation, BEA Systems, Inc., and Oracle Corporation.

Competition

We offer solutions for both supply chain planning and execution. Vendors offering solutions that compete with our products and services include supply chain planning, supply chain execution, and enterprise resource planning companies. We often compete with solutions from i2 Technologies Inc., Manugistics Inc., Descartes Systems Group, Optum Inc., Yantra Corporation and SAP AG. Many of our competitors are significantly larger than us, have greater financial resources and offer more complete supply chain enterprise solutions. We differentiate our self from other vendors by:

•	Providing solutions with broader and deeper supply chain functionality and capabilities;

•	Providing solutions designed to address problems in the context of suppliers, customers and other parties that are physically outside the four walls of a traditional business;

•	Having a vision and product roadmap for customers to evolve their supply chains to become more and more adaptive to ever-changing conditions, closing the loop between supply chain planning and execution; and

•	Having exceptional enterprise application integration tools and deep domain experience in enabling different applications from different providers running on different operating systems to communicate with each other.

In addition, there are other companies, such as third-party supply chain services providers that offer solutions and services that may compete with our solutions. We believe these providers may also be potential users of our solutions as they look to expand and/or outsource these capabilities.

Professional Services

As of August 31, 2003, our Solutions Deployment Organization (“SDO”) consisted of 27 individuals, of whom 13 were based in North America, 9 were based in Europe, and 5 were based in Asia-Pacific. Our SDO provides our customers with services to effectively plan for and implement our solutions. Our consultants provide the subject-matter expertise to assist customers and partners with future process definition, implementation planning and budgeting, product training, functional and technical solution design, product configuration, data integration with existing customer applications, testing, conversion, and post go-live support.

Our SDO employs an innovative, but highly structured approach to implementing supply chain solutions for our clients. We created Method View, a services implementation methodology, with the goal of building a repeatable process that captures and preserves knowledge, best practices and lessons-learned while implementing our solutions. This repository of knowledge enables our clients, partners and our own project resources to benefit from the cumulative experiences of past projects. Method View consists of a detailed methodology reference guide that acts as the primary roadmap for the project team, a project work-plan template, project estimating guidelines, and a project deliverable library. Our methodology, combined with the flexibility of our product architecture has enabled some of our customers to implement solutions in less than 10 weeks with an average implementation time across our product suite of three to five months.

We believe that the product subject-matter-expertise that our consultants bring to a customer engagement increases the customer’s probability of achieving the business results that justified the purchase of the solution. Specifically, we believe our SDO enables the customer to implement our software more rapidly and with the configuration that best supports the customer’s business process. In addition, working with customers and partners uniquely positions our consultants to capture industry and process-specific business requirements and funnel these back into our product development efforts.

While it is not mandatory for our customers to purchase our SDO services, substantially all of our customers use at least some quantity of these services for the implementation of our software products. SDO services are typically rendered under time and materials based contracts, with services billed on an hourly basis. Professional services are sometimes rendered under fixed-fee based contracts, but only in instances when we believe the scope of the project is reasonably well defined and is a close match to the capabilities of our software.

We will manage the growth of the services organization in conjunction with our objectives of working with consulting and implementation partners to increase our market penetration. Where possible, this means we will do joint engagements so that our consultants and expertise is matched with resources from consulting partners to successfully implement our solutions.

Customer Support

As of August 31, 2003, we employed 7 individuals in our support and maintenance groups. Through our comprehensive customer service programs, the relationships we forge with our customers extend far beyond the initial system implementation. As a world-class solutions provider with an experienced engineering group of technical support consultants, we offer our customers a choice of several levels of customer support, all of which provide dependable and timely resolution of technical inquiries. Customers covered by a support agreement will have support for critical issues available seven days per week and twenty-four hours per day. Customers can access our global support organization by using the toll-free telephone service, e-mail or by submitting support requests over the Internet. Progress of support requests can be monitored over the Internet as well. The support web site provides customers with access to product bulletins, product patches, product manuals, and documentation updates.

We take customer satisfaction very seriously and we work closely with our customers to ensure the success of product implementation and operation.

Research and Development

As of August 31, 2003, we employed 13 individuals in our research and development groups located in Dallas, Texas and Fairfax, Virginia, including a core group of individuals focused on new and better technologies for solving supply chain problems. In addition, we have used and may use in the future outside programming resources to supplement our base staff from time to time. Excluding stock-based compensation charges, we spent $3.2 million on research and development expenses in six months ended June 30, 2003, and $7.9 million, $5.8 million and $6.0 million for the years ended 2000, 2001 and 2002.

Through investments in internal development we have significantly expanded the scope of our solutions over the past 24 months. Due to the evolving nature of the market, we intend to continue to maintain a high level of investment in development of new solutions and enhancements, either internally or through external sources. Periodically, we undertake advanced development projects, which may be partially or wholly funded by customers that wish to deploy innovative solutions that address critical business requirements, that set customers apart from their competition, and that are aligned with our overall product roadmap. These projects have led to breakthroughs that emerge as critical new standards for the broader market.

We adhere to J2EE standards and other industry standard methods, whenever possible. We use industry standard languages such as Java. We rely on component and object-oriented engineering methodologies to develop our products. Building an application that is standards based allows for faster integration with other standards based products and services.

We are an innovative technology provider in several areas within the ASCM market, including product architecture and communications. The architecture and technology deployed in the application provides a robust, highly distributable middleware infrastructure that enables the system to scale to support desired capacity and message volume along with providing the flexibility to meet our customer’s needs. We use simple, object-oriented patterns, which allows us to utilize a smaller, scalable code base maximizing code reuse and minimizing the time and costs associated with maintenance. Our architecture separates data, business logic and presentation/communication services to facilitate the distribution of systems across multiple entities. The use of a multi-tier design and implementation supports backup, high-availability, scalability, and load balancing. All external interfaces with other applications are conducted through applications programming interfaces. These interfaces allow easy connectivity to legacy applications and web-based business-to-business e-commerce solutions. In addition, the application includes various frameworks that can be configured to meet customer specific business requirements.

Our products operate on a Windows 2000 Server, IBM AIX, HP-UX, or Sun Solaris environments. The Oracle Corporation provides relational database support.

Sales and Marketing

As of August 31, 2003, our sales and marketing organization consisted of 26 individuals, of whom 18 were based in North America, 5 were based in Europe, and 3 were based in Asia-Pacific. The 11 employees in direct sales are supported by a team of pre-sales consultants for business, product and technical expertise throughout the sales cycle. As needed, we augment our pre-sales consultants with SDO consultants to perform pre-sales activities. The sales force is organized by industry and geography. We may continue to assign some of our sales representatives to additional targeted industries. Our sales force either works from one of our regional offices, or remotely from smaller or home offices.

Nearly all of our sales at this time are through our direct sales force. However, we do have re-seller agreements, in select markets, for example in parts of north Asia. We are focused on building and maintaining strong relationships with systems integrators and consulting firms that work with our target market customers on software selection and implementation projects. We have engaged with several large consulting companies on joint sales and marketing activities and have trained numerous outside consultants on our products. As we execute strategies to become specialist in select industries, we will work with these consultants to enhance and share our knowledge. We have a formal alliance agreement with Cap Gemini Ernst & Young U.S. LLC and uniform alliance relationships with other large system integrators. From time to time we have discussions with other large consulting firms and technology providers about similar agreements. It is the intent of these alliances for the consulting firms to provide clients with system integration, implementation, hardware, software, and project management services for our technology and products and for the consulting firms to participate in joint sales and marketing efforts with Viewlocity. We may choose to consider other channels, including additional re-seller agreements in the future.

Our marketing function provides publicity and lead generation for the company. Publicity is provided through interaction with industry analysts, press, and the media to ensure prospects are aware of the company and our capabilities prior to sales calls. Lead generation activities, including seminars, trade shows, and advertising are conducted to provide the sales force with leads in support of revenue goals for the year. The marketing function also provides or administers direct mail campaigns, telemarketing, tradeshow participation, web-casts, seminars, public relations advertising, website maintenance, case studies, white papers and presentations, in support of sales and marketing programs.

The product marketing function provides product and company vision, go-to-market planning, competitive intelligence gathering and dissemination, market and customer requirements gathering, interaction with industry analysts, product definition, bundling, and pricing, and the production of product collateral and other sales tools.

Intellectual Property

Our success and ability to compete are dependent upon continuous improvements of our existing product portfolio and the continued development of new solutions. To protect our technology, we rely primarily on copyright, trade secret and trademark laws. In the ordinary course of business, we enter into confidentiality or license agreements with our employees, consultants and corporate partners that control access to and distribution of our software, documentation and other proprietary information. In addition, we license our products to end users in object code, machine-readable format and our license agreements generally allow the use of our products solely by the customer for internal purposes without the right to sublicense or transfer the products.

Employees

As of August 31, 2003, we had 89 full-time employees, of whom 13 were engaged in research and development, 26 in sales and marketing, 7 in support, 27 in service and 16 in finance, administration and operations. None of our employees are represented by a labor union. As of February 28, 2003, we had 61 employees located in North America, 18 employees located in Europe, and 10 located in Asia-Pacific. We believe that our employee relations are satisfactory.

Properties

We lease 23,827 square feet of office space for our executive offices in Atlanta, Georgia under a lease that effective as of January 2, 2004 has been terminated, and we will surrender our security deposit of approximately $700,000. We are currently searching for alternative office space. We also lease office space in Norcross, Georgia; York, Pennsylvania; Fairfax, Virginia; London, England; Sydney, Australia; Dallas, Texas and Gorinchem, Netherlands. Not all of our facilities are being fully utilized, therefore we believe that our facilities are adequate for our current operations.

Legal Proceedings

We currently are not a party to any litigation that we believe will have a material adverse effect on us or our business.

SELECTED FINANCIAL DATA

On November 15, 2002, pursuant to the 2002 Merger Agreement, we consummated the SynQuest Merger with Viewlocity Delaware. In the SynQuest Merger, Viewlocity Delaware was merged with and into us. Subsequent to the SynQuest Merger, we changed our corporate name from SynQuest, Inc. (“SynQuest”) to Viewlocity, Inc. We remain incorporated in the State of Georgia. Viewlocity Delaware was deemed to be the accounting acquirer in the SynQuest Merger. Accordingly, the following selected financial data prior to November 15, 2002 are derived from the consolidated financial statements of Viewlocity Delaware. SynQuest’s results of operations have been included with Viewlocity Delaware’s beginning on November 15, 2002, the effective date of the SynQuest Merger. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere herein. The results of operations for Viewlocity Delaware’s enterprise application integration business have been reclassified to discontinued operations in the consolidated statements of operations as Viewlocity Delaware sold that business in 2002. Our historical net loss per share reflects the equivalent number of shares received prior to the SynQuest Merger (See Note 2 to the Consolidated Financial Statements included elsewhere in this Information Statement for further information). All periods prior to the year ended December 31, 2000 only contain the results of discontinued operations and therefore have not been presented. The period-to-period comparisons of financial results are not necessarily indicative of future results.

We have not provided any pro forma data giving effect to the Merger, the debt restructuring or the equity investment in Viesta Preferred Shares, as we do not believe that such information is material to our shareholders in evaluating the Merger and Merger Agreement. The only change to Viewlocity’s financial position resulting from the Merger will be the restructuring of debt and the increase in capital resulting from the equity investment in Viesta Preferred Shares. See “Special Factors—Restructuring of Viewlocity Debt and Investment in Viesta” beginning on page 27 of this Information Statement. In addition, the Merger consideration consists solely of cash and, if the Merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to Viewlocity’s or Viesta’s financial condition resulting from the Merger and related transactions would provide meaningful or relevant information in evaluating the Merger and Merger Agreement, since our shareholders will not be shareholders of, and will have no interest in, Viewlocity following the Merger.

	Year Ended,			Six Months Ended
	December 31, 2000	December 31, 2001	December 31, 2002	June 30, 2002	June 30, 2003
	(in thousands except for share and per share data)
Revenue
License	$721	$3,090	$2,666	$1,713	$2,177
Support	—	139	1,333	323	2,890
Services	—	492	2,719	808	4,030

Total revenue	721	3,721	6,718	2,844	9,097
Cost of revenue
License	—	61	114	75	113
Support	31	127	314	—	624
Services	159	1,288	3,093	1,060	3,949
Amortization of acquired technology	—	—	199	—	796

Total cost of revenue	190	1,476	3,720	1,135	5,482

Gross profit	531	2,245	2,998	1,709	3,615
Operating expenses
Sales and marketing	8,442	14,101	12,069	7,135	3,940
Research and development	12,194	7,617	6,024	3,058	3,204
General and administrative	3,128	4,486	3,506	1,846	1,949
Purchased research and development	5,200	—	—	—	—
Asset impairment and restructuring	494	7,397	2,662	614	10
Depreciation and amortization	2,625	3,782	2,814	1,570	1,100

Total operating expenses	32,083	37,383	27,075	14,223	10,203

Operating loss	(31,552)	(35,138)	(24,077)	(12,514)	(6,588)
Minority interest in net loss of subsidiary	—	549	365	233	—
Other expense, net	302	(3,573)	(3,183)	(1,017)	(471)

Loss from continuing operations before income taxes	(31,250)	(38,162)	(26,895)	(13,298)	(7,059)
Income tax benefit (provision)	363	1,002	(5)	—	—

Loss from continuing operations	$(30,887)	$(37,160)	$(26,900)	$(13,298)	$(7,059)

Discontinued operations
Loss from operations of integration business	(30,083)	(20,648)	(1,251)	(1,045)	—
Income tax benefit (provision)	(17)	293	12	9	—
Gain from sale of integration business	—	—	18,436	14,517	—

Income (loss) from discontinued operations	(30,100)	(20,355)	17,197	13,481	—

Net income (loss)	$(60,987)	$(57,515)	$(9,703)	$183	$(7,059)
Preferred stock dividends	—	—	(246)	—	(974)

Net income (loss) attributable to common stockholders	$(60,987)	$(57,515)	$(9,949)	$183	$(8,033)

Basic and diluted net income (loss) per share
Continuing operations	$(5,283.44)	$(1,194.51)	$(34.83)	$(272.05)	$(1.36)
Discontinued operations	(5,148.82)	(654.31)	22.07	275.80	—

Basic and diluted net income (loss) per share	$(10,432.26)	$(1,848.82)	$(12.76)	$3.74	$(1.36)

Weighted average shares	5,846	31,109	779,483	48,880	5,893,654

	December 31, 2000	December 31, 2001	December 31, 2002	June 30, 2003
Balance sheet data:
Cash and marketable securities	$7,689	$7,345	$15,152	$5,025
Working capital (deficit)	6,702	(6,373)	3,337	(2,623)
Total assets	42,942	25,811	43,492	27,514
Long-term debt, less current portion	10,244	8,340	6,500	6,500
Redeemable, convertible preferred stock	68,412	52,377	—	—
Shareholders’ equity (deficit)	(65,349)	(58,263)	15,420	8,339
Other financial data:
Ratio of earnings to fixed charges		(10.3) : 1	(6.5) : 1	(12.3) : 1
Fixed charges deficiency		$41,533	$30,498	$7,589
Book value per common share outstanding		$(1,332.39)	$(4.74)	$(5.76)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003 and related notes included elsewhere in this document.

Accounting Treatment of SynQuest Merger.

On November 15, 2002, pursuant to the 2002 Merger Agreement, we consummated the SynQuest Merger with Viewlocity Delaware. In the SynQuest Merger, Viewlocity Delaware was merged with and into SynQuest. As consideration for the SynQuest Merger, we issued a total of 2,946,857 shares of our common stock to the holders of Viewlocity Delaware’s series F convertible preferred stock. Holders of other classes and series of Viewlocity Delaware capital stock received nominal cash consideration. The total consideration paid in the SynQuest Merger was determined through arm’s length negotiations between our representatives and representatives of Viewlocity Delaware. Subsequent to the SynQuest Merger, we changed our corporate name from SynQuest, Inc. to Viewlocity, Inc. We remain incorporated in the State of Georgia. The SynQuest Merger has been accounted for as a “reverse acquisition” for accounting purposes. As a result, Viewlocity Delaware is treated as the acquiror for accounting purposes, and Viewlocity Delaware’s historical results of operations have become those of the combined company. SynQuest’s results of operations have been included with Viewlocity Delaware’s beginning on November 15, 2002, the effective date of the SynQuest Merger. Prior to the SynQuest Merger, our fiscal year ended June 30th of each year. However, Viewlocity Delaware’s fiscal year ended on December 31st of each year. Because Viewlocity Delaware is considered the accounting acquiror and continuing reporting entity in the SynQuest Merger, our fiscal year has been changed to end on December 31st.

Recent Developments

Defaults on Outstanding Debt.    Prior to executing the SVB Line Modification, we were in default under the SVB Line as a result of a deficiency in our borrowing base as compared to the outstanding amount of borrowings under the SVB Line. Our default under the SVB Line resulted in a cross default under the WBV Long-Term Notes and the CommVest Obligations. On September 26, 2003, we entered into the SVB Loan Modification with SVB, restructuring the terms of the SVB Line to resolve the existing defaults under the SVB Line and to provide us with the ability to borrow additional funds on a short term basis leading up to consummation of the Merger. The foregoing defaults and restructuring of debt are discussed in greater detail under “Liquidity and Capital Resources.”

Pursuit of Strategic Alternatives.    We have entered into the Merger Agreement with Viesta and Merger Sub pursuant to which we will be acquired by Viesta. In the Merger, Merger Sub will be merged with and into Viewlocity. Viewlocity will remain as the surviving corporation, and will be a wholly-owned subsidiary of Viesta. Upon the effective time of the Merger, all of our outstanding shares of common stock and Series A preferred stock (other than shares held by dissenting shareholders) will be converted into the right to receive nominal cash consideration. Certain of Viewlocity’s creditors have agreed to restructure a portion of Viewlocity’s indebtedness, which will result in a reduction of Viewlocity’s aggregate debt from approximately $10.1 million to $5.9 million and will extend the maturity date and modify other terms of a portion of the debt. This restructuring includes a reduction of our current debt obligations toWestbridge Ventures. Westbridge Ventures has agreed to reduce the amounts owed by Viewlocity from approximately $8.0 million to $4.0 million and to extend the maturity of the debt. In connection with these agreements to restructure Viewlocity’s debt, certain of our creditors will receive shares of Viesta Preferred Shares or warrants to acquire Viesta Preferred Shares. See “The Merger” and “The Merger Agreement” beginning on pages 31 and 38, respectively, of this Information Statement.

Overview of Business Operations

We are a leader in providing ASCM software and service solutions. Our solutions enable companies to operate their complex supply chains more efficiently and reach their customers more effectively by providing solutions for managing the processes, interactions, and transactions that are inherent in operating an extended supply chain among vendors and customers. Our solutions enable companies to bridge the gap between supply chain planning and execution while managing the constant flow of events and exceptions to their plan that inhibit the financial and operational performance of the supply chain.

A complex supply chain is one with a large number of participants manufacturing and moving parts, products, and supplies around multiple locations by different modes of transportation. Companies with complex supply chains can be found within nearly all industries. Example industries where complex supply chains are often found include: high-technology and electronics, automotive and industrial products, aerospace and defense, retail and consumer packaged goods. Viewlocity’s solutions are designed for companies that need flexibility due to the dynamic nature of their industries, allowing them to more effectively plan and manage the events and transactions within their extended supply chains.

In 2002, Viewlocity Delaware and SynQuest merged, bringing together supply chain planning and execution with the goal of offering unique software and service solutions to enable more adaptive supply chains. The combined offerings will leverage supply chain planning, SCEM, and data integration capabilities to help our customers decrease inventory requirements, increase customer service levels, and more efficiently utilize manufacturing and distribution capacity across the supply chain.

Revenue.    We generate revenue by licensing our software systems and providing support and professional services for those systems. Our software license fees have principally resulted from direct sales to customers and we expect that direct sales will continue to represent our principal selling method in the future. However, we have used, and expect to continue to use, independent resellers of our products in geographic areas where we do not believe it is cost-effective to establish a direct sales force. In addition to internally generated leads, we rely on third parties such as business process improvement consultants, implementers of software systems and complementary software application providers to provide leads for potential new customers.

The sales cycle for our products is typically six to twelve months. Software license revenues for a particular period are substantially dependent on orders received in that period. Furthermore, we have experienced, and expect to continue to experience, significant variation in the size of individual licensing transactions. Generally, we ship our software products within a few days after receipt of an agreement. Therefore, we typically do not have a material backlog of unfilled software orders Consequently, substantially all of our license revenue in each quarter results from contracts entered into in that quarter. Accordingly, we generally do not maintain a significant backlog, except for professional services and support.

Our revenue stream, particularly our license revenue stream, has been and continues to be strongly impacted by the current weak economic environment. In the current economic environment, many companies have severely reduced or postponed their capital spending activities. In addition, when companies are able to pursue the licensing of our products, we experience lengthened sales cycles due to companies taking additional time to assess and prioritize purchases, as well as requiring additional approvals for such purchases. We believe that these companies still consider our solutions to be important; however, the reduced spending and delays have had the effect of slowing the market acceptance of our relatively new products. We believe that future software license fees, and the ability to predict future revenues, will be negatively impacted as long as companies continue to constrain their software licensing activities.

Cost of License Revenue.    Cost of license revenue consists of royalties paid to third parties for certain technology incorporated into our products, commissions paid to third-party systems integrators and technology vendors, the costs of duplicating media and documentation, and other direct costs of license revenue. In addition, we are obligated to pay royalties to a third party on software license fees generated from our Inbound Planning Engine product within our suite of software solutions. Future licenses of our Inbound Planning Engine product could have the effect of continuing to increase the cost of license fees over historical levels both in dollars and as a percentage of total revenue.

Cost of Support Revenue.    Cost of support revenue consists primarily of salaries and related costs for support personnel, stock-based compensation, allocation of office expenses, and other direct costs incurred in providing customer support.

Cost of Services Revenue.    Cost of services revenue consists primarily of salaries and related costs for services personnel, stock-based compensation, allocation of office expenses, payments to third-party consultants and other direct costs incurred in providing customer services implementation, consulting and training.

Amortization of Acquired Technology.    Our merger with SynQuest provided total intangible assets of $14.6 million, of which $5.0 million was allocated to acquired technology. We intend to sell and generate revenue from the acquired technology; therefore, we are recording the related amortization expense as a cost of revenue. We are amortizing the acquired technology over their estimated useful lives ranging from two to four years. The weighted average amortization period for the acquired technology is 3.2 years.

Sales and Marketing.    Sales and marketing expenses consist primarily of salaries, commissions and related costs for sales and marketing personnel, stock-based compensation, allocation of office expenses, travel, entertainment and promotional expenses.

Research and Development.    Research and development expenses include costs associated with the development of new products, enhancements to existing products and quality assurance activities. These expenses primarily consist of salaries and related costs for research and development personnel, stock-based compensation, an allocation of office expenses, payments to third-party consultants and other direct costs of research and development.

General and Administrative.    General and administrative expenses consist primarily of salaries and related costs for administrative, finance, human resources and information systems personnel, stock-based compensation, information systems costs, outside professional service fees and other general costs and expenses.

Depreciation and Amortization.    Depreciation and amortization includes the depreciation of property and equipment and the amortization of certain intangible assets.

Other Expense net.    Other expense net consists of interest income, interest expense, foreign currency exchange transaction gains/losses and other miscellaneous income and expense items.

Stock-Based Compensation.    Stock-based compensation consists of the following components:

•	In connection with the acquisition of SC21 Pte. Ltd. (“SC21”), we were required to pay $1.0 million in cash and issue shares of our common stock to certain shareholders of SC21, on each of December 31, 2000 and 2001. These issuances were contingent upon the continued employment and services of the former owners of SC21. As such, we recorded this contingent consideration as compensation expense over the employment and service period through the termination of operations of SC21 in 2001. We recorded compensation expense related to SC21 of $3.2 million and $1.6 million in 2000 and 2001.

•	We have recorded total stock-based compensation expense associated with options that have been granted to employees because the estimated fair value of the underlying common stock was greater than the exercise price on the date of grant. Our board of directors determined the fair value of the underlying common stock on the grant date based on recent sales of our preferred stock for cash to third-party investors. The total amount of compensation expense associated with these options was $1.1 million and $0.1 million in 2000 and 2001.

•	We have recorded stock-based compensation expense of approximately $0.2 million for the six months ended June 30, 2002, and $0.6 million and $0.3 million in 2001 and 2002 related to restricted stock issued to employees of our Japanese subsidiary.

Stock-based compensation has been recorded in the following categories of expenses in the six months ended June 30, 2002 and 2003 and the years ended December 31, 2000, 2001, and 2002:

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(in thousands)
Support and Services	$—	$136	$70	$50	$—
Sales and Marketing	—	271	115	76	—
Research and Development	4,293	1,776	52	33	—
General and Administrative	—	68	34	22	—

Total	$4,293	$2,251	$271	$181	$—

As of December 31, 2002 all of the stock-based compensation has been expensed and will not continue in the future.

Discontinued Operations

On March 27, 2002, we sold our European integration business, including our integration intellectual property, to Sopra Group for $14.5 million. The European integration business generated revenue of $14.6 million and operating losses of $8.2 million in 2001. The European integration business had total assets of $9.4 million, total liabilities of $9.3 million, and shareholders equity of $0.1 million as of December 31, 2001. On July 31, 2002, we completed the sale of our Asian and US integration business to Sopra Group for approximately $3.0 million. The Asian and U.S. integration business generated revenue of $13.1 million and operating losses of $11.8 million in 2001. The Asian and U.S. integration business had total assets of $3.8 million, total liabilities of $3.4 million and shareholders equity of $0.4 million as of December 31, 2001. In accordance with SFAS 144, the integration business has been accounted for as a discontinued operation. The integration business has been disposed of and the results of operations for all periods presented are reported in discontinued operations. The sale of the integration businesses resulted in a net gain of $18.4 million in 2002.

Critical Accounting Policies and Use of Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The most significant estimates used in these financial statements include the valuation of equity instruments, lives of property and equipment, allocation of purchase consideration, valuation of goodwill, valuation and lives of intangible assets, valuation allowance on deferred taxes, and the allowance for doubtful accounts receivable. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates. We believe the following critical accounting policies affect the most significant areas involving management’s judgments and estimates.

Revenue Recognition.    Our revenue is generated primarily by licensing our software systems and providing support and professional services for those systems. We account for our revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) 101 “Revenue Recognition in Financial Statements” and Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, issued by the American Institute of Certified Public Accounts, as amended by SOP 98-4 and SOP 98-9. SAB 101 and SOP 97-2 provide guidance on applying generally accepted accounting principles in recognizing revenue.

We allocate the total software arrangement fee among each element of the arrangement with a customer where the arrangement includes rights to multiple software products, post-contract support and/or services. The arrangement fee is recognized by deferring the fair value of all undelivered elements, as determined based on the vendor-specific objective evidence of fair value of the elements when they are sold separately, and recognizing as revenue the balance of the arrangement fee as attributable to the delivered elements.

We generally license our software for a perpetual term by charging a license fee that grants the customer the right to use the software system that is currently available at the time the agreement is reached. We recognize license revenue when there is persuasive evidence of an agreement, the software has been shipped, collectibility is reasonably assured, payment is due within one year and we have no further significant obligations. When license payment terms are in excess of one year, we recognize the related revenue as the payments become due. When uncertainties exist relating to any of these criteria, we recognize revenue upon resolution of the uncertainty or when payment is received.

We also provide support and maintenance for our software systems under support agreements. These agreements provide unspecified software upgrades and technical support over a specified term, which is typically twelve months and renewable on an annual basis. Support contracts typically are paid in advance, and revenues from these contracts are deferred and recognized ratably over the term of the contract.

Allowance for Doubtful Accounts.    We continuously monitor collections and payments from our customers and maintain allowances for doubtful accounts based upon our historical experience of write-offs of uncollectible accounts and any specific customer collection issues that have been identified. While such credit losses have historically been within management’s estimates, there can be no assurance that we will continue to experience the same level of credit losses that we have in the past. If the financial condition of our customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Changes in our assumptions and estimates could result in significantly different results than those recorded in our financials statements and would have the effect of reducing or increasing future profits in the period in which the estimate is revised.

Goodwill and Other Intangible Assets.    We adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. As such, goodwill is no longer amortized. Other intangible assets are amortized on a straight-line basis over the useful life of the asset, which is the period the asset is expected to contribute directly or indirectly to future cash flows. Other intangibles include customer relationships and acquired technology. The lives established for our intangible assets are based on many factors, and are subject to change because of the nature of our operations. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or indicate that an impairment exists. A range of 2 to 7 years has been used for amortization of specific intangible assets.

Impairment of Long-Lived Assets.    In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that more likely than not reduce the fair value of the goodwill below its carrying value. Goodwill is impaired when its carrying value exceeds its fair value. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” other long-lived assets, which include other intangible assets, will be reviewed for impairment when factors indicate that a potential impairment may have occurred. Impairment occurs when the carrying amount of an asset exceeds its undiscounted cash flow recoverability. Impairment is then measured by comparing the carrying amount of the asset to its fair value, and we recognize an impairment loss equal to the excess above the fair value. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes the new accounting basis. As a result of our financial condition, we are currently evaluating the impact on our goodwill and intangible assets based upon the strategic alternatives that we are pursuing, including potential alternative sources of capital, business combination transactions and asset sale transactions. Upon our board making a strategic decision upon these matters or upon consummation of this transaction, an impairment could be required.

Software Development Costs.    In accordance with SFAS 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, we expense all research and development costs as they are incurred before a product becomes technologically feasible and after a product is generally available. Between the time a product is considered technologically feasible and when it is generally available, we capitalize the costs associated with the development. For substantially all of our products, we have expensed the software development costs as they are incurred because the development costs between technological feasibility and general availability have been minimal.

When software development costs are capitalized, we begin amortizing the capitalized costs once a product is generally available. Amortization is provided at the greater of the amount computed using (i) the ratio that current revenues for a product bear to the total of the current and anticipated future revenues of that product or (i) on a straight-line over the estimated useful life of the related product, generally two to five years. As of each balance sheet date, we perform a net realizable value analysis and the amount by which unamortized software development costs exceeds the net realizable value, if any, is recognized as expense in the period it is determined.

Income Taxes.    Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Results of Operations

The following table sets forth selected statements of operations data expressed as a percentage of our total revenue for the respective periods.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
Revenue
License	100.0%	83.1%	39.7%	60.2%	23.9%
Support	—	3.7	19.8	11.4	31.8
Services	—	13.2	40.5	28.4	44.3

Total revenue	100.0	100.0	100.0	100.0	100.0
Cost of revenue
License	—	1.6	1.7	2.6	1.2
Support	4.3	3.5	4.7	—	6.9
Services	22.1	34.6	46.0	37.3	43.4
Amortization of acquired technology	—	—	3.0	—	8.8
Total cost of revenue	26.4	39.7	55.4	39.9	60.3

Gross profit	73.6	60.3	44.6	60.1	39.7
Operating expenses
Sales and marketing	1,170.9	378.9	179.6	250.9	43.3
Research and development	1,691.3	204.7	89.7	107.5	35.2
General and administrative	433.8	120.6	52.2	64.9	21.4
Purchased research and development	721.2	—	—	—	—
Restructuring and other, net	68.5	198.8	39.6	21.6	0.1
Depreciation and amortization	364.0	101.6	41.9	55.2	12.1

Total operating expenses	4,449.7	1,004.6	403.0	500.1	112.1

Operating loss	(4,376.1)	(944.3)	(358.4)	(440.0)	(72.4)
Minority interest in net loss of subsidiary	—	14.8	5.4	8.2	—
Other expense, net	41.9	(96.1)	(47.3)	(35.8)	(5.2)

Loss from continuing operations before income taxes	(4,334.2)	(1,025.6)	(400.3)	(467.6)	(77.6)
Income tax benefit (provision)	50.3	26.9	(0.1)	—	—

Loss from continuing operations	(4,283.9)	(998.7)	(400.4)	(467.6)	(77.6)

Discontinued operations
Loss from operations of integration business	(4,172.4)	(554.9)	(18.6)	(36.7)	—
Income tax benefit (provision)	(2.4)	7.9	0.2	0.3	—
Gain from sale of integration business	—	—	274.4	510.4	—

Income (loss) from discontinued operations	(4,174.8)	(547.0)	256.0	474.0	—

Net income (loss)	(8,458.7)%	(1,545.7)%	(144.4)%	6.4%	(77.6)%

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Pursuant to the 2002 Merger Agreement, we consummated the SynQuest Merger with Viewlocity Delaware on November 15, 2002. In the SynQuest Merger, Viewlocity Delaware was merged with and into SynQuest. The SynQuest Merger was accounted for as a “reverse acquisition” for accounting purposes. As a result, Viewlocity Delaware is treated as the acquirer for accounting purposes, and Viewlocity Delaware’s historical results of operations have become those of the combined company. SynQuest’s results of operations have been included with Viewlocity Delaware’s beginning on November 15, 2002, the effective date of the SynQuest Merger. SynQuest’s operations were included with Viewlocity Delaware’s for the three and six months ended June 30,

2003 but not for the three and six months ended June 30, 2002. This results in significant differences in the comparison between the three and six months ended June 30, 2003 and the three and six months ended June 30, 2002.

License Revenue. Revenue from software license fees increased 27.1% to $2.2 million in the six months ended June 30, 2003 from $1.7 million in the same period in 2002. During the six months ended June 30, 2003, we recognized revenue from six license agreements as compared to four license agreements in the same period in 2002. As a percentage of total revenue, revenue from software license fees decreased to 23.9% in the six months ended June 30, 2003 from 60.2% in the same period in 2002.

Support Revenue.    Revenue from support and maintenance contracts increased 794.7% to $2.9 million in the six months ended June 30, 2003 from $0.3 million in the same period in 2002, an increase of $2.6 million. Approximately $2.3 million of this increase was related to support contracts acquired as part of the SynQuest Merger. The remainder of the increase in support revenue was due to an increase in our customer base, which resulted in an increase in both the dollar amount and number of support and maintenance contracts. As a percentage of total revenue, revenue from support increased to 31.8% in the six months ended June 30, 2003 from 11.4% in the same period in 2002.

Services Revenue.    Revenue from professional services increased 398.8% to $4.0 million in the six months ended June 30, 2003 from $0.8 million in the same period in 2002, an increase of $3.2 million. Approximately $2.4 million of this increase related to SynQuest’s customers that we acquired in the SynQuest Merger. The remaining increase in revenue from services resulted from new customers as our customer base has grown, which resulted in an increase in both the dollar amount and number of service agreements. As a percentage of total revenue, revenue from services increased to 44.3% in the six months ended June 30, 2003 from 28.4% in the same period in 2002.

Cost of License Revenue.    Cost of license revenue was consistent at $0.1 million for the six months ended June 30, 2003 and 2002. As a percentage of license revenue, cost of license revenue decreased to 1.2% in the six months ended June 30, 2003 from 2.6% in the same period in 2002.

Cost of Support Revenue.    There was no cost of support revenue in the six months ended June 30, 2002. Cost of support increased to $0.6 million in the six months ended June 30, 2003. In the third quarter of 2002, we began increasing our support staff to accommodate our increase in support and maintenance contracts and in connection with the SynQuest customers acquired in the SynQuest Merger. As a percentage of support revenue, cost of support was 21.6% in the six months ended June 30, 2003.

Cost of Services Revenue.    Cost of services revenue increased 272.5% to $3.9 million in the six months ended June 30, 2003 from $1.0 million in the same period in 2002, an increase of $2.9 million. As a percentage of services revenue, the cost of services decreased to 98.0% in the six months ended June 30, 2003 from 131.2% in the same period in 2002. During the six months ended June 30, 2002, we generated negative margins from our professional services. For the six months ended June 30, 2002, our hiring of services personnel was performed in advance of having significant customers so that we would have properly trained services personnel as our products gained market acceptance and our customers required professional services. We broke even on services during the six months ended June 30, 2003, however, we experienced a decrease in utilization of our services personnel in the latter portion of the quarter. Subsequent to June 30, 2003, we responded to the lower utilization by reducing headcount and costs to align them with the decrease in utilization. We are continuing to align our cost of services with the revenues to generate positive margins; however, we can not predict if we will attain positive margins relating to services in the future due to the many uncertainties.

Amortization of Acquired Technology.    We recorded amortization of acquired technology of $0.8 million in the six months ended June 30, 2003 in connection with SynQuest’s technology we acquired in the SynQuest Merger. The SynQuest Merger provided total intangible assets of $14.6 million, of which $5.0 million was allocated to acquired technology. We intend to license and generate revenue from the acquired technology; therefore, we are recording the related amortization expense as a cost of revenue. We are amortizing the acquired technology over its estimated useful lives ranging from two to four years. The weighted average amortization period for the acquired technology is 3.2 years. As a result of our financial condition, we are currently evaluating the impact on our intangible assets, including our acquired technology, based upon the strategic alternatives that we are pursuing, including potential alternative sources of capital, business combination transactions and asset sale transactions. Upon the consummation of any such transactions, an impairment charge could be required.

Sales and Marketing.    Sales and marketing expenses decreased 44.8% to $3.9 million in the six months ended June 30, 2003, from $7.1 million in the same period in 2002, a decrease of $3.2 million. The decrease was primarily due to a reduction in sales and marketing personnel, as well as tighter controls over discretionary spending, particularly marketing and promotional spending. As a percentage of total revenue, these costs decreased to 43.3% in the six months ended June 30, 2003 from 250.9% in the six months ended June 30, 2002.

Research and Development.    Research and development expenses increased 4.8% to $3.2 million in the six months ended June 30, 2003 from $3.1 million in the same period in 2002, an increase of $0.1 million. As a percentage of total revenue, research and development expenses decreased to 35.2% in the six months ended June 30, 2003 from 107.5% in the same period in 2002.

General and Administrative.    General and administrative expenses increased 5.6% to $1.9 million in the six months ended June 30, 2003 from $1.8 million in the same period in 2002, an increase of $0.1 million. During the six months ended June 30, 2003, our general and administrative expenses increased by $0.2 million due to an increase in legal fees, insurance premiums, and filing fees associated with being a public company and an increase in our outside consultant fees, offset by a credit to general and administrative expenses of $0.1 million due to settlement of a legal dispute in the six months ended June 30, 2003. As a percentage of total revenue, these costs decreased to 21.4% in the six months ended June 30, 2003 from 64.9% in the same period in 2002.

Restructuring and other, net.    Net restructuring expense was not material for the six months ended June 30, 2003, and restructuring expense was $0.6 million for the six months ended June 30, 2002. During the first quarter of 2003, in order to continue to decrease our costs we reduced our headcount and began the process of closing our office in Albany, New York, further consolidating our research and development operations in our Dallas, Texas office. In conjunction with this reduction in force, we incurred $0.3 million of severance and related costs resulting from a reduction in force of 17 development employees. In the quarter ended June 30, 2003, we continued to reduce our cost structure with revenue and reduced our workforce by an additional 10 employees. In connection with this reduction in force, we incurred $0.3 million in severance and related costs for the three months ended June 30, 2003. We have incurred a total of $0.6 million in severance and related costs for the six months ended June 30, 2003. On March 5, 2003 we entered into a sublease agreement to sublease approximately 8,426 square feet of the former SynQuest headquarters office space. The sublease agreement began on April 1, 2003 and continues through December 31, 2005. On May 30 and June 30, 2003, we entered into two additional agreements to sublease the remaining 15,719 square feet of the former SynQuest headquarters office space. The sublease agreements begin on July 1, 2003 and continue through December 30, 2005. On March 14, 2003, we also terminated our lease agreement for previously abandoned office space in Atlanta, Georgia which consisted of approximately 11,788 square feet. The sublease agreements and the lease termination reduced our restructuring liability and we recorded a reduction to our restructuring expense of $0.6 million for the six months ended June 30, 2003. During the six months ended June 30, 2002, we implemented plans to realign our organization and reduce operating costs. During the six months ended June 30, 2002, we reduced our headcount and incurred $0.6 million in severance and related expenses resulting in a headcount reduction of 25 employees, consisting of management, development, sales and administrative employees.

Depreciation and Amortization.    Depreciation and amortization decreased 29.9% to $1.1 million in six months ended June 30, 2003 from $1.6 million in the same period in 2002, a decrease of $0.5 million.

Amortization expense decreased by $0.6 million because of the abandonment of certain acquired technology that we acquired in the acquisition of Electron Economy in 2001. During the third quarter of 2002, we decided to no longer develop or utilize the technology we acquired in the acquisition of Electron Economy and therefore abandoned these product lines. This decrease was partially offset by an increase of $0.2 million relating to the amortization of SynQuest’s customer lists acquired in the SynQuest Merger. The SynQuest Merger provided total intangible assets of $14.6 million, of which $3.4 million was allocated to customer lists resulting in amortization expense of $0.2 million in the six months ended June 30, 2003. Depreciation expensed decreased by approximately $0.1 million for the six months ended June 30, 2003 as compared to the same period in 2002. As a percentage of total revenue, depreciation and amortization decreased to 112.1% in the six months ended June 30, 2003 from 500.1% in the same period in 2002.

Operating Expenses and Operating Loss.    As a result of the above factors, our operating expenses decreased to $10.2 million in the six months ended June 30, 2003, from $14.2 million in the same period in 2002 and our operating loss decreased to $6.6 million in the six months ended June 30, 2003 from $12.5 million in the same period in 2002.

Other Expense, net.    Other expense is primarily composed of the net of interest income, interest expense and foreign currency gains and losses. Other expense decreased by 53.7% to $0.5 million in the six months ended June 30, 2003 from $1.0 million in the same period in 2002, a decrease of $0.5 million. The decrease was primarily due to a decrease in interest expense. $0.4 million of this decrease relates to warrants to acquire our capital stock that were cancelled during 2002 in connection with the SynQuest Merger, which were being amortized to interest expense. The remaining decrease of $0.1 million in interest expense is due to a reduction in our long-term debt from June 30, 2002 to June 30, 2003.

Income Taxes.    In the six months ended June 30, 2002 and 2003, there were no provisions for income taxes.

Discontinued Operations.    In the six months ended June 30, 2002, we reported loss from operations of our integration business of $1.0 million and a gain on sale of the discontinued operations of $14.5 million. This resulted in overall income from discontinued operations of $13.5 million in the six months ended June 30, 2002. The discontinued operations are the results from our integration business that we sold in 2002.

Net Income (Loss).    As a result of the above factors, our net loss increased to $7.1 million in the six months ended June 30, 2003 compared to net income of $0.2 million in the same period in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

License Revenue.    Revenue from software license fees decreased 13.7% to $2.7 million in 2002 from $3.1 million in 2001, a decrease of $0.4 million. The decrease in license revenue was primarily due to weak economic conditions that caused our customers to delay or lower their technology capital spending. During 2002, we recognized revenue from five license agreements as compared to seven license agreements in 2001. As of December 31, 2002, we had approximately $1.0 million in signed license backlog. As a percentage of total revenue, revenue from software license fees decreased to 39.7% in 2002 from 83.1% in 2001.

Support Revenue.    Revenue from support and maintenance contracts increased 859.0% to $1.3 million in 2002 from $0.1 million in 2001, an increase of $1.2 million. $0.6 million of this increase was related to the SynQuest Merger on November 15, 2002 and the support revenue recognized from that date through December 31, 2002. The remainder of the increase in support revenue was due to an increase in our customer base since the initial introduction of our products in late 2000, which resulted in an increase in both the dollar amount and number of support and maintenance contracts. As a percentage of total revenue, revenue from support increased to 19.8% in 2002 from 3.7% in 2001.

Services Revenue.    Revenue from professional services increased 452.6% to $2.7 million in 2002 from $0.5 million in 2001, an increase of $2.2 million. $0.4 million of this increase related to the SynQuest Merger on November 15, 2002 and the services revenue recognized from that date through December 31, 2002. The remaining increase in revenue from services resulted from new customers, as our customer base has grown since the initial introduction of our products in late 2000, which resulted in an increase in both the dollar amount and number of service agreements. As a percentage of total revenue, revenue from services increased to 40.5% in 2002 from 13.2% in 2001.

Cost of License Revenue.    Cost of license revenue remained consistent at $0.1 million in 2002 and 2001. As a percentage of license revenue, cost of license revenue also remained consistent at 1.7% in 2002 as compared to 1.6% in 2001.

Cost of Support Revenue.    Cost of support increased 147.2% to $0.3 million in 2002 from $0.1 million in 2001, an increase of $0.2 million. In 2002, we increased our support staff to accommodate our increase in support and maintenance contracts. As a percentage of support revenue, cost of support decreased to 23.6% in 2002 from 91.4% in 2001, as a result of the increase in support revenue from 2001 to 2002.

Cost of Services Revenue.    Cost of services increased 140.1% to $3.1 million in 2002 from $1.3 million in 2001, an increase of $1.8 million. In 2002, we increased our services staff to accommodate our increase in service arrangements. As a percentage of services revenue, cost of services decreased to 113.8% in 2002 from 261.8% in 2001, due to an increase in services revenue from 2001 to 2002. During 2001 and 2002, we generated negative margins from our professional services. Our hiring of services personnel was performed in advance of having significant customers so that we would have properly trained services personnel as our products gained market acceptance and our customers required professional services. We anticipate the margin relating to services to improve in 2003.

Amortization of Acquired Technology.    We recorded amortization of acquired technology of $0.2 million in 2002 in connection with the SynQuest Merger. The SynQuest Merger provided total intangible assets of $14.6 million, of which $5.0 million was allocated to acquired technology. We intend to sell and generate revenue from the acquired technology; therefore, we are recording the related amortization expense as a cost of revenue. We are amortizing the acquired technology over their estimated useful lives ranging from two to four years. The weighted average amortization period for the acquired technology is 3.2 years.

Sales and Marketing.    Sales and marketing expenses decreased 14.4% to $12.1 million in 2002 from $14.1 million in 2001, a decrease of $2.0 million. The decrease was primarily due to a reduction and sales and marketing personnel, as well as tighter controls over discretionary spending, particularly marketing and promotional spending. As a percentage of total revenue, these costs decreased to 179.6% in 2002 from 378.9% in 2001.

Research and Development.    Research and development expenses decreased 20.9% to $6.0 million in 2002 from $7.6 million in 2001, a decrease of $1.6 million. Non-cash stock-based compensation included within research and development expenses decreased by $1.7 million to $0.1 million in 2002 compared to $1.8 million in 2001. During 2001, the majority of stock-based compensation included within research and development costs related to the SC21 acquisition. Under the terms of the acquisition agreement, we were required to pay $1.0 million in cash and issue shares of our common stock to certain stockholders of SC21, on each of December 31, 2000 and 2001. These payments and stock issuances were contingent upon the continued employment and services of these stockholders and therefore, we excluded them from the purchase price and accounted for them as compensation expense over the employment and service period which ended on December 31, 2001. Therefore, this amortization of stock-based compensation expense did not carry forward into 2002. As a percentage of total revenue, research and development expenses decreased to 89.7% in 2002 from 204.7% in 2001.

General and Administrative.    General and administrative expenses decreased 21.8% to $3.5 million in 2002 from $4.5 million in 2001, a decrease of $1.0 million. This decrease was primarily due to a reduction in general and administrative personnel costs. As a percentage of total revenue, these costs decreased to 52.2% in 2002 from 120.6% in 2001.

Asset Impairment and Restructuring.    Asset impairment and restructuring expenses decreased 64.0% to $2.7 million in 2002 from $7.4 million in 2001. During 2002, we reduced our headcount and incurred $1.3 million in severance and related expenses resulting in a headcount reduction of 34 employees, consisting of management, development, selling and administrative employees. Also during 2002, we decided to no longer develop or utilize the technology acquired in the acquisition of Electron Economy and therefore we abandoned these product lines. Accordingly, we recorded asset impairment charges of $0.9 million in 2002 for the remaining net book value of that acquired technology. Additionally, in 2002 we closed our office in France to align our cost structure with changing market conditions. We incurred $0.5 million in expenses for the closure of this facility. During 2001, we abandoned certain product lines from previously purchased businesses. These actions were designed to simplify product offerings and focus on our core products. We incurred asset impairment charges of $7.4 million during 2001. Of the $7.4 million, $3.1 million related to the write-off of acquired technology, $4.2 million related to the write-off of goodwill and other intangible assets, and $0.1 million related to the write-off of property and equipment.

Depreciation and Amortization.    Depreciation and amortization decreased 25.6% to $2.8 million in 2002 from $3.8 million in 2001, a decrease of $1.0 million. Amortization expense decreased $1.7 million to $0.8 million in 2002 from $2.4 million in 2001. In January 1, 2002, we implemented SFAS 142 which requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually with fiscal years beginning after December 15, 2001. The decrease in amortization was primarily due to the change in amortization of goodwill from implementing SFAS 142. Goodwill amortization was $1.1 million in 2001 and there was no goodwill amortization in 2002. The remainder of the decrease in amortization expense from 2001 to 2002 resulted from the previously discussed abandonment of certain acquired technology from SC21 and Electron Economy. Depreciation expense increased $0.7 million to $2.0 million in 2002 from $1.3 million in 2001. This increase was due to a increase in the depreciable asset base in 2002. As a percentage of total revenue, depreciation and amortization decreased to 41.9% in 2002 from 101.6% in 2001.

Operating Expenses and Operating Loss.    As a result of the above factors, our operating expenses decreased to $27.1 million in 2002 from $37.4 million in 2001 and our operating loss decreased to $24.1 million in 2002 from $35.1 million in 2001.

Other Income (Expense).    Other income (expense) is primarily composed of interest income, interest expense and foreign currency gains and losses. We had a currency gain of $0.4 million in 2002 compared to a currency loss of $0.4 million in 2001. This was offset by an increase in interest expense of $0.2 million from $3.6 million in 2002 to $3.4 million in 2001 primarily due to expensing cancelled warrants to interest expense in 2002 in connection with the SynQuest Merger.

Income Taxes.    In 2002 and 2001, we reported losses for both financial reporting and income tax purposes. There was no significant provision for income taxes in 2002 and we recorded an income tax benefit of $1.0 million in 2001. At the time of the acquisition of SC21, a deferred tax liability was incurred relating to the goodwill allocated to the software and workforce agreements. Because of the previously discussed write-off of the SC21 intangibles during 2001, we recognized a $1.0 million benefit for the reversal of the deferred tax liability.

Discontinued Operations.    In 2002, we reported a loss from discontinued operations of $1.3 million offset by the gain on sale of the discontinued operations of $18.4 million. This resulted in income from discontinued operations of $17.2 million in 2002. This compared to a net loss from discontinued operations of $20.4 million in 2001. The discontinued operations are the results from our integration business that we sold in 2002.

Net Loss.    As a result of the above factors, our net loss decreased to $9.7 million in 2002 compared to a net loss of $57.5 million in 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

License Revenue.    Revenue from software license fees increased 328.6% to $3.1 million in 2001 from $0.7 million in 2000. In early 2000 we began to develop our suite of products and we began to derive revenue from this product line in the third quarter of 2000. The increase in software license fees from 2000 to 2001 is the result of having a generally available product for the entire year of 2001 as opposed to a partial year in 2000. As a percentage of total revenue, revenue from software license fees decreased to 83.1% in 2001 from 100.0% in 2000.

Support Revenue.    Revenue from support and maintenance was $0.1 million in 2001. There was no support revenue in 2000. We began to sell our products in the third quarter of 2000 and support and maintenance on these products did not begin until 2001. Support revenue was 3.7% of our total revenue in 2001.

Services Revenue.    Revenue from services was $0.5 million in 2001. There was no service revenue in 2000. We began to sell our products in the third quarter of 2000 and services engagements to implement those projects did not begin until early 2001. Services revenue was 13.2% of our total revenue in 2001.

Cost of License Revenue.    Cost of license revenue was $0.1 million in 2001. There was no cost of license revenue in 2000. This increase resulted from royalties paid to a third party for technology utilized with our products during 2001. In the early releases of our products, there was no embedded third party technology, however, as we have continued to enhance the products, we have utilized third party technology as the most efficient way to provide certain functionality. As a percentage of license revenue, cost of license fees increased to 1.6% in 2001.

Cost of Support Revenue.    Cost of support increased to $0.1 million in 2001. Cost of support was not significant in 2000. We began to hire support personnel and build our support organization in late 2000 after we made the initial release of our products. Cost of support was 91.4 % as a percentage of support revenue in 2001.

Cost of Services Revenue.    Cost of services increased 710.1% to $1.3 million in 2001 from $0.2 million in 2000. We began to hire services personnel and build our services organization in late 2000 after we made the initial release of our products. This build-up of the services organization was done in advance of having any significant customers so that we would have properly trained services personnel as our products gained market acceptance and our customers required professional services. As a result, in 2000 we incurred cost of services without having any services revenue and in 2001 we incurred more cost of services than services revenue.

Sales and Marketing.    Sales and marketing expenses increased 67.0% to $14.1 million in 2001 from $8.4 million in 2000. The increase was due mainly to an increase in the number of sales and marketing personnel, increased commission as a result of higher license sales, and increased market expenses relating to the launch of our products.

Research and Development.    Research and development expenses decreased 37.5% to $7.6 million in 2001 from $12.2 million in 2000, a decrease of $4.6 million. Non-cash stock-based compensation included in research and development expenses decreased by $2.5 million to $1.8 million in 2001 compared to $4.3 million in 2000. During 2001 and 2000, the majority of stock-based compensation included within research and development costs related to the SC21 acquisition. Under the terms of the acquisition agreement, we were required to pay $1.0 million in cash and issue shares of our common stock to certain stockholders of SC21, on each of December 31, 2000 and 2001. These payments and stock issuances were contingent upon the continued employment and services of these stockholders and therefore, we excluded them from the purchase price and accounted for them as compensation expense over the employment and service period which ended on December 31, 2001. The remainder of the decrease in research and development expenses from 2000 to 2001 was primarily due to a decrease in the use of outside consulting personnel. We utilized a significant amount of outside consulting personnel during 2000 as we prepared for the initial release of our products. Once the products were released and as they matured, we hired additional development personnel and utilized fewer outside consultants resulting in an overall cost reduction for 2001 as compared to 2000.

General and Administrative.    General and administrative expenses increased 43.4% to $4.5 million in 2001 from $3.1 million in 2000. This increase was primarily due to increase in personnel in 2001.

Purchased Research and Development.    In connection with our purchase of Nexstep, we recorded a one-time charge to expense of $5.2 million during the first quarter of 2000 related to in-process research and development (“IPR&D”). When we acquired Nexstep, it was in the process of developing software products for Internet retail organizations, primarily focused on its enterprise application architecture. The enterprise application architecture is a code framework for the operating environment upon which Nexstep intended to build a number of application components for supply chain management. While analysis, design, modeling and coding had been performed on many functions of the framework, Nexstep had not produced an operational system nor tested the prototypes in live network environments. The project was neither complete nor being marketed and had not achieved technological feasibility at the date of acquisition. Substantially all of the application components that Nexstep intended to build were in the very early stages of research and analysis. As a result, substantially all of the $5.2 million in IPR&D that we acquired was related to the enterprise application architecture. We determined the value of the IPR&D based on the income approach valuation method by estimating the present value of the projected net cash flows to be generated by the in-process technology.

In order to determine the projected net cash flows, the revenue, expenses, and other cash flow items associated with the commercialization of the in-process technology were estimated for the period from 2000 though 2006. Strong revenue growth was projected through 2002; thereafter, revenue was expected to increase moderately through 2005 and then decline sharply in 2006 as other new products were expected to be introduced. The projected net cash flows were then discounted to present value at 30%, a rate of return that considers the relative risk of achieving the projected cash flows and the time value of money. Finally, a 45% stage-of-completion factor was applied to the discounted cash flows. Consistent with our policy for accounting for costs to develop our software, these products are not capitalizable under SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” and have no alternative future use other than in research and development.

Asset Impairment and Restructuring.    Asset impairment and restructuring costs increased to $7.4 million in 2001 from $0.5 million in 2000. During 2001, we abandoned certain product lines from previously purchased businesses. These actions were designed to simplify product offerings and focus on our core products. We incurred asset impairment charges of $7.4 million during 2001. Of the $7.4 million, $3.1 million related to the write-off of acquired technology, $4.2 million related to the write-off of goodwill and other intangible assets, and $0.1 million related to the write-off of property and equipment. During 2000, we reduced our headcount by terminating 11 development employees and closed our Raleigh, N.C. office. In conjunction with this reduction in force, we incurred $0.5 million of severance and related costs.

Depreciation and Amortization.    Depreciation and amortization increased 44.1% to $3.8 million in 2001 from $2.6 million in 2000. The increase was mainly due to the increase in depreciation of fixed assets.

Operating Expenses and Operating Loss.    As a result of the above factors, our operating expenses increased to $37.4 million in 2001 from $32.1 million in 2000 and our operating loss increased to $35.1 million in 2001 from $36.1 million in 2000.

Other Income (Expense).    Other income (expense) increased to $3.6 million of expense in 2001 compared to $0.3 million of income in 2000. Interest, the largest component of other income (expense), primarily consists of interest earned on cash and cash equivalents, offset by interest expense related to obligations under lines of credit, loans and capital leases. Net interest expense was $3.2 million in 2001 compared to $0.1 million of income in 2000. The increase in net interest expense was due to $10 million in subordinated debt that was issued in December 2000.

Income Taxes.    At the time of the acquisition of SC21, a deferred tax liability was incurred relating to the goodwill allocated to the software and workforce agreements. Because of the previously discussed write-off of the SC21 intangibles during 2001, we recognized a $1.0 million benefit for the reversal of the deferred tax liability, compared to a benefit of $0.4 million in 2000.

Discontinued Operations.    In 2001, we reported net loss from discontinued operations of $20.4 million. This compared to a net loss from discontinued operations of $30.1 million in 2000. The discontinued operations are the results from our integration business that was sold in 2002.

Net Loss.    As a result of the above factors, our net loss decreased to $57.5 million in 2001 compared to $61.0 million in 2000.

Unaudited Quarterly Results of Operations Data

The following tables contain quarterly financial information. The unaudited consolidated quarterly financial statements have been prepared on substantially the same basis as the audited consolidated financial statements contained elsewhere in this report. They include all adjustments, consisting only of normal recurring accruals that are considered necessary to present fairly this information when read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this annual statement.

	Quarter Ended,
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003
	(in thousands, except share and per share data)
Revenue	$1,018	$447	$874	$1,382	$498	$2,346	$1,267	$2,607	$4,941	$4,156
Cost of revenue	160	267	504	545	476	659	936	1,649	2,852	2,630

Gross profit	858	180	370	837	22	1,687	331	958	2,089	1,526
Operating expenses
Sales and marketing	3,690	3,303	3,449	3,659	3,609	3,526	2,390	2,544	2,079	1,861
Research and development	2,142	2,181	2,135	1,159	1,524	1,534	1,381	1,585	1,747	1,457
General and administrative	878	1,168	1,171	1,269	1,000	846	665	995	1,073	876
Asset impairment and restructuring	(19)	70	8,034	(688)	—	614	1,209	839	10	—
Depreciation and amortization	1,080	1,108	631	963	786	784	617	627	604	496

Total operating expenses	7,771	7,830	15,420	6,362	6,919	7,304	6,262	6,590	5,513	4,690

Operating loss	(6,913)	(7,650)	(15,050)	(5,525)	(6,897)	(5,617)	(5,931)	(5,632)	(3,424)	(3,164)
Minority interest in net loss of subsidiary	9	51	292	197	115	118	50	82	—	—
Other income (expense)	(721)	(871)	(792)	(1,189)	(504)	(513)	(594)	(1,572)	(242)	(229)

Loss from continuing operations before income taxes	(7,625)	(8,470)	(15,550)	(6,517)	(7,286)	(6,012)	(6,475)	(7,122)	(3,666)	(3,393)
Income tax benefit (provision)	—	608	394	—	—	—	(6)	1	—	—

Loss from continuing operations	$(7,625)	$(7,862)	$(15,156)	$(6,517)	$(7,286)	$(6,012)	$(6,481)	$(7,121)	$(3,666)	$(3,393)

Income (loss) from discontinued operatons	(3,923)	(4,632)	(10,097)	(1,703)	13,303	178	3,477	239	—	—

Net income (loss)	$(11,548)	$(12,494)	$(25,253)	$(8,220)	$6,017	$(5,834)	$(3,004)	$(6,882)	$(3,666)	$(3,393)

Basic and diluted net income (loss) per share	$(1,877.72)	$(610.80)	$(516.13)	$(168.10)	$123.11	$(119.34)	$(61.44)	$(2.40)	$(0.70)	$(0.66)

Weighted average shares	6,150	20,455	48,928	48,901	48,874	48,885	48,896	2,971,275	5,893,654	5,893,654

Our revenue stream, particularly our license revenue stream, has been and continues to be strongly impacted by the current weak economic environment. In the current economic environment, many companies have severely reduced or postponed their capital spending activities. In addition, when companies are able to pursue the licensing of our products, we are experiencing lengthened sales cycles due to companies taking additional time to assess and prioritize purchases, as well as requiring additional approvals for such purchases. These factors have resulted in significant quarter-to-quarter fluctuations in our revenue stream.

Liquidity and Capital Resources

Historically, we have financed our operations and capital expenditures primarily through the private placement of shares of convertible preferred stock and, to a lesser extent, through borrowings. We continued to experience operating losses during the six months ended June 30, 2003, and had a net decrease in cash of $10.1 million during the six month period. At June 30, 2003, we had cash and cash equivalents of $5.0 million compared to cash and cash equivalents of $15.2 million at January 1, 2003.

The SVB Line is secured by substantially all of our assets, including our cash and cash equivalents. Prior to executing the SVB Line Modification (as defined below) we were in default under the SVB Line as a result of a deficiency in our borrowing base as compared to the outstanding amount of borrowings under the SVB Line. Subsequent to the default SVB has notified us that it will not extend any further credit for our benefit or advance us any further money. On September 26, 2003, we entered into the SVB Loan Modification Agreement with SVB, restructuring the terms of the SVB Line to resolve the existing defaults under the SVB Line and to provide us with the ability to borrow additional funds on a short term basis leading up to consummation of the Merger.

The SVB Line Modification will allow us to borrow up to a maximum of $1.6 million under the SVB Line, with $0.9 million of that amount available without regard to our borrowing base, and up to $0.7 million of available credit based upon a borrowing base formula, which is 75% of our eligible accounts receivable. Our ability to borrow money under the SVB Line is subject to the amount of our outstanding letters of credit, which cannot exceed $100,000 outstanding at any one time. As of September 30, 2003, we have $100,000 outstanding under a single letter of credit, our borrowing base was equal to $0.8 million, and our total borrowings under the SVB Line were $1.1 million. Accordingly, at September 30, 2003, assuming that the SVB Line Modification was effective at that time and we were in compliance with the terms and conditions thereof, we could have borrowed up to an additional $0.4 million under the SVB Line.

Pursuant to the terms of the SVB Line Modification, our borrowings under the SVB Line mature on the earlier to occur of (i) December 26, 2003, (ii) the date on which either we or Viesta terminate the Merger Agreement, or (iii) the date on which any governmental authority having regulatory authority over us or the Merger makes a final decision to prohibit consummation of the Merger, other than for a reason which is correctible or administrative in nature.

In connection with the SVB Line Modification, we agreed to issue to SVB a warrant to purchase up to 300,000 shares of our Series A preferred stock, at an exercise price of $2.50 per share (the “New SVB Warrant”). For each month or portion thereof that our borrowings under the SVB Line remain outstanding past maturity, we have agreed that the number of shares of our Series A preferred stock issuable upon exercise of the New SVB Warrant shall increase by 150,000 shares. Upon consummation of the Merger, the New SVB Warrant will be terminated and Viesta will issue to SVB a warrant to purchase up to 137,500 shares of Viesta Preferred Shares, at an exercise price of $1.00 per share (the “Viesta SVB Warrant”). Viesta has agreed that for each month or portion thereof that borrowings under the SVB Line remain outstanding past maturity, the number of shares of Viesta Preferred Shares issuable upon exercise of the Viesta SVB Warrant shall increase by 68,750 shares.

Prior to entering into the SVB Line Modification, as of September 30, 2003 we had $1.1 million outstanding under the SVB Line, though our borrowing base would only support total borrowings under the SVB Line of $0.9 million. As a result of the deficiency of our borrowing base, we had an overadvance on the SVB Line of $0.2, and consequently, were in default under the terms of the SVB Line. In addition, as a result of our failure to satisfy certain financial covenants as of June 30, 2003 and July 31, 2003, SVB notified us by letter dated August 1, 2003 that we were in default and exercised its right to increase the interest rate payable on the SVB Line by 5% per annum so that, as of August 1, 2003, the interest rate on the line of credit was increased to SVB’s most recent prime rate, plus 6.0% per annum. The default related to our failure to comply with (i) a covenant that requires us to maintain a ratio of at least 1.50 to 1.00 for the period ending July 31, 2003 of (x) the aggregate of our consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to generally accepted accounting principles, compared to (y) the aggregate amount of our liabilities that mature within one year (other than certain debt that is subordinate to the SVB Line) and (ii) a covenant that requires us to maintain a minimum tangible net worth of $1.0 million through September 30, 2003. Pursuant to the August 1, 2003 notice of default, SVB also notified us that it would not extend any further credit for our benefit or advance us any further money under the SVB Line.

By letter dated September 17, 2003, SVB waived the financial covenant defaults under the SVB Line that are described above, but did not waive any event of default resulting from the Overadvance. In addition, as a result of the Overadvance, SVB expressly prohibited additional borrowings under the SVB Line, and continued to charge interest on our obligations outstanding under the SVB Line at SVB’s most recent prime rate, plus 6.0% per annum. The SVB Line Modification eliminated the financial covenants described above. In addition, as a result of the SVB Line Modification permitting us to borrow up to $900,000 irrespective of our borrowing base, the default related to the Overadvance has been eliminated.

If an event of default occurs under the SVB Line and we do not attempt to cure the default within ten days after it occurs, or if the default is not cured within an additional 30 days, then SVB has certain rights and remedies. These rights and remedies include, but are not limited to, the right to demand immediate payment of all of our outstanding obligations under the SVB Line, to stop advancing us money or extending credit for our benefit and to dispose of the collateral that secures the SVB Line. If SVB demands that we pay all or a portion of the amounts outstanding under the SVB Line, such demand will have a material adverse impact on our ability to continue as a going concern.

The SVB Line, as modified by the SVB Line Modification, will limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make loans to or investments in subsidiaries, incur liens, create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us, engage in transactions with our affiliates, sell assets, make acquisitions and consolidate, merger or transfer all or substantially all of our and our subsidiaries’ assets.

As of June 30, 2003, we had $1.5 million payable to Westbridge Ventures under the WBV Short-Term Note and $6.5 million payable to Westbridge Ventures under the WBV Long-Term Notes. Our default under the SVB Line resulted in a cross default under the WBV Long-Term Notes. Upon the occurrence of certain events of default under the WBV Long-Term Notes, including a cross default, the holders of a majority of the WBV Long-Term Notes may at any time at their option, by notice or notices to us, declare all of the WBV Long-Term Notes then outstanding to be immediately due and payable. In connection with the Merger, the holders of the WBV Notes have agreed to forbear from exercising their remedies with respect to the existing payment default under the WBV Short-Term Notes and the cross default due to our defaults under the SVB Line and the Original CommVest Lease. This forbearance will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) December 31, 2003, (iii) any of our material creditors commencing exercise of their remedies against us, or (iv) the consummation of the Merger if it is not immediately followed by the agreed upon restructuring of the WBV Notes. In addition, we are not permitted, without the consent of the holders of the WBV Notes, to enter into any additional indebtedness prior to the consummation of the Merger other than a “bridge” loan from SVB, and an additional “bridge” loan with economic terms that, taken as a whole, are no less advantageous to us than the terms of the initial “bridge” loan from SVB, and subject to certain participation rights granted to the holders of the WBV Notes. The holders of the WBV Notes have consented to the Merger on the terms set forth in the Merger Agreement.

The holders of the WBV Notes have agreed, upon consummation of the Merger, to exchange the WBV Notes, together with all accrued and unpaid interest on each, into (i) new Viewlocity notes in an aggregate principal amount of $4.0 million (the “New Notes”) and (ii) 650,000 Viesta Preferred Shares. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 31. In addition, Viesta has agreed to guaranty the New Notes. The New Notes will accrue interest at a rate of 10% per annum and will mature on the fifth anniversary of the consummation of the Merger. Interest is to be paid-in-kind until we have had at least two consecutive quarters of at least $500,000 positive EBITDA, at which point interest will be payable quarterly in cash.

We will have the right to redeem the New Notes at any time prior to maturity at a purchase price of 115% of the prepaid principal amount plus accrued and unpaid interest to the date of the repurchase. If Viesta experiences a change of control or makes a public offering of any of its securities, holders of the New Notes will have the right to require us to repurchase their notes at a purchase price of 115% of the principal amount of the New Notes, plus accrued and unpaid interest to the date of the repurchase.

The New Notes will be unsecured senior subordinated obligations. They will be subordinated to our indebtedness under the SVB Line, as modified by the SVB Line Modification.

The note purchase agreements governing the New Notes will limit our and our subsidiaries’ ability to, among other things, incur additional indebtedness, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make loans to or investments in subsidiaries, incur liens, create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us, engage in transactions with our affiliates, sell assets, make acquisitions and consolidate, merge or transfer all or substantially all of our and our subsidiaries’ assets.

As of June 30, 2003, we had approximately $1.0 million payable to CommVest LLC under the CommVest Obligations. The CommVest Obligations are represented by a master lease agreement for the lease of office and computer equipment. Our default under the SVB Line resulted in a cross default under the CommVest Obligations. Upon the occurrence of an event of default, CommVest may declare the lease to be in default. On September 19, 2003, we entered into the Amended CommVest Lease, which restructured the CommVest Obligations.

Under the terms of the Amended CommVest Lease, CommVest agreed to a 22.5% reduction in the CommVest Obligations, from $1.02 million to $0.79 million. In addition, we agreed with CommVest to make equal monthly payments in satisfaction of the CommVest Obligations in the amount of $37,789.68 per month for 22 months, commencing October 1, 2003. If either Viesta or Viewlocity experiences a change of control, then CommVest can require us to prepay all amounts then owed under the Amended CommVest Lease. The Amended CommVest Lease also limits our ability to, among other things, incur additional indebtedness, pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness, make loans to or investments in subsidiaries, incur liens, create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us, engage in transactions with our affiliates, sell assets, make acquisitions and consolidate, merge or transfer all or substantially all of our and our subsidiaries’ assets.

Upon an event of default under the Amended CommVest Lease, same as under the Original CommVest Lease, CommVest has certain remedies. These remedies include the right to enter our premises and take possession of all of the office and computer equipment that we lease under the Amended CommVest Lease, demand immediate repayment of any unpaid rent on the equipment, and charge us for liquidated damages. If CommVest repossesses the equipment or demands payment of all amounts due, such actions will have a material adverse impact on our ability to continue as a going concern.

In connection with the Amended CommVest Lease, Viesta agreed to issue to CommVest a warrant to purchase up to 75,000 shares of Viesta’s Series A preferred stock, at an exercise price of $1.00 per share (the “Viesta CommVest Warrant”).

During the six months ended June 30, 2003, the economic market remained challenging and sales cycles have been longer than we anticipated. We have made progress in the six months ended June 30, 2003 to reduce our cash burn by reducing our work force and other significant cost reductions. During the first six months of 2003, we reduced our workforce by 42 employees. Between July 1, 2003 and August 14, 2003, we have further reduced our workforce by an additional 22 employees. Further reductions in our workforce are expected as we continue to properly size our expenses with expected revenues. Additionally, we closed our offices in New York and Pennsylvania and have been successful in terminating leases or subleasing vacant office space since January 1, 2003.

We intend to carefully manage our use of cash and attempt to increase revenues through the closure of the Merger. Pursuant to the terms of the SVB Line Modification, our borrowings under the SVB Line mature on the earlier to occur of (i) December 26, 2003, (ii) the date on which either we or Viesta terminate the Merger Agreement, or (iii) the date on which any governmental authority having regulatory authority over us or the Merger makes a final decision to prohibit consummation of the Merger, other than for a reason which is correctible or administrative in nature. Additionally, the TCW Notes will be in default upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) December 31, 2003, (iii) any of our material creditors commencing exercise of their remedies against us, or (iv) the consummation of the Merger if it is not immediately followed by the agreed upon restructuring of the WBV Notes. As a result, in the event the Merger is not consummated and we are not otherwise able to obtain additional capital or consummate other strategic alternatives, it is likely that we will not be able to continue to operate as a going concern. Prior to entering into the Merger Agreement, we engaged in discussions with various potential third party acquirers and investors. None of those acquirers expressed an interest in a transaction that would have provided more than nominal consideration to the holders of our common stock and Series A preferred stock due to the significant level of our outstanding debt and other liabilities.

In the event the Merger is not consummated, there can be no assurance that any other strategic alternatives will be available, or, if available, will be on terms acceptable to us, our debtholders, or our shareholders. Failure to substantially increase revenue and/or obtain additional capital or consummate other strategic alternatives will have a material adverse effect on our ability to meet our financial obligations and to continue to operate as a going concern. Our unaudited consolidated financial statements included elsewhere in this Information Statement have been prepared assuming that we will continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty.

Cash used in our operating activities was $9.6 million for the six months ended June 30, 2003 compared to $12.6 million for the six months ended June 30, 2002. The cash used in operating activities in the six months ended June 30, 2003 resulted primarily from our net loss from continuing operations of $7.1 million and a net decrease in various working capital components. The cash used in operating activities in the six months ended June 30, 2002 resulted primarily from our net loss from continuing operations of $13.3 million.

Cash provided by our investing activities was approximately $9.6 million in the six months ended June 30, 2002. During the six months ended June 30, 2002, the cash provided by investing activities was primarily from the net cash received from the disposition of our integration business of $11.5 million offset by scheduled payments made in the six months ended June 30, 2002 regarding our previous acquisition of SC21 Pte. Ltd. of $1.8 million. Cash used by investing activities was not significant for the six months ended June 30, 2003.

Cash provided by our financing activities was approximately $2.4 million during the six months ended June 30, 2002 compared to cash used by financing activities of $0.5 million in the same period in 2003. During the six months ended June 30, 2002, approximately $5.0 million was provided from the issuance of Viewlocity Delaware preferred stock, offset by $0.3 million in payment of capital leases and $2.3 million of debt repayment. During the six months ended June 30, 2003, approximately $0.5 million was used in payment of capital leases.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations.” SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for asset retirement obligations be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. We adopted this statement on January 1, 2003 and the effect of adopting this statement did not have a material impact on our results of operations, financial position, or cash flows.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to an exit plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also establishes that fair value is the objective for initial measurement of the liability. We adopted the provisions of this statement on January 1, 2003 and the effect of adopting this statement did not have a material impact on the results of our operations, financial position, or cash flows.

In November 2002, the FASB reached a consensus on Emergency Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (the “Issue”). The guidance in the Issue is effective for revenue arrangements entered into fiscal years beginning after June 15, 2003. The Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, the Issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if it does, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. The Issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. We anticipate the Issue to have no significant impact on the results of our operations, financial position, or cash flows.

In November 2002, the FASB issued FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.” This interpretation clarifies the requirements of SFAS 5, “Accounting for Contingencies,” relating to guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The interpretation’s provisions for initial recognition and measurement are required on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the provisions of this interpretation on January 1, 2003 and the effect of adopting these provisions did not have a material impact on our financial position, results of operations, or cash flows.

In January 2003, the FASB issued FASB Interpretation 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities which possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities as of March 31, 2003. We will apply the consolidation requirement of the interpretation in future periods if we should own any interest in any variable interest entity.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments as of September 1, 2003. We do not have any financial instruments that would apply to this statement at June 30, 2003. We will apply the requirements of this statement in future periods when applicable.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

On December 4, 2002, upon the recommendation and approval of our Audit Committee, we dismissed Ernst & Young LLP as our independent public accountants and engaged PricewaterhouseCoopers LLP on December 10, 2002 as independent public accountants for the year ended December 31, 2002. PricewaterhouseCoopers LLP was Viewlocity Delaware’s independent public accountants prior to the Merger. The information required by Item 9 of Form 10-K and Item 304 of Regulation S-K is included in our Current Report on Form 8-K filed with the SEC on December 10, 2002.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk.    Our exposure to market risk is related to changes in interest rates from to our borrowing activities. A hypothetical 10% increase or decrease in interest rates related to our variable rate debt ($1.5 million outstanding as of June 30, 2003) would not have a material effect on our results of operations or balance sheet over the next 12 months.

We do not currently utilize, and we have not in the past, utilized derivative financial instruments to manage exposure to interest rate changes.

Foreign Currency Risk.    We develop products in the United States and market our products in North America, Europe, and Asia-Pacific. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Sales are currently made in both U.S. dollars and local currencies Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally the Euro, the pound sterling, and the Australian dollar. Any appreciation of the U.S. dollar against the currencies in which these items are denominated has the effect of reducing their values in our consolidated financial statements. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to stockholders’ equity. We have sizable international operations and a portion of our business is conducted in currencies other than the U.S. dollar. Changes in the value of major foreign currencies relative to the value of the U.S. dollar can significantly impact the translation of the results of operations from our international operations into U.S. dollars. Historically, we have not experienced significant translation variances from year to year in our results of operations. In addition, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies may make our products less competitive in international markets. Our transaction and translation gains and losses have not been significant in any of the periods presented. To date, we have not used financial hedging techniques nor have we entered into financial instruments for trading or speculative purposes. Although we will continue to monitor our exposure to currency exchange rate fluctuations, and when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

OTHER MATTERS

Delivery of Documents to Security Holders Sharing an Address

Only one Information Statement is being delivery to multiple security holders sharing an address unless Viewlocity has received contrary instructions from one or more of the security holders. We hereby undertake promptly to deliver, upon written or oral request, a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the Information Statement was delivered. In order to request additional copies of this Information Statement or to request delivery of a single copy of this Information Statement if you are receiving multiple copies, please contact us at the address or telephone number found under “Where You Can Find More Information” below.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; the SEC’s regional offices located at 233 Broadway, Suite 1300, New York, New York 10279; and at 500 West Madison Street, Chidago, Illinois 60661. You can obtain information about the operation of the Commisson’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N. W., Washington, D.C. 20549 at prescribed rates.

Copies of this Information Statement, our most recent annual report filed with the SEC on Form 10-K, our most recent quarterly report filed on the SEC on Form 10-Q and our most recent proxy statement filed with the SEC are available to stockholders at no charge upon request directed as follows:

Viewlocity, Inc.

3475 Piedmont Road, Suite 1700

Atlanta, GA 30305

VIEWLOCITY, INC. AND SUBSIDIARIES

Report of Independent Accountants

To the Shareholders and Board of Directors of

Viewlocity, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Viewlocity, Inc. and its subsidiaries (the “Company”) at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” as of January 1, 2002.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements the Company has suffered recurring losses from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. Our original report issued on February 3, 2003 did not contain this paragraph.

/s/    PRICEWATERHOUSECOOPERS, L.L.P.

Atlanta, Georgia

February 3, 2003, except for Note 17,

as to which the date is September 19, 2003

VIEWLOCITY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2002

(in thousands, except per share data)

	2001	2002
ASSETS
Cash and cash equivalents	$3,714	$15,152
Restricted cash and cash equivalents	3,631	—
Accounts receivable, net	5,884	6,689
Other receivables	415	464
Prepaid expenses and other current assets	923	539

Total current assets	14,567	22,844
Property and equipment, net	4,144	2,017
Capitalized software development, net	787	—
Goodwill	2,975	9,341
Other intangible assets, net	3,130	8,140
Other non current assets	208	1,150

Total assets	$25,811	$43,492

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY (DEFICIT)
Accounts payable	$3,465	$4,045
Short-term debt	2,250	3,014
Current portion of capital lease obligations	717	1,019
Current portion of restructuring reserve	1,509	1,897
Accrued expenses	10,192	4,293
Deferred revenue	2,807	5,239

Total current liabilities	20,940	19,507
Capital lease obligations, less current portion	1,284	433
Long-term debt, net	8,340	6,500
Restructuring reserve, less current portion	548	1,329
Other non-current liabilities	256	303

Total liabilities	31,368	28,072
Commitments and contingencies (Note 9)
Minority interest in consolidated subsidiary companies	329	—
Redeemable, convertible preferred stock: issuable in series, $.01 par value; 1,738,722 shares authorized; 347,855 shares issed and outstanding at December 31,2001. None were authorized, issued or outstanding at December 31, 2002	52,377	—
Stockholders’ equity (deficit)
Series A convertible preferred stock: $.01 par value; 14,850 shares authorized; 11,133 shares issued and outstanding at December 31, 2002; no shares outstanding at December 31, 2001	—	25,858
Common stock: $.01 par value; 100,000 shares authorized; 5,894 and 5,556 shares issued and outstanding at December 31,2002 and 2001	56	59
Additional paid in capital	115,391	175,378
Treasury stock, at cost: 151 shares held in treasury at December 31, 2001	(75)	—
Accumulated deficit	(175,820)	(185,523)
Accumulated other comprehensive income (loss)	2,185	(352)

Total stockholders’ equity (deficit)	(58,263)	15,420

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$25,811	$43,492

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2000, 2001 and 2002

(in thousands, except share and per share data)

	2000	2001	2002
Revenue
License	$721	$3,090	$2,666
Support	—	139	1,333
Services	—	492	2,719

Total revenue	721	3,721	6,718
Cost of revenue
License	—	61	114
Support	31	127	314
Services	159	1,288	3,093
Amortization of acquired technology	—	—	199

Total cost of revenue	190	1,476	3,720

Gross profit	531	2,245	2,998
Operating expenses
Sales and marketing	8,442	14,101	12,069
Research and development	12,194	7,617	6,024
General and administrative	3,128	4,486	3,506
Purchased research and development	5,200	—	—
Asset impairment and restructuring	494	7,397	2,662
Depreciation and amortization	2,625	3,782	2,814

Total operating expenses	32,083	37,383	27,075

Operating loss	(31,552)	(35,138)	(24,077)
Minority interest in net loss of subsidiary	—	549	365
Other income / (expense)
Other, net	172	(382)	369
Interest income	774	180	51
Interest expense	(644)	(3,371)	(3,603)

Other income / (expense), net	302	(3,573)	(3,183)

Loss from continuing operations before income taxes	(31,250)	(38,162)	(26,895)
Income tax benefit (provision)	363	1,002	(5)

Loss from continuing operations	$(30,887)	$(37,160)	$(26,900)

Discontinued operations
Loss from operations of integration business	(30,083)	(20,648)	(1,251)
Income tax benefit (provision)	(17)	293	12
Gain from sale of integration business	—	—	18,436

Income (loss) from discontinued operations	(30,100)	(20,355)	17,197

Net loss	$(60,987)	$(57,515)	$(9,703)
Preferred stock dividends	—	—	(246)

Net loss attributable to common stockholders	$(60,987)	$(57,515)	$(9,949)

Basic and diluted net loss per share
Continuing operations	$(5,283.44)	$(1,194.51)	$(34.83)
Discontinued operations	(5,148.82)	(654.31)	22.07

Basic and diluted net loss per share	$(10,432.26)	$(1,848.82)	$(12.76)

Weighted average shares	5,846	31,109	779,483

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) and Comprehensive Income

For the years ended December 31, 2000, 2001 and 2002

(in thousands)

	Common Stock		Preferred Stock		Additional Paid-In Capital	Treasury Stock	Notes Receivable from Stockholders	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount
Balance December 31, 1999	681	$7	2	$—	$41,165	$—	$(6,168)	$—	$(57,318)	$1,528	$(20,786)
Net loss									(60,987)		(60,987)
Change in translation adjustment										208	208

Total comprehensive income											(60,779)
Repurchase of common stock					(919)	(50)	924				(45)
Issuance of common stock for acquisitions	70	1			13,593						13,594
Issuance of common stock under stock incentive plan					1,477	11	(649)				839
Deferred compensation related to grant of stock options					1,762			(1,762)			—
Amortization of deferred compensation								1,110			1,110
Issuance of warrants					3,505						3,505
Accretion of preferred stock					(2,787)						(2,787)

Balance December 31, 2000	751	8	2	—	57,796	(39)	(5,893)	(652)	(118,305)	1,736	(65,349)
Net loss									(57,515)		(57,515)
Change in translation adjustment										449	449

Total comprehensive income											(57,066)
Issuance of common stock for acquisitions	23	—			1,408						1,408
Repurchase of common stock under stock incentive plan, net of issuances					(3,207)	(36)	2,663	575			(5)
Issuance of warrants with preferred stock					1,263						1,263
Conversion of preferred stock to common stock	4,782	48	(2)		50,047						50,095
Accretion of preferred stock					4,757						4,757
Amortization of deferred compensation								77			77
Issuance of warrants					45						45
Reserve of notes receivable from stockholders							3,230				3,230
Sale of minority interest in subsidiary					3,282						3,282

Balance December 31, 2001	5,556	$56	—	$—	$115,391	$(75)	$—	$—	$(175,820)	$2,185	$(58,263)
Net loss									(9,703)		(9,703)
Change in translation adjustment										(2,537)	(2,537)

Total comprehensive income											(12,240)
Retirement of treasury stock	(150)	(2)			(73)	75					—
Common stock issued for acquisition	2,946	29			3,655						3,684
Effect of recapitalization due to reverse merger	(2,458)	(24)			56,405						56,381
Issuance of Series A preferred stock			11,133	25,858							25,858

Balance December 31, 2002	5,894	$59	11,133	$25,858	$175,378	$—	$—	$—	$(185,523)	$(352)	$15,420

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2000, 2001 and 2002

(in thousands)

	2000	2001	2002
Cash flow used by operating activities
Net loss	$(60,987)	$(57,515)	$(9,703)
Adjustments to reconcile net loss to cash flow used by operating activities
Minority interest	—	(549)	(365)
Depreciation and amortization	4,849	5,749	3,345
Purchased research and development	5,200	—	—
Gain on sale of integration business	—	—	(18,436)
Asset impairment charges	—	13,614	856
Expenses related to equity issuances	6,339	3,220	2,938
Bad debt expense	918	(62)	466
Deferred income taxes	(223)	(1,531)	—
Changes in assets and liabilities
Accounts receivable	(4,763)	3,772	(223)
Other receivables	(499)	672	(633)
Prepaid expenses and other current assets	(227)	(95)	255
Accounts payable	683	(2,518)	(1,797)
Accrued expenses	4,130	(7,137)	(922)
Deferred revenue	301	240	(927)
Other	153	769	(132)

Net cash used by operating activities	(44,126)	(41,371)	(25,278)
Cash flow provided (used) by investing activities
Capital expenditures	(6,512)	(739)	(261)
Capitalized software development costs	(760)	(55)	—
Cash received (paid) related to acquisitions/dispositions, net	(5,886)	9,215	10,034

Net cash provided (used) by investing activities	(13,158)	8,421	9,773
Cash flow provided by financing activities
Borrowings (repayment) of debt, net	10,992	(1,440)	(4,236)
Borrowing (repayment) under capital leases, net	1,869	(561)	(678)
Issuance (repurchase) of common stock, net	795	(5)	—
Sale of minority interest in subsidiary	—	4,265	—
Issuance of preferred stock, net	41,874	29,079	29,153

Net cash provided by financing activities	55,530	31,338	24,239
Effect of exchange rate on cash flows	127	1,268	(927)

Net increase (decrease) in cash	(1,627)	(344)	7,807
Cash at beginning of year	9,316	7,689	7,345

Cash at end of year	$7,689	$7,345	$15,152

Supplemental cash flow information
Cash paid for interest	$587	$911	$952
Cash paid for taxes	101	21	16
Noncash financing activities
Issuances of options/warrants	5,267	45	—
Issuance of stock for acquisitions	13,594	12,404	3,684
Common stock returned for notes receivables	—	2,663	—
Interest on long-term debt converted to principal	—	1,000	—

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Organization and Presentation

Viewlocity, Inc. (referred to hereafter as “we,” “Viewlocity” or the “Company”) is a Georgia corporation. We provide adaptive supply chain management applications which enable companies to operate their complex supply chains more efficiently and reach their customers more effectively. Our solutions enable companies to manage the processes, interactions, and transactions that are the everyday reality of operating an extended supply chain and bridge the gap between supply chain planning and execution while managing the constant flow of events and exceptions that are the inhibitors to supply chain optimizations.

Pursuant to an Agreement and Plan of Merger dated August 30, 2002, we consummated our merger with Viewlocity, Inc. a Delaware Corporation (“Viewlocity Delaware”). In the merger, Viewlocity Delaware was merged with and into SynQuest, Inc. (“SynQuest”). Subsequent to the merger, we changed our corporate name from SynQuest, Inc. to Viewlocity, Inc. The merger has been accounted for as a “reverse acquisition” for accounting purposes. As a result, Viewlocity Delaware is treated as the acquiror for accounting purposes, and Viewlocity Delaware’s historical results of operations have become those of the combined company. Synquest’s results of operations have been included with Viewlocity Delaware’s beginning on November 15, 2002, the effective date of the merger. Prior to the merger, our fiscal year ended on December 31st of each year. Because Viewlocity Delaware is considered the accounting acquiror and continuing reporting entity in the merger, Viewlocity Delaware’s fiscal year end of December 31 was adopted for the combined company.

2.    Summary of Significant Accounting Policies

Principles of consolidation

The balance sheets as of December 31, 2001 and 2002 and the statements of operations, changes in stockholders’ equity (deficit) and comprehensive income, and cash flows for each of the three years ended December 31, 2002 are consolidated and consist solely of the financial statements of Viewlocity and our subsidiaries. We eliminated all significant intercompany accounts and transactions in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The most significant estimates used in these financial statements include the valuation of equity instruments, lives of property and equipment, allocation of purchase consideration, valuation of goodwill, valuation and lives of intangible assets, valuation allowance on deferred taxes, and the allowance for doubtful accounts receivable. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.

Significant risks and uncertainties

Our operations are subject to certain risks and uncertainties, including, among others, our history of unprofitability, our inability to fund our operations with cash generated from operations, our ability to obtain financing and capital on commercially reasonable terms, operating results that are often volatile and difficult to predict, our ability to develop new products and the market’s acceptance of those products, a highly competitive marketplace, our reliance on strategic relationships to market our products, our use of technology licensed from third parties, errors in our products, risks associated with significant international operations, lengthy sales

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

cycles, the integration of acquisitions and achievement of expected cost savings, the need to manage our growth, possible disruption in commercial activities due to terrorist activity and an armed conflict, delays in product development and related release schedules, our ability to protect intellectual property and the need to retain key personnel. Any of these factors could impair our ability to expand our operations or to generate significant revenues from those markets in which we operate. As a result of the above and other factors, our earnings and financial condition can vary significantly from quarter-to-quarter and year-to-year.

Revenue recognition

Our revenue is generated primarily by licensing our software systems and providing support and professional services for those systems. We account for our revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) 101 “Revenue Recognition in Financial Statements” and Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, issued by the American Institute of Certified Public Accounts, as amended by SOP 98-4 and SOP 98-9. SAB 101 and SOP 97-2 provide guidance on applying generally accepted accounting principles in recognizing revenue.

We allocate the total software arrangement fee among each element of the arrangement with a customer where the arrangement includes rights to multiple software products, post-contract support and/or services. The arrangement fee is recognized by deferring the fair value of all undelivered elements, as determined based on the vendor-specific objective evidence of fair value of the elements when they are sold separately, and recognizing as revenue the balance of the arrangement fee as attributable to the delivered elements.

We generally license our software for a perpetual term by charging a license fee that grants the customer the right to use the software system that is currently available at the time the agreement is reached. We recognize license revenue when there is persuasive evidence of an agreement, the software has been shipped, collectibility is reasonably assured, payment is due within one year and we have no further significant obligations. When license payment terms are in excess of one year, we recognize the related revenue as the payments become due. When uncertainties exist relating to any of these criteria, we recognize revenue upon resolution of the uncertainty or when payment is received.

We also provide support and maintenance for our software systems under support agreements. These agreements provide unspecified software upgrades and technical support over a specified term, which is typically twelve months and renewable on an annual basis. Support contracts typically are paid in advance, and revenues from these contracts are deferred and recognized ratably over the term of the contract.

Additionally, we also provide professional services, including systems implementation and integration assistance, consulting and training, which are available under services agreements and contracted for separately from our license fees. Generally, we sell these services on a time and materials basis and, in some circumstances, under fixed price arrangements. We recognize professional services revenue when the services are performed and the customer has an obligation to pay, provided the fee is non-refundable. Under fixed price arrangements, revenue is recognized on the basis of the estimated percentage of completion of the service provided. Changes in estimates to complete and losses, if any, are recognized in the period they are determined.

Goodwill and other intangible assets

We adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. As such, goodwill is no longer amortized. Other intangible assets are amortized on a straight-line basis over the useful life of the asset, which is the period the asset is expected to

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

contribute directly or indirectly to future cash flows. Other intangibles include customer relationships and acquired technology. The lives established for our intangible assets are based on many factors, and are subject to change because of the nature of our operations. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or indicate that an impairment exists. A range of 2 to 7 years has been used for amortization of specific intangible assets.

Impairment of long-lived assets

In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill is reviewed for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that more likely than not reduce the fair value of the goodwill below its carrying value. Goodwill is impaired when its carrying value exceeds its fair value. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” other long-lived assets, which include other intangible assets, will be reviewed for impairment when factors indicate that a potential impairment may have occurred. Impairment occurs when the carrying amount of an asset exceeds its undiscounted cash flow recoverability. Impairment is then measured by comparing the carrying amount of the asset to its fair value, and we recognize an impairment loss equal to the excess above the fair value. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes the new accounting basis.

Software development costs

In accordance with SFAS 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, we expense all research and development costs as they are incurred before a product becomes technologically feasible and after a product is generally available. Between the time a product is considered technologically feasible and when it is generally available, we capitalize the costs associated with the development. For substantially all of our products, we have expensed the software development costs as they are incurred because the development costs between technological feasibility and general availability have been minimal.

When software development costs are capitalized, we begin amortizing the capitalized costs once a product is generally available. Amortization is provided at the greater of the amount computed using (i) the ratio that current revenues for a product bear to the total of the current and anticipated future revenues of that product or (i) on a straight-line over the estimated useful life of the related product, generally two to five years. As of each balance sheet date, we perform a net realizable value analysis and the amount by which unamortized software development costs exceeds the net realizable value, if any, is recognized as expense in the period it is determined.

Cash and cash equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2001, we had $3.6 million in cash which was restricted as to its use. $1.9 million was restricted to only be used to fund working capital needs of our Japanese operations and $1.7 million was restricted to secure letters of credit in the U.S. No cash was restricted as to use as of December 31, 2002.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Leased property or equipment meeting certain criteria is capitalized and the related capital lease obligation is recorded as a liability. Depreciation is provided on a straight-line basis over the estimated useful life of the related assets, except for leasehold improvements, which are depreciated over the shorter of the useful life of the asset or the life of the

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

related lease. Gains and losses on dispositions of property and equipment are determined based on the difference between the cash plus the fair value of any assets received (in the case of a non-monetary transaction) less the net book value of the asset disposed of at the date of disposition.

Foreign currency translation and transactions

The functional currency for each of our foreign subsidiaries is generally the local currency of the country in which they operate. The assets and liabilities of these foreign operations were translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Income statement items were translated into U.S. dollars at the average exchange rate that prevailed during the reporting period. The net gains and losses that result from this translation are reported as foreign currency translation adjustments as a component of comprehensive income and are not included in the results of operation. Transaction gains and losses are included in the results of operations in the period that they occur and are not significant in any of the periods presented.

Fair value of financial instruments

The carrying value of our current assets and liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of our short-term debt approximates fair value based on floating interest rates. The carrying amount of our long-term debt approximates fair value based on insignificant differences between the rates being charged and the market rates.

Advertising costs

Advertising costs are expensed as incurred and totaled approximately $1.3 million, $0.1 million, and $0.1 million in 2000, 2001 and 2002, respectively.

Stock-based compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for our stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS 123, “Accounting for Stock-Based Compensation”, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, we have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS 123.

We expensed stock compensation cost of $4.3 million, $2.3 million and $0.2 million in 2000, 2001 and 2002, respectively. Additionally, had we determined compensation costs using a fair value based methodology at the grant date for our stock options under SFAS 123, our pro forma consolidated net income or loss would have been as follows:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Net loss attributable to common stockholders as reported	$(60,987)	$(57,515)	$(9,949)
Deduct total stock-based employee compensation expense determined under fair-value base method	(4,008)	(2,156)	(1,985)

Pro forma net loss	$(64,995)	$(59,671)	$(11,934)

Basic and diluted net loss per share
As reported	$(10,432.26)	$(1,848.82)	$(12.76)
Pro forma	$(11,117.86)	$(1,918.13)	$(15.31)

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Basic and diluted net loss per share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Certain potential common shares were not included in computing net loss per share because they are anti-dilutive.

Our historical net loss per share reflects the equivalent number of shares received prior to the reverse merger date. The number of equivalent shares has been calculated based on the ratio of each share SynQuest common stock issued in exchange for each share of Viewlocity series F preferred stock outstanding. This ratio was applied to all Viewlocity common shares outstanding prior to the merger date. These shares were cancelled upon the merger. This ratio was not applied to all Viewlocity preferred shares outstanding prior to the merger date since these shares are anti-dilutive.

The effect of stock options has been excluded from the calculation of the diluted net loss per share because they are anti-dilutive. Convertible preferred shares have been excluded from the calculation of the diluted net loss per share for because these securities are anti-dilutive. There were 31,479,234, 349,858,113 and 11,132,828 shares of convertible preferred stock outstanding as of December 31, 2000, 2001 and 2002, respectively.

Income taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Recent accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 141, “Business Combinations”, and SFAS 142, “Goodwill and Other Intangible Assets”. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS 142 requires goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually with fiscal years beginning after December 15, 2001. We have performed the transitional impairment test, which indicated there is no impairment to goodwill. We have also reclassified the net book value of $0.1 million of our workforce intangible asset to goodwill. The impact of amortization of goodwill and our workforce intangible asset for the two years ended December 31, 2001 is shown in the following table:

	Year Ended,
	2000	2001
	(in thousands, except per share data)
Reported net loss from continuing operations	$(30,887)	$(37,160)
Add Back:
Goodwill and workforce amortization from continuing operations	1,354	1,301

Adjusted net loss from continuing operations	$(29,533)	$(35,859)

Reported net loss	$(60,987)	$(57,515)
Add back:
Goodwill and workforce amortization	1,592	1,471

Adjusted net loss	$(59,395)	$(56,044)

Reported basic and diluted net loss per share	$(10,432.26)	$(1,848.82)
Add Back:
Goodwill and workforce amortization per share	272.32	47.29

Adjusted basic and diluted net loss per share	$(10,159.94)	$(1,801.53)

In August 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations”. SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligations be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We will adopt this statement on January 1, 2003 and do not believe the effect of adopting this statement will have a material impact on the results of operations, our financial position, or cash flows.

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which replaces SFAS 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”. SFAS 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. The provisions of this statement were effective for fiscal years beginning after December 15, 2001. We adopted this statement on January 1, 2002 and used the guidance in this statement in accounting for our discontinued operations (See Note 11).

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In November 2001, the FASB issued an announcement on the topic of “Income Statement Characterization of Reimbursements for Out of Pocket Expenses Incurred,” which was subsequently incorporated in Emergency Issues Task Force (“EITF”) 01-14. EITF 01-14 requires companies to characterize reimbursements received for out of pocket expenses as revenues in the statement of operations. Historically, we have netted reimbursement received for out of pocket expenses against the related expenses in the consolidated statements of operations. We adopted the provisions of EITF 01-14 on January 1, 2002 and it did not have a material impact on our financial position, results of operations, or cash flows.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to an exit plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. We will adopt the provisions of SFAS 146 on January 1, 2003.

In November 2002, the FASB reached a consensus on EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“the Issue”). The guidance in this Issue is effective for revenue arrangements entered into fiscal years beginning after June 15, 2003. The Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, the Issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if it does, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. The Issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. We anticipate the Issue to have no significant impact on the results of our operations, financial position, or cash flows.

In November 2002, the FASB issued FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.” This interpretation clarifies the requirements of SFAS 5, “Accounting for Contingencies,” relating to guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The interpretation’s provisions for initial recognition and measurement are required on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that ended after December 15, 2002. We have adopted the disclosure provisions of this interpretation, however we have not yet determined the impact this interpretation will have on our results of operations, financial position or cash flows.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock Based Compensation-Transition and Disclosure- an Amendment to SFAS 123.” SFAS 148 provides two additional transition methods for entities that adopt the preferable method of accounting for stock based compensation. Further, the statement requires disclosure of comparable information for all companies regardless of whether, when, or how an entity adopts the preferable, fair value based method of accounting. These disclosures are now required for interim periods in addition to the traditional annual disclosure. The amendments to SFAS 123, which provides for additional methods, are effective for periods beginning after December 15, 2002, although earlier application is permitted. The amendments to the disclosure requirements are required for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In January 2003, the FASB issued FASB Interpretation 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities which possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities as of December 31, 2002. We will apply the consolidation requirement of the interpretation in future periods if we should own any interest in any variable interest entity.

Discontinued Operations

The historical results of operations for our integration business have been reclassified and presented as discontinued operations in the consolidated statement of operations to conform with the effects of the sale of our integration business during 2002 (See Note 11).

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

3.    Accounts Receivable

Accounts receivable consists of the following:

	December 31,
	2001	2002
	(in thousands)
Billed receivables	$6,159	$7,089
Unbilled receivables	804	373
Less: allowance for doubtful accounts	(1,079)	(773)

	$5,884	$6,689

4.    Property and Equipment

Property and equipment consists of the following:

	Estimated Useful Life	December 31,

		2001	2002
	(Years)	(in thousands)
Computer equipment and software	2 - 5	$6,856	$5,424
Furniture, fixtures and office equipment	4 - 7	1,982	1,387
Leasehold improvements and other	2 - 10	1,046	721

		9,884	7,532
Less: accumulated depreciation		(5,740)	(5,515)

		$4,144	$2,017

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Depreciation expense was $0.4 million, $1.3 million and $2.0 million in 2000, 2001 and 2002, respectively. Property and equipment includes $2.5 million of assets under capital leases at December 31, 2001 and 2002. Accumulated depreciation of assets under capital leases totaled $1.3 million and $2.0 million at December 31, 2001 and 2002, respectively.

5.    Capitalized Software Development

Capitalized software development consists of the following:

	December 31,
	2001	2002
	(in thousands)
Internally developed software	$1,427	$—
Less: accumulated amortization	(640)	—

	$787	$—

Substantially all of the capitalized software that we had recorded as of December 31, 2001 related to our integration business that we sold in 2002 (see Note 11).

6.    Goodwill and Other Intangible Assets

Goodwill and other intangible assets consist of the following:

	Goodwill	Customer Relationships	Acquired Technology	Workforce	Accumulated Amortization	Balance
	(in thousands except for years)
Estimated Useful Life (Years)	N/A	7	2-4	N/A

Balance December 31, 2001	$4,462	$—	$3,265	$410	$(2,032)	$6,105

SFAS 141 reclassifications	(1,351)	—	—	(410)	1,761	—
Purchase price adjustment for Electron Economy (See Note 11)	—	—	(1,519)	—	—	(1,519)
Abandoned product lines (See Note 8)	—	—	(1,746)	—	890	(856)
Intangibles from Synqest acqusition (See Note 11)	6,230	3,400	5,000	—	—	14,630
Amortization	—	—	—	—	(879)	(879)

Balance December 31, 2002	$9,341	$3,400	$5,000	$—	$(260)	$17,481

Amortization expense was $2.2 million, $2.4 million and $0.8 million in 2000, 2001, and 2002, respectively. We estimate aggregate amortization for the next five years to be $2.1 million, $2.1 million, $1.8 million, $0.8 million and $0.5 million for the years ended December 31, 2003, 2004, 2005, 2006, and 2007, respectively.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

7.    Debt

Debt consists of the following:

	December 31,
	2001	2002
	(in thousands)
Subordinated debt to TCW	$11,000	$8,000
Line of credit with Silicon Valley Bank	2,250	1,464
Unamortized discount	(2,660)	—
Note payable	—	50

	10,590	9,514
Less: current portion	(2,250)	(3,014)

Long-term portion of debt	$8,340	$6,500

In 2000, we borrowed $10.0 million through subordinated debt agreements with entities associated with Trust Company of the West (“TCW”). This debt matures in December 2005 and carries an interest rate of 10%. The agreements contain customary covenants for subordinated debt including but not limited to limitation on additional indebtedness, limitation on restricted payments, limitation on asset dispositions, limitation on liens and restrictions associated with a change of control or merger. In December 2001, the first year of accrued interest totaling $1.0 million was converted into principal. In connection with the Synquest merger, we agreed to restructure these agreements by repaying $3.0 million of principal and converting an additional $1.5 million of principal into a short-term note due in July 2003. Additionally, TCW agreed to forgive $0.5 million in interest accrued on this debt.

We maintain a line of credit with Silicon Valley Bank. As of December 31, 2002 we may borrow up to $1.8 million, of which $1.5 million was outstanding under this arrangement. Interest is payable monthly at the bank’s prime rate plus 1%, or 5.25% at December 31, 2002. The line of credit expires on December 26, 2003 and is collateralized by our accounts receivables. The agreement contains customary covenants and financial restrictions that require a minimum tangible net worth and quick ratio. Our weighted average interest rate of all short-term borrowings was 7.6% at December 31, 2002.

In connection with the loan agreements with TCW and Silicon Valley Bank, we previously issued warrants to purchase shares of Viewlocity common stock. The fair value of the warrants, as determined using the Black-Sholes valuation model, was $3.5 million. The unamortized amount of the warrants was recorded as a reduction to the debt and $0.1 million, $0.8 million, and $0.6 million were amortized to interest expense in 2000, 2001 and 2002, respectively. In connection with the Synquest merger and restructuring of the TCW debt, all of these warrants were cancelled and we recorded a charge to interest expense for the remaining balance of $2.0 million during 2002.

8.    Asset Impairment and Restructuring charges

Asset impairment and restructuring charges for the years ended December 31, 2000, 2001 and 2002 are as follows:

	Year Ended December 31,
	2000	2001	2002
	($ in thousands)
Severance	$494	$—	$1,268
Asset impairment	—	7,397	856
Facility and related charges	—	—	538

Total asset impairment and restructuring	$494	$7,397	$2,662

Reduction of headcount	11	—	34

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

During 2000 and 2002, we implemented plans to realign our organization and reduce operating costs. During 2000, we reduced our headcount by terminating 11 development employees and closed our Raleigh, NC office. In conjunction with this reduction in force, we incurred $0.5 million of severance and related costs, which were paid during the first quarter of 2001. During 2002, we reduced our headcount and incurred $1.3 million in severance and related expenses resulting in a headcount reduction of 34 employees, consisting of management, development, selling and administrative employees. Substantially all severance costs were paid during the year.

During 2001, we abandoned certain product lines from previously purchased businesses. These actions were designed to simplify product offerings and focus on our core products. We incurred asset impairment charges of $7.4 million during 2001. Of the $7.4 million, $3.1 million related to the write-off of acquired technology, $4.2 million related to the write-off of goodwill and other intangible assets, and $0.1 million related to the write-off of property and equipment.

During 2002, we decided to no longer develop or utilize the technology acquired in the acquisition of Electron Economy and therefore we abandoned these product lines. Accordingly, we recorded asset impairment charges of $0.9 million in 2002 for the remaining net book value of that acquired technology.

During 2002, we closed our office in France to align our cost structure with changing market conditions. We incurred $0.5 million in expenses for the closure of this facility.

As of December 31, 2002, $3.2 million of restructuring costs remained in accrued liabilities, $1.3 million of which is long-term. Substantially all of the restructuring liabilities that remain as of December 31, 2002 relate to leased facility termination costs.

9.    Commitments and Contingencies

We are subject to legal proceedings and claims that arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, our management does not believe the outcome of any of these legal matters will have a material adverse effect on our results of operations or financial condition.

10.    Lease Commitments

We lease various equipment under capital leases. We also lease office space, automobiles, and certain other items under operating leases expiring through 2009. Certain of our facility leases include rent payments that will increase over time. Rental expense for 2000, 2001 and 2002 was $1.9 million, $2.0 million and $2.1 million, respectively. As of December 31, 2002, future minimum lease payments under our operating and capital leases are as follows:

	Operating	Capital
	(in thousands)
2003	$2,760	$1,143
2004	2,275	461
2005	1,563	—
2006	841	—
2007	799	—
Thereafter	1,457	—

	$9,695	1,604

Less: amounts representing interest		(152)

		1,452
Less: current portion		(1,019)

Long-term capital lease obligation		$433

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

11.    Acquisitions and Dispositions

Acquisition of Nexstep

On February 3, 2000, we completed the acquisition of Nexstep, Inc., a software development enterprise based in Plano, Texas, which focused on the development of supply-chain visibility and logistics software products for Internet retail organizations. The purchase price for the acquisition of Nexstep was approximately $10.1 million, including $4.2 million in cash and shares of our common stock valued at $5.9 million at the date of acquisition. The Nexstep acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition. Nexstep’s results of operations have been included with ours beginning on January 1, 2000, the effective date of the acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $10.0 million. We have allocated the intangible assets as follows (in thousands):

		Estimated Use Life
		(Years)
In-process research and development	$5,200	N/A
Workforce	410	3
Goodwill	4,462	N/A

	$10,072

Management is responsible for estimating the fair value of in-process research and development, or IPR&D. We determined the value of the IPR&D based on the income approach valuation method by estimating the present value of the projected net cash flows to be generated by the in-process products. To determine the projected net cash flows, revenue, expense, and other cash flow items associated with the commercialization of the in-process products were estimated for the period from 2000 through 2006. Strong revenue growth was projected through 2002; thereafter, revenue was expected to increase moderately through 2005 and then decline sharply in 2006 as other new products are expected to be introduced. The projected net cash flows were then discounted to present value at 30%, a rate of return that considers the relative risk of achieving the projected cash flows and the time value of money. Finally, a stage-of-completion factor was applied to the discounted cash flows. Nexstep’s historical revenues were generated by providing professional services. At the date of acquisition, Nexstep’s products were neither complete nor being marketed. Consistent with our policy for accounting for costs to develop our software, these products are not capitalizable under SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” and have no alternative future use other than in research and development.

Sale of minority interest in Japan

In January 2001, we formed a subsidiary in Japan, Viewlocity Japan, to expand our international market presence. Subsequent to the formation of the subsidiary, we sold 22.5% of the equity ownership to a venture capital investor for approximately $4.3 million. As a result of this change in ownership interest, we recorded an increase in additional paid-in capital of approximately $3.3 million.

On December 31, 2002, our ownership in Viewlocity Japan was diluted from 77.5% to 40.5% after we exchanged 37% of our investment to be released from our cash obligation relating to the initial investment agreement. We recorded a loss on the exchange of our investment of $0.1 million in 2002. We no longer have control of this venture, therefore effective on that date and going forward, we will account for our ownership in Viewlocity Japan under the equity method of accounting.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Acquisition of Electron Economy

On September 26, 2001, we completed the acquisition of Electron Economy, Inc., a supply chain event management software and services company. The initial purchase price for the acquisition was $11.3 million, including $11.0 million of our preferred stock and related expenses of $0.3 million. In August 2002, we resolved certain pre-acquisition contingencies and accordingly decreased the purchase price and intangible assets by $1.5 million (See Note 16).

We have accounted for the acquisition of Electron Economy as a purchase and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. Electron Economy’s results of operations have been included in ours beginning on September 26, 2001, the effective date of acquisition. The excess consideration above the fair value of the net assets acquired was $1.8 million after resolving the pre-acquisition contingencies, all of which has been allocated to the value of the acquired technology.

In August of 2002, we decided to no longer develop or utilize the technology acquired in the acquisition of Electron Economy and therefore we abandoned these product lines. Accordingly, we recorded asset impairment charges of $0.9 million for the remaining net book value of the acquired technology (see Note 8).

Discontinued operations—sale of integration business

On March 27, 2002, we sold our European integration business, including our integration intellectual property, to Sopra Group for $14.5 million. On July 31, 2002, we sold our Asian and U.S. integration business to Sopra Group for approximately $3.0 million. In accordance with SFAS 144, the integration business has been accounted for as a discontinued operation. The integration business has been disposed of and the results of operations for all periods presented are reported in discontinued operations. The sale of the integration businesses resulted in a net gain of $18.4 million.

Operating results of discontinued operations were as follows:

	Year Ended December 31,
	2000	2001	2002
	(in thousands, except per share data)
Revenue	35,820	27,671	5,926

Discontinued operations
Loss from operations of integration business	(30,083)	(20,648)	(1,251)
Income tax benefit (provision)	(17)	293	12
Gain from sale of integration business	—	—	18,436

Income (loss) from discontinued operations	(30,100)	(20,355)	17,197

Basic and diluted net income (loss) per share from discontinued operations	$(5,148.82)	$(654.31)	$22.07

Merger with Synquest

On November 15, 2002, in order to expand our product line, Viewlocity Delaware merged with and into Synquest, a provider of supply chain planning solutions, with Synquest remaining as the surviving legal entity. As consideration for the merger, Synquest issued a total of 2,946,857 shares of common stock to Viewlocity Delaware’s Series F preferred stockholders. Holders of the other classes and series of Viewlocity Delaware’s

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

capital stock received nominal cash consideration in the merger. The merger is treated as a reverse acquisition for accounting purposes, therefore, Viewlocity Delaware is treated as the accounting acquirer and the historical results presented are those of Viewlocity Delaware. Synquest’s results of operations have been included with ours beginning on November 15, 2002, the effective date of the acquisition.

The value of the SynQuest common stock was determined by using the average of the closing price on the Nasdaq SmallCap Market exchange for the few trading days preceding and following SynQuest’s announcement in a press release on September 2, 2002, of the terms of the transactions publicly. The purchase price was determined as follows (in thousands):

Fair value of stock issued	$3,683
Acquisition costs	1,893

5,576
Fair value of assets acquired
Cash	435
Trade receivables	4,597
Fixed assets	373
Other assets	913

6,318
Fair value of liabilities assumed
Accounts payable and accrued expenses	7,623
Deferred revenue	5,011
Other liabilities	2,738

15,372

Net liabilities assumed	9,054

Allocation of purchase consideration to intangible assets	$14,630

The excess consideration above the fair value of the net tangible assets acquired was approximately $14.6 million. We determined the value of the identifiable intangible assets based on the income approach valuation method by estimating the present value of the projected net cash flows to be generated. We have allocated the intangible assets as follows (in thousands):

		Estimated Use Life
		(Years)
Acquired technology	$5,000	2-4
Customer relationships	3,400	7
Goodwill	6,230	N/A

	$14,630

The weighted average amortization period for the acquired technology is 3.2 years.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The unaudited pro forma results of operations have been prepared as though the merger had occurred as of he beginning of the periods presented. The pro forma information does not purport to be indicative of the results of operations that would have been attained had the merger been in effect on the dates indicated, nor of future results. The pro forma results are as follows:

	Year Ended December 31,
	2001	2002
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$27,280	$21,586
Net loss from continuing operations attributable to common stockholders	$(59,224)	$(40,142)
Net loss per share	$(10.05)	$(6.81)
Weighted average shares	5,893,654	5,893,654

12.    Income Taxes

The significant components of income tax expense (benefit) from continuing operations are as follows:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Current	$—	$—	$5
Deferred	(363)	(1,002)	—

Total	$(363)	$(1,002)	$5

A reconciliation of the provision (benefit) for income taxes from continuing operations to the amount compiled by applying the statutory federal income tax rate to loss before income taxes is as follows:

	Year Ended December 31,
	2000	2001	2002
	(in thousands)
Statutory federal income tax rate (34%)	$(10,625)	$(12,975)	$(9,144)
Increase or decrease in provision from:
Increase in tax asset valuation allowance	8,530	10,836	10,082
Goodwill and other intangible assets	3,030	1,841	—
State income taxes	(1,625)	(1,207)	(993)
Differences in foreign and U.S. tax	327	503	—
Other	—	—	60

Total	$(363)	$(1,002)	$5

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax liability relate to the following:

	Year Ended December 31,
	2001	2002
	(in thousands)
Deferred tax assets
U.S. net operating loss carryforwards	$57,937	$4,663
Foreign net operating loss carryforwards	12,029	4,329
Capitalization of development expenses	969	5,723
Restructuring reserve	—	949
Deferred revenue	—	1,690
Deferred tax asset valuation allowance	(71,089)	(15,355)
Other	1,669	1,094

Total deferred tax assets	$1,515	$3,093
Deferred tax liabilities
Capitalized software	$(1,363)	$(3,093)
Other	(152)	—

Total deferred tax liabilities	(1,515)	(3,093)

Net deferred tax liabilities	$—	$—

We acquired approximately $88.7 million of net operating loss (“NOL”) carryforwards and $1.5 million of Research and Development (“R&D”) tax credits as a result of our merger with Synquest on November 15, 2002. However, the merger resulted in an ownership change within the meaning of Internal Revenue Code Section 382 for both Synquest and Viewlocity. Total pre-change NOLs are approximately $259 million. The total annual Section 382 limitation is approximately $0.3 million. The pre-change NOL estimated to be available for use after the application of the IRC Section 382 limitation is approximately $6.9 million. The tax loss generated in the post change period ended December 31, 2002, is approximately $5.4 million. Due to the application of IRC Section 382, we believe that we will be unable to utilize the $1.5 million R&D credits during the carryforward period. Foreign net operating loss carryforwards at December 31, 2002, are approximately $11.8 million.

Realization of the resulting deferred tax assets is dependent on future taxable income. We have recorded valuation allowances of $71.0 million and $15.3 million against the deferred tax balance at December 31, 2001 and 2002, respectively, as we believe that it is more likely than not that such assets will not be realized. The reduction in the valuation allowance in 2002 is primarily due to the limitations imposed on the utilization of the NOLs resulting from the application of IRC Section 382.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

13.    Major Customers and Segment Information

We sell our software and services to a variety of customers. For year ended December 31, 2002, three customers each accounted for 10% or more of our total revenue. For year ended December 31, 2001, five customers each accounted for 10% or more of our total revenue. The percentage of sales to significant customers for the period reported were as follows:

	Year Ended December 31,
	2001	2002
Customer A	13%	*
Customer B	11%	*
Customer C	11%	*
Customer D	17%	*
Customer E	26%	13%
Customer F	*	30%
Customer G	*	10%

*	Less than 10%

SFAS 131, “ Disclosures about Segments of an Enterprise and Related Information,” defines operating segments as components of an enterprise about which separate financial data are available and are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in accessing performance. Our chief operating decision-maker, for this purpose, is our chief executive officer who acts with the support of other executive officers and vice presidents. For 2000, 2001, and 2002, we had one operating segment that provides adaptive supply chain management software and services to enterprises worldwide. Our principal administrative, marketing, product development and support operations are located in the U.S. Areas of operation outside the U.S. include Europe and Asia-Pacific. The following table presents revenue by geographic region based on country of invoice origin and identifiable and long-lived assets by geographic region based on the location of the assets.

	US	Europe	Asia/Pacific	Elimination	Total
	(in thousands)
Year ended December 31, 2000
Revenue to external customers	$475	$246	$—	$—	$721
Total assets	78,867	23,368	15,365	(74,658)	42,942
Long-lived assets	8,739	4,935	9,697	—	23,371

Year ended December 31, 2001
Revenue to external customers	$2,469	$491	$761	$—	$3,721
Total assets	70,367	10,029	5,642	(60,227)	25,811
Long-lived assets	9,659	830	547	—	11,036

Year ended December 31, 2002
Revenue to external customers	$4,677	$384	$1,657	$—	$6,718
Total assets	63,406	1,921	616	(22,451)	43,492
Long-lived assets	19,306	93	99	—	19,498

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

14.    Employee Benefit Plans Retirement Savings Plans

We maintain defined contribution 401(k) profit-sharing plans and trusts (the “401(k) Plans”) in the U.S. Most full-time U.S. employees are eligible to participate in one of our 401(k) Plans. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plans of a percentage of his or her total compensation. Participant contributions and earnings are 100% vested at all times. We do not currently contribute to the 401(k) Plans; however, the 401(k) Plans provide us with the opportunity to contribute if we chose to in the future. We also maintain similar defined contributions plans for certain of our employees outside the U.S. We pay all expenses associated with the 401(k) Plans and similar plans, which have been minimal to date.

Equity incentive plans

In 2002, Viewlocity Delaware cancelled its option plans in connection with the Synquest merger and Synquest’s former option plans survived. Our stock option plans provide for the granting of either incentive stock options or non-qualified options to purchase shares of our common stock in order to provide incentives to certain employees and directors. We are authorized to issue up to 3,050,000 options to purchase common stock under our plans. The plans allow participants to purchase our common stock at prices set by the board of directors, but in the case of incentive stock options not less than fair market value at the date the option is granted. Unless otherwise specified, outstanding options vest one-third each year. Unexercised options expire ten years after the date of grant unless otherwise specified by the board of directors.

The following table summarizes information about stock option transactions (in thousands, except per share data):

	Year Ended December 31,
	2000		2001		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Shares under option at beginning of period	96	$50.61	144	$155.12	1,943	$0.63
Granted	88	$199.62	2,082	$2.82	—	N/A
Exercised	(19)	$52.02	(6)	$1.89	(2)	$0.63
Forfeited	(21)	$98.74	(277)	$103.92	(243)	$0.63
Viewlocity shares cancelled due to merger	—	$—	—	$—	(1,698)	$0.63
Synquest options acquired during the merger	—	$—	—	$—	380	$32.64
Forfeited	—	$—	—	$—	(17)	$22.21

Shares under option at end of period	144	$134.25	1,943	$0.63	363	$33.13

Shares under option exercisable at end of period	70	$72.74	52	$0.63	313	$32.20

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes information about stock options outstanding at December 31, 2002 (in thousands, except per share data):

	Options Outstanding			Options Exercisable
December 31, 2002	Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Range of Exercise Prices
$2.50-$5.10	7	9.32	$5.08	6	$5.08
$5.70-$5.70	48	8.85	$5.70	25	$5.70
$6.20-$17.30	6	8.68	$12.10	2	$12.43
$18.00-$18.00	66	2.47	$18.00	66	$18.00
$22.50-$27.40	19	6.54	$25.91	12	$26.36
$27.50-$27.50	81	4.76	$27.50	81	$27.50
$30.00-$30.00	49	5.65	$30.00	49	$30.00
$32.50-$70.00	43	6.80	$44.29	40	$42.55
$73.80-$99.40	31	7.59	$83.28	25	$82.59
$135.00-$135.00	13	7.78	$135.00	7	$135.00

	363	5.85	$33.13	313	$32.20

Pro forma information regarding net loss has been determined as if we accounted for employee stock options under the fair value method. There were no options granted for the year ended December 31, 2002. The fair value for these options for the year ended December 31, 2000 and 2001 was estimated at the date of grant using the Black-Scholes valuation model with the following weighted average assumptions:

	Year Ended December 31,
	2000	2001
Risk free interest rate	6.2%	4.1%
Expected dividend yield	0.0%	0.0%
Expected lives (years)	5.5	3.0
Expected volatility	0.0%	0.0%
Weighted average fair value of options granted at fair market value during the year	$92.50	$0.26

The total value of the options granted, as calculated using the Black-Scholes valuation model, is amortized over the vesting periods of the options. Pro forma information required under SFAS 123 is as follows for the years ended December 31, 2000, 2001 and 2002:

	Year Ended December 31,
	2000	2001	2002
	(in thousands except per share data)
Net loss attributable to common stockholders
As reported	$(60,987)	$(57,515)	$(9,949)
Pro forma	$(64,995)	$(59,671)	$(11,934)

Basic and diluted net loss per share
As reported	$(10,432.26)	$(1,848.82)	$(12.76)
Pro forma	$(11,117.86)	$(1,918.13)	$(15.31)

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

15.    Equity Transactions

Merger with Synquest

On November 15, 2002, Viewlocity Delaware merged with and into Synquest, a provider of supply chain planning solutions, with Synquest remaining as the surviving legal entity. As consideration for the merger, Synquest issued a total of 2,946,857 shares of common stock to Viewlocity’s Delaware’s Series F preferred stockholders. Holders of the other classes and series of Viewlocity’s Delaware’s capital stock received nominal consideration in the merger.

Rights of common stock

Our common stock has voting rights entitling the holders to one vote per share. The holders of our common stock are entitled to dividends when, as and if such dividends are declared by our board of directors; however, a majority of the preferred stockholders must consent to the payment of such dividends.

Issuances of Series A preferred stock

On November 15, 2002, we completed a private placement of 11,132,828 shares of newly created Series A convertible preferred stock at a price of $2.50 per share for total consideration of $27.8 million. Of the total consideration, $24.6 million consisted of cash and $3.2 million consisted of conversion of outstanding loans previously made by certain of the purchasers.

Rights of convertible preferred stock

The series A preferred stock is convertible into common stock at any time at a ratio of one share of common stock for each share of series A preferred stock converted, subject to adjustments for stock splits and other customary events. Shares of series A preferred stock are convertible to our common stock at any time at the option of the holder. The initial conversion rate of series A preferred stock to common stock is one to one, subject to adjustment in specific circumstances. Shares of series A preferred stock will be automatically converted to our common stock upon (1) a public offering of our common stock meeting certain thresholds, (2) the vote of two-thirds of the then outstanding shares of series A preferred stock, or (3) our common stock attaining $10.00 closing price for at least 100 of 120 consecutive trading days. Series A preferred stock vote as one class with our common stock on an as-converted to common basis.

Dividends on the series A preferred stock will accrue at a rate of 7% per year and are cumulative. We do not anticipate to declare or pay out any cash dividends.

The series A preferred stock has priority over our common stock in any liquidation, dissolution or winding up of us, and in connection with allocation of proceeds in a merger, acquisition, sales of all or substantially all of our assets, or similar major corporate transactions (collectively referred to as a “liquidation event”). In the event of a liquidation event, holders of the series A preferred stock will be entitled to receive $2.50 per share and an additional amount such that the holders will receive a total return equal to a 15% internal rate of return (including dividends) per year compounded annually. Notwithstanding the series A preferred stock priority, in connection with any such liquidation event, the holders of our common stock will be entitled to receive 8% of the proceeds available to our shareholders (pro-rata, in accordance with share ownership) until the series A preferred stock liquidation preference is satisfied. After the series A preferred stock liquidation preference is satisfied, the remaining proceeds will be distributed to the holders of our common stock. A majority vote of the directors that do not hold Series A preferred stock is required to affect a liquidation event.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

16.    Former Viewlocity Equity Transaction Prior to Reverse Merger

Prior to the reverse acquisition, Viewlocity Delaware met its cash flow needs primarily through private placement of redeemable preferred stock. The following table summarizes our mandatorily redeemable, convertible preferred stock transactions from 2001 to 2002:

	Series E		Series F		Series F-1
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Total
	(in thousands)
Balance at December 31, 2001	2,004	$12,298	347,855	$40,079		$—	$52,377
Private placement	—	—	29,412	4,995	—	—	4,995
Adjustment of Electron Economy purchase price	—	—	(120,246)	(3,418)	54,791	2,427	(991)
Cashless exercise of warrants	—	—	68,824		—	—	—
Effect of recapitalization due to reverse merger	(2,004)	(12,298)	(325,845)	(41,656)	(54,791)	(2,427)	(56,381)

Balance at December 31, 2002	—	$—	—	$—	—	$—	$—

Issuance of Series F convertible preferred stock

On June 5, 2001, Viewlocity Delaware completed a private placement of 172,818,544 shares of Series F mandatorily reedemable, convertible preferred stock at $0.17 per share. The proceeds, net of expenses were $28.5 million. The investors in Series F also received warrants to purchase 78,661,636 shares of Series F-1 preferred stock at $0.01 per share.

On January 8, 2002, Viewlocity Delaware completed a private placement of 29,411,764 shares of the Series F mandatorily, redeemable, convertible preferred stock at $0.17 per share. The investors also received warrants to purchase 14,705,882 shares of Series F preferred stock at $0.01 per share. The proceeds, net of expenses, were $5.0 million.

In connection with the Series F offering, all the outstanding shares of Viewlocity Delaware’s Series A, Series B, Series D, and 50% of the Series E preferred stock immediately converted into 4,786,078 shares of common stock.

Adjustment of shares issued in connection with the Electron Economy acquisition

On September 26, 2001, Viewlocity Delaware completed the acquisition of Electron Economy, Inc., a supply chain event management software and services company. In connection with the acquisition, Viewlocity Delaware initially issued 175,035,534 shares of Series F preferred stock, which was to be adjusted in accordance to the acquisition agreement, options to purchase 3,159,121 shares of Series F preferred stock and options to purchase 3,159,121 shares of Series F-1 preferred stock. In August 2002, Viewlocity Delaware resolved certain pre-acquisition contingencies and accordingly decreased the purchase price and intanbible assets and therefore reduced the Series F shares by 120,046,526 and replaced them with 54,791,169 shares of Series F-1 preferred stock.

Issuance and conversion of series E convertible preferred stock

On April 18, 2000 and June 22, 2000 Viewlocity Delaware completed private placements of 2,520,261 shares and 1,487,805 shares, respectively, of Series E convertible preferred stock at $6.17 per share. The proceeds, net of expenses, were $24.6 million. In connection with the Series F offering, 50% of the Series E preferred stock immediately converted into shares of common stock.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

17.    Liquidity and Capital Resources

Historically, we have financed our operations and capital expenditures primarily through the private placement of shares of convertible preferred stock, to a lesser extent, through borrowings. We continued to experience operating losses during the six months ended June 30, 2003, and had a net decrease in cash of $10.1 million during the six month period. We were previously in default under the line of credit with Silicon Valley Bank as a result of our failure to satisfy certain financial covenants. Our default under the line of credit with Silicon Valley Bank resulted in cross defaults under the subordinated debt agreements with TCW and under certain capital lease obligations. Additionally, we have not paid, and do not have sufficient funds to pay, the amounts currently payable to TCW. These events of default, except for an overadvance default under the line of credit with Silicon Valley Bank, were waived subject to our entering into an Agreement and Plan of Merger with Viesta Corporation (the “Viesta Merger”).

There can be no assurance that the Viesta Merger will be consummated or that any other strategic alternatives will be available, or, if available, will be on terms acceptable to us, our debtholders, or our shareholders. Failure to substantially increase revenue and/or obtain additional capital or consummate other strategic alternatives will have a material adverse effect on our ability to meet our financial obligations and to continue to operate as a going concern. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

We determined that we needed to restructure our existing debt and raise additional debt or equity capital, or engage in another strategic transaction, in order to meet our financial obligations and to continue as a going concern. In the absence of additional capital or a strategic transaction, it is unlikely we will be able to continue to operate as a going concern. On September 19, 2003, the board of directors approved the Viesta Merger. As a condition to the Merger, certain of our creditors have agreed to reduce the amounts that we owe to them and restructure the terms of our obligations to them. The consummation of the Merger and the creditors’ obligation to reduce and restructure our obligations are conditioned upon Viesta receiving at least $7 million in equity investments prior to the Merger. Following the merger, Viewlocity will no longer be publicly traded or registered with the SEC and will continue as a privately held subsidiary of Viesta.

VIEWLOCITY, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheet

(in thousands, except per share data)

June 30, 2003
(Unaudited)
ASSETS
Cash and cash equivalents	$5,025
Accounts receivable, net	2,876
Other receivables	220
Prepaid expenses and other current assets	532

Total current assets	8,653
Property and equipment, net	1,185
Goodwill	9,341
Other intangible assets, net	7,102
Other non-current assets	1,233

Total assets	$27,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,602
Short-term debt	3,014
Current portion of capital lease obligations	937
Current portion of restructuring reserve	1,003
Accrued expenses	2,104
Deferred revenue	2,616

Total current liabilities	11,276
Capital lease obligations, less current portion	42
Long-term debt	6,500
Restructuring reserve, less current portion	413
Other non-current liabilities	944

Total liabilities	19,175
Commitments and contingencies

Shareholders’ equity
Series A convertible preferred stock: $.01 par value; 13,200,000 shares authorized; 11,132,828 shares issued and outstanding at December 31, 2002 and June 30, 2003	25,858
Common stock: $.01 par value; 100,000,000 shares authorized; 5,893,654 shares issued and outstanding at December 31, 2002 and June 30, 2003	59
Additional paid in capital	175,378
Accumulated deficit	(192,583)
Accumulated other comprehensive loss	(373)

Total shareholders’ equity	8,339

Total liabilities and shareholders’ equity	$27,514

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

For the three and six months ended June 30, 2002 and 2003

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
	(Unaudited)		(Unaudited)
Revenue
License	$1,650	$1,131	$1,713	$2,177
Support	208	1,350	323	2,890
Services	488	1,675	808	4,030

Total revenue	2,346	4,156	2,844	9,097
Cost of revenue
License	75	85	75	113
Support	—	339	—	624
Services	584	1,808	1,060	3,949
Amortization of acquired technology	—	398	—	796

Total cost of revenue	659	2,630	1,135	5,482

Gross profit	1,687	1,526	1,709	3,615
Operating expenses
Sales and marketing	3,526	1,861	7,135	3,940
Research and development	1,534	1,457	3,058	3,204
General and administrative	846	876	1,846	1,949
Restructuring and other, net	614	—	614	10
Depreciation and amortization	784	496	1,570	1,100

Total operating expenses	7,304	4,690	14,223	10,203

Operating loss	(5,617)	(3,164)	(12,514)	(6,588)
Minority interest in net loss of subsidiary	118	—	233	—
Other expense, net	(513)	(229)	(1,017)	(471)

Loss from continuing operations before income taxes	(6,012)	(3,393)	(13,298)	(7,059)
Income tax benefit (provision)	—	—	—	—

Loss from continuing operations	$(6,012)	$(3,393)	$(13,298)	$(7,059)

Discontinued operations
Income (loss) from operations of integration business	65	—	(1,045)	—
Income tax benefit	—	—	9	—
Gain from sale of integration business	113	—	14,517	—

Income from discontinued operations	178	—	13,481	—

Net income (loss)	$(5,834)	$(3,393)	$183	$(7,059)
Preferred stock dividends		(487)	—	(974)

Net income (loss) attributable to common shareholders	$(5,834)	$(3,880)	$183	$(8,033)

Basic and diluted net income (loss) per share
Continuing operations	$(122.99)	$(0.66)	$(272.05)	$(1.36)
Discontinued operations	3.65	—	275.80	—

Basic and diluted net income (loss) per share	$(119.34)	$(0.66)	$3.74	$(1.36)

Weighted average shares	48,885	5,893,654	48,880	5,893,654

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

For the six months ended June 30, 2002 and 2003

(in thousands)

	Six Months Ended June 30,
	2002	2003
	(Unaudited)
Cash flow used by operating activities
Net income (loss)	$183	$(7,059)
Adjustments to reconcile net income (loss) to cash flow used by operating activities
Minority interest	(233)	—
Depreciation and amortization	1,850	1,896
Gain on sale of integration business	(14,517)	—
Expenses related to equity issuances	519	—
Bad debt expense	302	(121)
Changes in assets and liabilities
Accounts receivable	138	3,934
Other receivables	108	244
Prepaid expenses and other current assets	(831)	7
Accounts payable	(169)	(2,443)
Accrued expenses	448	(2,718)
Deferred revenue	(141)	(2,623)
Other	(301)	(723)

Net cash used by operating activities	(12,644)	(9,606)
Cash flow provided (used) by investing activities
Capital expenditures	(116)	(8)
Cash received related to acquisitions/dispositions, net	9,724	—

Net cash provided (used) by investing activities	9,608	(8)
Cash flow provided (used) by financing activities
Repayment of debt	(2,250)	—
Repayment under capital leases	(336)	(473)
Issuance of capital stock, net	4,995	—

Net cash provided (used) by financing activities	2,409	(473)
Effect of exchange rate on cash flows	(611)	(40)

Net decrease in cash	(1,238)	(10,127)
Cash at beginning of period	7,345	15,152

Cash at end of period	$6,107	$5,025

Supplemental cash flow information
Cash paid for interest	$163	$422
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

Basis of presentation

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of financial position and results for the interim periods presented. All such adjustments are of a normal recurring nature. It is suggested that these financial statements be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2002.

On November 15, 2002, pursuant to an Agreement and Plan of Merger dated August 30, 2002 (the “Merger Agreement”), we consummated our previously announced merger (the “Merger”) with Viewlocity, Inc., a Delaware corporation (“Viewlocity Delaware”). In the Merger, Viewlocity Delaware was merged with and into our company. Subsequent to the Merger, we changed our corporate name from SynQuest, Inc. to Viewlocity, Inc. The Merger has been accounted for as a “reverse acquisition” for accounting purposes. As a result, Viewlocity Delaware is treated as the acquiror for accounting purposes, and Viewlocity Delaware’s historical results of operations have become those of the combined company. Synquest’s results of operations have been included with Viewlocity Delaware’s beginning on November 15, 2002, the effective date of the Merger. Prior to the Merger, our fiscal year ended June 30th of each year. However, Viewlocity Delaware’s fiscal year ended on December 31st of each year. Because Viewlocity Delaware is considered the accounting acquiror and continuing reporting entity in the Merger, our fiscal year has been changed to end on December 31st.

Principles of consolidation

The balance sheets as of June 30, 2003 and the statements of operations for the three and six months ended June 30, 2002 and 2003 and the statements of cash flows for the six months ended June 30, 2002 and 2003 are consolidated and consist solely of the financial statements of Viewlocity, Inc. and our subsidiaries. We eliminated all significant intercompany accounts and transactions in consolidation.

Goodwill and other intangible assets

We adopted Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. As such, goodwill is no longer amortized. Other intangible assets are amortized on a straight-line basis over the useful life of the asset, which is the period the asset is expected to contribute directly or indirectly to future cash flows. Other intangibles include customer relationships and acquired technology. The lives established for our intangible assets are based on many factors, and are subject to change because of the nature of our operations. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or indicate that an impairment exists. As a result of our current financial condition, we are currently evaluating the impact on our goodwill and intangible assets based upon the strategic alternatives that we are pursuing, including potential alternative sources of capital, business combination transactions and asset sale transactions (see Note 4). Upon our board making a strategic decision about these matters or upon the consummation of any such transaction, an impairment charge could be required.

Stock-based compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

our stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, we have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS 123.

We expensed stock compensation cost of $0.1 million for the three months ended June 30, 2002 and $0.2 million for the six months ended June 30, 2002. There was no stock compensation cost for the three months or the six months ended June 30, 2003. Additionally, had we determined compensation costs using a fair value based methodology at the grant date for our stock options under SFAS 123, our pro forma consolidated net income or loss would have been as follows:

	Three Months Ended March 31,		Six Months Ended June 30,
	2002	2003	2002	2003
	(in thousands, except per share data)		(in thousands, except per share data)
Net income (loss) attributable to common shareholders as reported	$(5,834)	$(3,880)	$183	$(8,033)
Deduct total stock-based employee compensation expense determined under fair-value based method	(475)	—	(950)	—

Pro forma net income (loss)	$(6,309)	$(3,880)	$(767)	$(8,033)

Basic and diluted net income (loss) per share
As reported	$(119.34)	$(0.66)	$3.74	$(1.36)
Pro forma	$(129.06)	$(0.66)	$(15.69)	$(1.36)

Basic and diluted net income (loss) per share

Basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Certain potential common shares were not included in computing net income (loss) per share because they are anti-dilutive.

Our historical net income (loss) per share for the three and six months ended June 30, 2002 reflects the equivalent number of shares received prior to the effective date of the Merger. The number of equivalent shares has been calculated based on the ratio of each share of our common stock issued in the Merger in exchange for each share of Viewlocity Delaware series F preferred stock outstanding. This ratio was applied to all Viewlocity Delaware common shares outstanding prior to the effective date of the Merger. These shares were cancelled in connection with the Merger. This ratio was not applied to all Viewlocity Delaware preferred shares outstanding prior to the Merger since these shares are anti-dilutive.

The effect of stock options has been excluded from the calculation of the diluted net income (loss) per share because they are anti-dilutive. Convertible preferred shares have been excluded from the calculation of the diluted net income (loss) per share because these securities are anti-dilutive. There were 313,816,681 and 11,132,828 shares of convertible preferred stock outstanding as of June 30, 2002 and 2003, respectively.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

Discontinued Operations

The historical results of operations for our integration business have been reclassified and presented as discontinued operations in the consolidated statements of operations to conform with the effects of the sale of our integration business during 2002.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 143, “Accounting for Asset Retirement Obligations.” SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for asset retirement obligations be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. We adopted this statement on January 1, 2003 and the effect of adopting this statement did not have a material impact on our results of operations, financial position, or cash flows.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity’s commitment to an exit plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also establishes that fair value is the objective for initial measurement of the liability. We adopted the provisions of this statement on January 1, 2003 and the effect of adopting this statement did not have a material impact on the results of operations, our financial position, or cash flows.

In November 2002, the FASB reached a consensus on Emergency Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (the “Issue”). The guidance in this Issue is effective for revenue arrangements entered into fiscal years beginning after June 15, 2003. The Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, the Issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if it does, how to divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. The Issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. We anticipate the Issue to have no significant impact on the results of our operations, financial position, or cash flows.

In November 2002, the FASB issued FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.” This interpretation clarifies the requirements of SFAS 5, “Accounting for Contingencies,” relating to guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The interpretation’s provisions for initial recognition and measurement are required on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the provisions of this interpretation on January 1, 2003 and the effect of adopting these provisions did not have a material impact on our financial position, results of operations, or cash flows.

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

In January 2003, the FASB issued FASB Interpretation 46, “Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities which possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities as of March 31, 2003. We will apply the consolidation requirement of the interpretation in future periods if we should own any interest in any variable interest entity.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS 150 is effective for all financial instruments created or modified after May 31, 2003, and to other instruments as of September 1, 2003. We do not have any financial instruments that would apply to this statement at June 30, 2003. We will apply the requirements of this statement in future periods when applicable.

2.    Restructuring and other, net

Restructuring charges and other credits for the three and six months ended June 30, 2002 and 2003 are as follows:

	Three Month Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
	(in thousands)		(in thousands)
Severance	$—	$330	$—	$598
Facility and related charges and credits	—	(330)	—	(588)

Total restructuring and other, net	$—	$—	$—	$10

During the first quarter of 2003, in order to continue to decrease our costs we reduced our headcount and began the process of closing our office in Albany, New York, further consolidating our research and development operations in our Dallas, Texas office. In conjunction with this reduction in force, we incurred $0.3 million of severance and related costs resulting from a reduction in force of 17 development employees.

In the quarter ended June 30, 2003, we continued to reduce our cost structure with revenue and reduced our workforce by an additional 10 employees. In connection with this reduction in force, we incurred $0.3 million in severance and related costs for the three months ended June 30, 2003. We have incurred a total of $0.6 million in severance and related costs for the six months ended June 30, 2003. During the quarter ending September 30, 2003, we intend to continue to downsize our workforce as we continue to properly size our expenses with expected revenues.

On March 5, 2003 we entered into a sublease agreement to sublease approximately 8,426 square feet of the former Synquest headquarters office space. The sublease agreement began on April 1, 2003 and continues through December 31, 2005. On May 30 and June 30, 2003, we entered into two additional agreements to sublease the

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

remaining 15,719 square feet of the former Synquest headquarters office space. The sublease agreements begin on July 1, 2003 and continue through December 30, 2005. On March 14, 2003, we also terminated our lease agreement for previously abandoned office space in Atlanta, Georgia which consisted of approximately 11,788 square feet. The sublease agreements and the lease termination reduced our restructuring liability and we recorded a reduction to our restructuring expense of $0.6 million for the six months ended June 30, 2003.

During the three months ended June 30, 2002, we implemented plans to realign our organization and reduce operating costs. During the three months ended June 30, 2002, we reduced our headcount and incurred $0.6 million in severance and related expenses resulting in a headcount reduction of 25 employees, consisting of management, development, sales and administrative employees. Substantially all severance costs were paid during the year.

As of June 30, 2003, $1.4 million of restructuring costs remained in accrued liabilities, $0.4 million of which is long-term. Of the $1.4 million, $0.6 million related to severance costs which are expected to be paid in the third quarter of 2003. The remaining $0.8 million relate to leased facility termination costs to be paid through 2005.

3.    Major Customers and Segment Information

We sell our software and services to a variety of customers. For the three and six months ended June 30, 2002 and 2003, five customers each accounted for 10% or more of our total revenue. The percentage of sales to significant customers for the period reported were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Customer A	17%	*	20%	*
Customer B	54%	*	49%	*
Customer C	17%	*	14%	*
Customer D	*	10%	*	*
Customer E	*	19%	*	11%

*	Less than 10%

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” defines operating segments as components of an enterprise about which separate financial data are available and are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in accessing performance. Our chief operating decision-maker, for this purpose, is our chief executive officer who acts with the support of other executive officers and vice presidents. For the three and six months ended June 30, 2002 and 2003 we had one operating segment that provides adaptive supply chain management software and services to enterprises worldwide. Our principal administrative, marketing, product development and support operations are located in the U.S. Areas of operation outside the U.S. include Europe and Asia-Pacific. The following table presents revenue by geographic region based on country of invoice origin and identifiable and long-lived assets by geographic region based on the location of the assets.

	U.S.	Europe	Asia-Pacific	Elimination	Total
	(in thousands)
Three months ended June 30, 2002
Revenue from external customers	$1,886	$28	$432	$—	$2,346
Total assets	46,402	1,067	5,412	(31,936)	20,945
Long-lived assets	8,119	162	515		8,796

Three months ended June 30, 2003
Revenue from external customers	$2,296	$785	$1,075	$—	$4,156
Total assets	47,616	1,499	133	(21,734)	27,514
Long-lived assets	17,496	59	73	—	17,628

Six months ended June 30, 2002
Revenue from external customers	$2,252	$28	$564	$—	$2,844
Total assets	46,402	1,067	5,412	(31,936)	20,945
Long-lived assets	8,119	162	515		8,796

Six months ended June 30, 2003
Revenue from external customers	$5,859	$1,770	$1,468	$—	$9,097
Total assets	47,616	1,499	133	(21,734)	27,514
Long-lived assets	17,496	59	73	—	17,628

4.    Recent Developments

Historically, we have financed our operations and capital expenditures primarily through the private placement of shares of convertible preferred stock and, to a lesser extent, through borrowings. We continued to experience operating losses during the six months ended June 30, 2003, and had a net decrease in cash of $10.1 million during the six month period. At June 30, 2003, we had cash and cash equivalents of $5.0 million compared to cash and cash equivalents of $15.2 million at January 1, 2003. At June 30, 2003, we had short-term debt of $3.0 million, comprised of $1.5 million outstanding under our line of credit with Silicon Valley Bank (the “SVB Line”) and $1.5 million outstanding under an unsecured note payable to entities affiliated with Westbridge Ventures (“WBV”) that is due and payable on August 15, 2003 (the “WBV Short-term Note”).

The SVB Line is secured by substantially all of our assets, including our cash and cash equivalents. We currently are in default under the SVB Line as a result of our failure to satisfy certain financial covenants as of June 30, 2003 and July 31, 2003. By letter dated August 1, 2003, Silicon Valley Bank gave notice of default and exercised its right to increase the interest rate payable on the SVB Line by 5% per annum so that, as of August 1, 2003, the interest rate on the line of credit was increased to Silicon Valley Bank’s most recent prime rate, plus 6.0% per annum. The default related to our failure to comply with (i) a covenant that requires us to maintain a

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

ratio of at least 1.50 to 1.00 for the period ending July 31, 2003 of (x) the aggregate of our consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to generally accepted accounting principles, compared to (y) the aggregate amount of our liabilities that mature within one year (other than certain debt that is subordinate to the SVB Line) and (ii) a covenant that requires us to maintain a minimum tangible net worth of $1.0 million through September 30, 2003. If an event of default, including those detailed in the notice of default, occurs under the SVB Line and we do not attempt to cure the default within ten days after it occurs, or if the default is not cured within an additional 30 days, then SVB has certain rights and remedies. These rights and remedies include, but are not limited to, the right to demand immediate payment of all of our outstanding obligations under the SVB Line, to stop advancing us money or extending credit for our benefit and to dispose of the collateral that secures the SVB Line. Silicon Valley Bank has notified us that it will not extend any further credit for our benefit or advance us any further money under the SVB Line. In July 2003 we repaid $0.4 million of the amount owed under the SVB Line. As of August 14, 2003, the outstanding balance due under the SVB Line is $1.1 million. If Silicon Valley Bank demands that we pay all or a portion of the amounts outstanding under the SVB Line, such demand will have a material adverse impact on our ability to continue as a going concern.

As noted above, the WBV Short-Term Note is due and payable on August 15, 2003. We have not paid, and do not have sufficient funds to pay, the amounts payable under the note when it comes due. As a result, we will be in default under the WBV Short-Term Note if WBV does not extend the due date of the note. We are in discussions with WBV regarding this debt and have asked that WBV restructure the indebtedness. No assurance can be given that WBV will agree to extend the maturity date or otherwise modify the terms of the WBV Short-Term Note. If WBV demands payment on the WBV Short-Term Note, such demand will have a material adverse impact on our ability to continue as a going concern.

As of June 30, 2003, we had $6.5 million in long-term unsecured notes payable to WBV (the “WBV Long-Term Notes”). Our default under the SVB Line resulted in a cross default under the WBV Long-Term Notes. Upon the occurrence of certain events of default under the WBV Long-Term Notes, including a cross default, the holders of a majority of the WBV Long-Term Notes may at any time at their option, by notice or notices to us, declare all of the WBV Long-Term Notes then outstanding to be immediately due and payable. We are in discussions with WBV regarding this debt and have asked that WBV restructure the indebtedness. No assurance can be given that WBV will agree to modify the terms of the WBV Long-Term Notes. If WBV demands payment on the WBV Long-Term Notes, such demand will have a material adverse impact on our ability to continue as a going concern.

As of June 30, 2003, we had approximately $1.0 million in capital lease obligations payable to CommVest LLC (the “CommVest Obligations”). The CommVest Obligations are represented by a master lease agreement for the lease of office and computer equipment. Our default under the SVB Line resulted in a cross default under the CommVest Obligations. Upon the occurrence of an event of default, CommVest may declare the lease to be in default. While CommVest has not declared a default, if it chooses to do so, it will have certain remedies. These remedies include the right to enter our premises and take possession of all of the office and computer equipment that we leased under the master lease agreement, demand immediate repayment of any unpaid rent on the equipment, and charge us for liquidated damages. We have provided written notice to CommVest of the default under the SVB Line and are in discussions with CommVest regarding our obligations. No assurance can be given that CommVest will not exercise its remedies or demand immediate repayment of all amounts due. If CommVest repossesses the equipment or demands payment of all amounts due, such actions will have a material adverse impact on our ability to continue as a going concern.

During the six months ended June 30, 2003, the economic market remained challenging and sales cycles have been longer than we anticipated. We have made progress in the six months ended June 30, 2003 to reduce

VIEWLOCITY, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements—(Continued)

our cash burn by reducing our work force and other significant cost reductions. During the first six months of 2003, we reduced our workforce by 42 employees. Between July 1, 2003 and August 14, 2003 we have further reduced our workforce by an additional 12 employees. Further reductions in our workforce are expected as we continue to properly size our expenses with expected revenues. Additionally, we closed our offices in New York and Pennsylvania and have been successful in terminating leases or subleasing vacant office space since January 1, 2003.

Although we intend to carefully manage our use of cash and attempt to increase revenues, we will need to restructure our existing debt and raise additional debt or equity capital in the current quarter in order to meet our financial obligations and fund our ongoing operations. Currently, we do not have sufficient capital to meet our financial obligations and fund our operations through the quarter ended September 30, 2003. We also are considering strategic alternatives, including the possible sale of the company or substantially all of its assets. We are engaged in discussions with potential acquirors; however, those discussions to date have not progressed to any definitive agreements and no assurances can be given that they will lead to a definitive agreement or the closing of a transaction. Further, based upon our discussions with third party acquirors, it is possible that any such transaction with a third party acquiror would result in little or no consideration to the holders of our common stock and Series A preferred stock due to our significant level of outstanding debt and other liabilities. As a result of our financial condition, we are currently evaluating the impact on our goodwill and intangible assets based upon the strategic alternatives that we are pursuing, including potential alternative sources of capital, business combination transactions and asset sale transactions. Upon the consummation of any such transaction or lack thereof, an impairment charge could be required.

There can be no assurance that any other strategic alternatives will be available, or, if available, will be on terms acceptable to us, our debtholders, or our shareholders. Failure to substantially increase revenue and/or obtain additional capital or consummate other strategic alternatives will have a material adverse effect on our ability to meet our financial obligations and to continue to operate as a going concern. Our unaudited consolidated financial statements included have been prepared assuming that we will continue as a going concern, and do not include any adjustments that might result from the outcome of this uncertainty.

AGREEMENT AND PLAN OF MERGER

dated as of

September 19, 2003

by and

among

Viewlocity, Inc.,

Viesta Corporation

and

Viesta Acquisition Corporation

i

ii

EXHIBIT INDEX

Exhibit A	Form of Written Consent of Shareholders
Exhibit B	Silicon Valley Bank Letter
Exhibit C	Matters to be Covered in Opinion of Counsel
Exhibit 5.01(b)(vi)	Bridge Financing Terms
Exhibit 5.01(b)(xii)	Certain Employees and Parent Option Grants
Exhibit 5.01(b)(xiii)	Form of USRPHC Certificate

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2003 (this “Agreement”), by and among Viesta Corporation, a Delaware corporation (“Parent”), Viesta Acquisition Corporation, a Georgia corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Viewlocity, Inc., a Georgia corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent and Merger Sub have determined that it is in the best interests of their respective shareholders for Merger Sub to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has determined that, as the Company is at or near the zone of insolvency, it is in the best interests of the creditors of the Company for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and each issued share of Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Company Series A Preferred Stock”) not owned by Parent, Merger Sub or the Company, other than the Appraisal Shares (as defined herein), shall be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, as a condition and an inducement to Parent to enter into this Agreement, certain shareholders of the Company have executed and delivered written consents in the form of Exhibit A attached hereto (each, a “Written Consent”). Pursuant to the Written Consents, each such shareholder irrevocably has voted to adopt and approve the Merger and this Agreement;

WHEREAS, in connection with the Merger, certain of the Company’s obligations will be restructured on the terms and conditions set forth in the CommVest Lease (as defined in Section 3.04(a)), the Amendment and Restatement Agreement (as defined in Section 3.04(a)) and the TCW Subordinated Loan Agreement (as defined in Section 5.01(b)), and the SVB Loan Agreement (as defined in Section 5.01(b));

WHEREAS, Parent has entered into a letter agreement with an investor (the “Commitment Letter”) pursuant to which such investor has committed to capitalize Parent with an equity investment of not less than $7 million conditioned only upon the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 5.01 of this Agreement (or the waiver by Parent to the extent permitted by this Agreement, but only after having obtained such investor’s prior written consent for any such waiver); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “Georgia Act”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Georgia Act.

Section 1.02.    Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Los Angeles time, no later than the second business day after the satisfaction or (to the extent permitted by Applicable Law (as defined in Section 3.07)) waiver of the conditions set forth in Article VI (other than those conditions to be satisfied or waived at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed, acknowledged and delivered by the parties in accordance with the relevant provisions of the Georgia Act and filed with the Secretary of State of the State of Georgia. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The parties shall use reasonable best efforts to cause the Certificate of Merger to be filed on the Closing Date. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 14-2-1106(a) of the Georgia Act.

Section 1.05.    Articles of Incorporation and By-Laws.    (a)    At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by Applicable Law.

(b)    The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

Section 1.06.    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.08.    Effect on Capital Stock.    The aggregate maximum consideration to be provided by Parent and Merger Sub for all of the outstanding Company capital stock and rights to acquire Company capital stock shall be $1,000 in cash (such consideration in the aggregate, the “Merger Consideration”). At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a)    Capital Stock of Sub.    Each issued and outstanding share of common stock of Merger Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock owned by the Company (as treasury stock) or by Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.08(b) (such shares, the “Common Merger Consideration Shares”) and the Appraisal Shares (as defined in Section 1.08(e)) shall be converted into the right to receive from the Surviving Corporation cash, without interest, of an amount equal to the result obtained by dividing (i) $80 by (ii) the total number of Common Merger Consideration Shares (such amount, the “Common Merger Consideration”). At the Effective Time all such Common Merger Consideration Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Common Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration.

(d)    Conversion of Company Series A Preferred Stock.    Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.08(b) (such shares, the “Series A Merger Consideration Shares”) and the Appraisal Shares (as defined in Section 1.08(e)) shall be converted into the right to receive from the Surviving Corporation cash, without interest, of an amount equal to the result obtained by dividing (i) $920 by (ii) the total number of Series A Merger Consideration Shares (such amount, the “Series A Merger Consideration”). At the Effective Time all such Series A Merger Consideration Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Series A Certificate”, and collectively with the Common Certificates, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration.

(e)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock or Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand dissenters’ rights under the Georgia Act and who properly demands such rights and does not vote in favor of the Merger, and who complies in all respects with, the provisions of Article 13 of the Georgia Act (“Article 13”), if such Article 13 provides for dissenters’ rights for such shares, shall not be converted into the right to receive such holder’s pro rata portion of the Common Merger Consideration or Series A Merger Consideration as provided in Section 1.08(c) and Section 1.08(d), respectively, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 13. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Article 13. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Article 13 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Article 13 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive (without interest) such holder’s pro rata portion of the Common Merger Consideration or Series A Merger Consideration, as applicable, as provided in Section 1.08(c) and Section 1.08(d), respectively. The Company shall serve prompt notice to Parent of any notice of the exercise of dissenters’ rights with respect to any shares of Company Common Stock or Company Series A Preferred Stock, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 1.09.    Exchange of Certificates.    (a)    Paying Agent.    Prior to the Effective Time, Parent shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 1.08(c) and 1.08(d) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 1.08(c) or 1.08(d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper Merger Consideration may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)    No Further Ownership Rights in Company Stock.    All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Series A Preferred Stock formerly represented by such Certificate. Upon and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Series A Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article I.

(d)    No Liability.    None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of the Merger Consideration (without any interest thereon) to which such holder may be due, subject to Applicable Law. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock or Series A Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock or Series A Preferred Stock two years after the Effective Time (or such earlier date immediately before that time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously (or subsequently claiming to be) entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.09(a) to pay for shares of Company Common Stock or Series A Preferred Stock for which dissenters’ rights have been perfected shall be returned to Parent, upon demand.

(e)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

(f)    Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or of a Company Stock Option or Restricted Shares) or Series A Preferred Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Series A Preferred Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 1.10.    Options.    At the Effective Time, all outstanding and unexercised options to purchase shares of Company Common Stock granted under any of the Company Option Plans (as defined in Section 3.02(c) below) (each, a “Company Stock Option”), whether or not exercisable or vested, shall be cancelled.

Section 1.11.    Restricted Stock.    At the Effective Time, any restricted shares of Company Common Stock held by current or former employees and awarded pursuant to any Company plan or arrangement (the “Restricted Shares”) which are outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Section 1.08(c) hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 2.01.    Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Merger Sub is a wholly-owned Subsidiary of Parent. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by that Person.

Section 2.02.    Authority; Non-Contravention; Approvals.    (a)    Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and the other agreements entered into in connection with this Agreement (such agreements, collectively, the “Transaction Documents”) to which either is a party and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to which either Parent or Merger Sub is a party have been unanimously approved by the Board of Directors of Parent and Merger Sub, respectively, and by Parent as sole shareholder in Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery of the Transaction Documents or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. The Transaction Documents to which either Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub, respectively, and, assuming the due authorization, execution and delivery hereof by the Company, constitute valid and legally binding agreements of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)    The execution, delivery and performance of the Transaction Documents to which either Parent or Merger Sub is a party by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of any third party or other encumbrance (“Lien”) upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation or bylaws or similar organizational documents of Parent or Merger Sub, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or Merger Sub or any of their respective properties or assets, subject in the case of consummation, to obtaining the Parent Required Statutory Approvals prior to the Effective Time, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other agreement, contract, commitment, obligation, undertaking, permit, concession, franchise or license or other binding instrument, whether oral or written (each, including all amendments thereto, a “Contract”) to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of Liens that are not reasonably likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby.

(c)    Except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the Georgia Act, and (iii) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its Subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the “Parent Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, individually and in the aggregate, would not prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement (including, but not limited to the consummation of the Merger and the other transactions contemplated hereby) or subject Parent or any of its Subsidiaries or any of its or their officers, directors or employees to any criminal liability.

Section 2.03.    Interim Operations of Merger Sub.    Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated hereby and neither such entity has engaged in any business or incurred any liabilities other than in connection with the transactions contemplated by this Agreement.

Section 2.04.    Capital Resources; Capitalization of Parent.    Parent and Merger Sub will have sufficient cash resources to pay the Merger Consideration and all associated costs and expenses. Prior to the Closing Date, Parent shall have been capitalized through equity investments of not less than $7 million in the aggregate. As of immediately prior to the Effective Time, the authorized capital stock of Parent shall consist of 15,000,000 shares of common stock, par value $.01 per share (the “Parent Common Stock”), and 10,000,000 shares of Series A Participating Preferred Stock, par value $0.01 per share (the “Parent Series A Preferred Stock”). As of immediately prior to the Effective Time, the issued and outstanding capital stock of Parent shall consist of

(i) 100,000 shares of Parent Common Stock and (ii) not less than 7,000,000 shares of Parent Series A Preferred Stock, all of which issued and outstanding shares of Parent Common Stock and Parent Series A Preferred Stock shall have been validly issued and shall be fully paid, nonassessable and free of preemptive rights.

Section 2.05.    Information Statement.    The information supplied by Parent for inclusion in any information statement or proxy statement to be sent to shareholders of the Company in connection with the transactions contemplated by this Agreement, on the date any such information statement or proxy statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any such information statement or proxy statement or any amendment or supplement thereto.

Section 2.06.    Interest in the Company.    Immediately prior to the execution and delivery of this Agreement, neither Parent nor any of its Subsidiaries beneficially owned any shares of Company Common Stock. As of the date hereof, neither Parent nor any of its Affiliates is an “Interested Shareholder” as such term is defined in Section 14-2-1110(11) of the Georgia Act. For purposes of this Agreement, the term “Affiliate” means a Person which, directly or indirectly, is controlled by, controls, or is under common control with, another Person. As used in the preceding sentence, (A) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (B) “Person” means any natural person, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind or governmental authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof and attached to this Agreement (which disclosure schedule shall make a specific reference to the particular Section of this Agreement to which exception is being taken or to which the relevant disclosure relates, as applicable) (the “Company Disclosure Schedule”):

Section 3.01.    Organization and Qualification.    The Company is a corporation duly organized and validly existing under the laws of the State of Georgia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, accurate and complete copies of the Company’s Amended and Restated Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been filed with the United States Securities and Exchange Commission (the “SEC”).

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any effect that is materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, except, in each case, for any such effect resulting from or arising out of (x) the condition of the United States economy or financial markets generally, or (y) a condition generally affecting participants in the industry in which the Company competes, unless such condition has a materially disproportionate effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in which case such condition shall be taken into account in determining whether or not there has been, or there would reasonably be expected to be a Company Material Adverse Effect; it being specifically understood and agreed, however, that the following will not (individually or in the aggregate) be deemed a Company Material Adverse Effect: (1) changes or effects caused by the announcement of the transactions contemplated hereby; (2) changes or effects resulting from actions or omissions of the Company taken with the prior written consent of Parent or required by the terms of this Agreement (including the Company Disclosure Schedules) or the agreements contemplated hereby or (3) changes or effects resulting from compliance with the provisions of this Agreement or any other agreements contemplated hereby.

Section 3.02.    Capitalization.    (a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 14,850,279 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), including 13,200,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”). As of the date hereof, the issued and outstanding capital stock of the Company consists of (i) 5,893,654 shares of Company Common Stock and (ii) 11,132,828 shares of Company Series A Preferred Stock, all of which issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, except as set forth in Section 3.02(a) of the Company Disclosure Schedule and in the Company’s Amended and Restated Shareholders Agreement dated as of September 20, 2002 by and among the Company and the shareholders of the Company party thereto (the “Company Shareholders Agreement”). Since June 30, 2003, except after the date hereof as permitted by this Agreement, (i) no shares of Company Common Stock or Company Series A Preferred Stock have been issued and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made. Each offer and/or sale by the Company of shares of its capital stock or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers and/or sales has expired.

(b)    Except as set forth in Section 3.02(b) to the Company Disclosure Schedule, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of the Company or any Company Subsidiary (or any securities, directly or indirectly, convertible into, or exchangeable or exercisable for, any other shares of the capital stock or other equity interests of the Company or any Company Subsidiary) or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock, any shares of Company Series A Preferred Stock or the capital stock or other equity interests of the Company or any of its Subsidiaries, except in connection with the exercise of Company Stock Options issued and outstanding on the date hereof or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guaranty with respect to the obligations of, any Subsidiary of the Company or any other Person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock or Company Series A Preferred Stock.

(c)    The Company has filed with the SEC or previously made available to Parent complete and correct copies of all equity-based incentive plans maintained by the Company or any of its Subsidiaries, which consist of the Company’s Second Amended and Restated 1997 Stock Option Plan dated as of November 15, 2002 and the Company’s Factory Automation and Computer Technologies, Inc. 1987 Stock Incentive Plan (collectively, the “Company Option Plans”), including all amendments thereto. Section 3.02(c) of the Company Disclosure Schedule contains a correct and complete list as of the date hereof of each outstanding Company Stock Option, including the holder, date of grant, expiration date, exercise price, vesting schedule and aggregate number of shares of Company Common Stock subject thereto (vested and unvested) and setting forth the weighted average exercise price for all outstanding Company Stock Options. Except as set forth in Section 3.02(c) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company or a Subsidiary of the Company and are free and clear of any Liens.

(d)    Since December 31, 2002, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, (ii) any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or (iii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries.

Section 3.03.    Subsidiaries.    Section 3.03 of the Company Disclosure Schedule sets forth the full name and jurisdiction of organization of each direct and indirect Subsidiary of the Company, as well as all trade names currently used, or used at any time during the past two years, by the Company or any of its Subsidiaries. Each direct and indirect Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.03 of the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, Liens and any other limitation or restriction, (ii) all such shares are owned directly or indirectly by the Company, and (iii) there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any such Subsidiary or (B) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any such Subsidiary to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any such Subsidiary (the outstanding shares of the capital stock of each Subsidiary of the Company, together with the items in clauses (A) and (B) being referred to collectively as the “Company Subsidiary Securities”). Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any Company Subsidiary Securities, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. The Company has no material investment in any entity, other than its Subsidiaries, and no other entity in which the Company has an investment is material to the Company or any of its business segments. Since December 31, 2002, there has not been any making of any loan, advance or capital contributions by the Company or any of its Subsidiaries to or any other investment in any Person, other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries made in the ordinary course of business consistent with past practices. The Company has delivered to Parent true and correct copies of the Articles of Incorporation and bylaws of the Company and the organizational documents of each Company Subsidiary. The Company’s and each Company Subsidiary’s Articles of Incorporation and bylaws or equivalent corporate governance documents, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of the Company and each such Company Subsidiary, and a record of all stock issuances and transfers of each such Company Subsidiary. Except as set forth in Section 3.03 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns or controls, directly or indirectly, any interest in, or has any right, obligation, commitment, understanding or arrangement with respect to any interest in, or the funding of, any corporation, company, association, partnership, joint venture, organization or other entity.

Section 3.04.    Authority; Non-Contravention; Approvals.    (a)    The Company has full corporate power and authority to enter into the Transaction Documents to which it is a party (which, for clarity, include but are not limited to the Amended and Restated Lease dated as of the date hereof by and between CommVest, LLC and the Company (the “CommVest Lease”), the Amendment and Restatement Agreement dated as of the date hereof by and among the Company, Parent, WestBridge Ventures, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C. (the “Amendment and Restatement Agreement”), and the Third Amendment (Early Termination Agreement) dated as of September 9, 2003 by and between the Company and GA-Buckhead, L.L.C., a Delaware limited liability company, in respect of the real property located at 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305 (the “Lease Termination Agreement”)) and to consummate the transactions contemplated hereby and thereby. The vote required (the “Required Vote”) for the Company’s shareholders duly to approve the Merger and this Agreement under the applicable provisions of the Georgia Act and the Articles of Incorporation and Bylaws of the Company is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock voting together as a separate class, on an as-converted basis. The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company’s Knowledge, except as set forth in Section 3.04(a) of the Company Disclosure Schedule, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Written Consents executed and delivered by the shareholders of the Company prior to the date hereof), giving of written consents, dividend rights or restrictions on transfer of any Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement. The Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitute valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. For the purposes of this Agreement, the “Company’s Knowledge” means, with respect to any given action, event, occurrence, fact, information or circumstance, that any of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or Executive Vice President—Sales either (i) has actual knowledge of that action, event, occurrence, fact, information or circumstance or (ii) after due inquiry in light of the position held by that individual, reasonably should have known of that action, event, occurrence, fact, information or circumstance.

(b)    Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which the Company is a party by the Company and the consummation of the transactions contemplated thereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or the loss of any asset, right or benefit of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective articles of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining prior to the Effective Time, the Company Required Statutory Approvals, or (iii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby.

(c)    Except for (i) the notification required by the OTC Bulletin Board, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents and publication of notice as required by the Georgia Act, and (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its Subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (v) collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, (x) individually and in the aggregate, would not prevent or materially impede or delay the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated hereby, (y) would not reasonably be expected to have a Company Material Adverse Effect or (z) subject the Company or any of its Subsidiaries or any its or their officers, directors or employees to any criminal liability.

(d)    The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously, by all those present, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company’s creditors that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company’s shareholders adopt this Agreement, and (iv) approving the other transactions contemplated by this Agreement. Written Consents have been duly executed and delivered by a sufficient number of holders of the Company capital stock to achieve the Required Vote. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 3.05.    Reports and Financial Statements.    The Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, posteffective amendments and supplements thereto) (the “Company SEC Reports”) required to be filed by it on or before the date hereof under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder. The Company Recent SEC Reports (as defined below), as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates except as amended or supplemented prior to the date hereof, the Company Recent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2002 and the unaudited financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 (collectively, the “Company Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of the unaudited financial statements, to normal year-end adjustments). The Company’s Annual Reports on Form 10-K for the twelve months ended December 31, 2002, December 31, 2001 and December 31, 2000, and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003 are collectively referred to as the “Company Recent SEC Reports”. Since December 31, 2002, there has not been any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

Section 3.06.    Absence of Undisclosed Liabilities.    Except as disclosed in the unaudited financial statements included in the Company’s Form 10-Q for the quarterly period ended June 30, 2003, neither the Company nor any of its Subsidiaries had at June 30, 2003 (the “Company Balance Sheet Date”), or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which are accrued or reserved against in the financial statements in such Company 10-Q or reflected in the notes thereto, (b) account or trade payable that were incurred in the ordinary course of business and consistent with past practices, and (c) liabilities, obligations or contingencies which (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof.

Section 3.07.    Absence of Certain Changes or Events.    Since December 31, 2002, except as disclosed in the Company Recent SEC Reports or in Section 3.07 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any (a) writing down of the value of any inventory or writing off as uncollectable any notes or accounts receivable in excess of, in the aggregate, the greater of (i) the allowance for uncollectable accounts less charges against allowances, in both cases, as shown in the Company Financial Statements and (ii) $10,000, (b) event occurrence, development, or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) any incurrence, assumption or guaranty by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices or as explicitly contemplated or permitted by this Agreement; (d) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices or as explicitly contemplated or permitted by this Agreement, (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (g) paid, discharged or satisfied any liability, other than by payment, discharge or satisfaction in the ordinary course of business or as explicitly contemplated or permitted by this Agreement, (h) strike, walkout, similar labor trouble or other similar event, (i) increase in the salary or other remuneration, including severance or termination pay, payable to, or the making of any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice), or the establishment, increase in or addition to other benefits (including, without limitation, any Company Employee Benefit Plan, as defined in Section 3.13) to which any of them may be entitled, or making of any payments to any Company Employee Benefit Plan, except payments in the ordinary course of business and consistent with past practice, or entering into of any agreement, arrangement or transaction with any such Person not in the ordinary course of business, or failure to make any required payment under any Company Employee Benefit Plan, or (j) entering into, termination, modification or amendment of any agreement with any director, officer or other Affiliate. Neither the Company nor any its Subsidiaries, nor to the Company’s Knowledge, their respective directors, officers, agents, affiliates or employees, nor any other Person acting on behalf of the Company or its Subsidiaries, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company or its Subsidiaries, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Law, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company or any of its Subsidiaries. As used in this Agreement, “Applicable Law” means all applicable (i) statutes, ordinances or other legislative enactments of the United States or other country or foreign government, or of any state or agency thereof, (ii) rules, regulations, orders, permits, directives or other actions or approvals of any Governmental Authority (as defined in Section 3.08 below) and (iii) judgments, awards, orders, decrees, writs and injunctions of any court, Governmental Authority or arbitrator.

Section 3.08.    Litigation.    As of the date hereof, except as disclosed in Section 3.08 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending, or, to the Company’s Knowledge, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed in Section 3.08 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or could materially impair or delay the consummation of the transactions contemplated hereby or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in Section 3.08 of the Company Disclosure Schedule, no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the Company’s Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company or any of its Subsidiaries (in connection with such officer’s, director’s, employee’s or agent’s activities on behalf of the Company or any such Subsidiary or that otherwise relate, directly or indirectly, to the Company, any Company Subsidiary or their respective properties or securities) including without limitation any notices, demand letters or requests from any United States federal, state or local, or any foreign governmental or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body (“Governmental Authority”) relating to such potential liabilities, obligations or contingencies, nor, to the Company’s Knowledge, are there any circumstances which could reasonably be expected to lead to such actions, suits, demands, notices, claims, investigations or proceedings.

Section 3.09.    Information Statement.    Any information statement or proxy statement sent to shareholders of the Company in connection with the transactions contemplated by this Agreement will not, on the date any such information statement or proxy statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Any such information statement or proxy statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in any of the foregoing documents.

Section 3.10.    No Violation of Law.    Except as disclosed in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of, or since January 1, 2000, has violated, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to result in a material liability to the Company or any of its Subsidiaries. No investigation or review by any governmental or regulatory body or authority is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to result in a material liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Authority and no outstanding order, writ, injunction, or decree of any Governmental Authority is pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries affecting, involving, or relating to its or their business or assets. The Merger, in and of itself, will not cause the revocation or cancellation of any Company Permit.

Section 3.11.    Material Contracts; Compliance With Agreements.    Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii)    any agreement involving the sharing, licensing or developing any product or Company Intellectual Property (as defined in Section 3.16 below), other than agreements entered into in the ordinary course of business;

(iii)    any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and/or its Subsidiaries of $50,000 or more or (B) aggregate payments by the Company and/or its Subsidiaries of $100,000 or more;

(iv)    any shareholder, partnership, joint venture, joint operating or development agreement or any other similar agreement or arrangement, other than licensing agreements or arrangements entered into in the ordinary course of business;

(v)    any agreement relating to the future acquisition or disposition of any assets outside the ordinary course of business or the stock of any Subsidiary or business (whether by merger, purchase or sale of stock, purchase or sale of assets or otherwise);

(vi)    any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with a current aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(vii)    any material option, franchise or similar agreement;

(viii)    any material agency, dealer, sales representative, marketing or other similar agreement;

(ix)    any agreement that limits the freedom of the Company and/or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company and/or any of its Subsidiaries after the Closing Date;

(x)    any agreement with any director or executive officer of the Company or any Subsidiary or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

(xi)    any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b)    Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (and, to the Company’s Knowledge, each other party to any such Contract) are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective articles or certificates of incorporation, bylaws or similar organizational instruments of the Company or any of its Subsidiaries or (b) any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect.

Section 3.12.    Taxes.    (a)    The Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full all Taxes shown as due on such Tax Returns. No other Taxes are payable by the Company or any Company Subsidiary with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve (determined in accordance with GAAP) has been established. The Company and its Subsidiaries have paid or caused to be paid all Taxes for which no Tax Return is required to be filed. The Company and each of its Subsidiaries have established (and until the Closing will establish) on their books and records reserves that are adequate (determined in accordance with GAAP) for the payment of all Taxes not yet due and payable, but that are incurred in respect of the Company and its Subsidiaries prior to the Closing Date. There are no material Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with GAAP. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the “IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b)    There are no audits or other Governmental Authority proceedings, investigations or inquiries with respect to Taxes currently pending or, to the Company’s Knowledge, contemplated, nor any other disputes pending with respect to, nor, to the Company’s Knowledge, claims asserted for, Taxes upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Tax Return. Any Taxes being contested are disclosed in Section 3.12(b) of the Company Disclosure Schedule. The Company and each of its Subsidiaries have complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

(c)    Neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed; (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any material adjustment by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries (nor, to the Company’s Knowledge, has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which the Company or any of its Subsidiaries has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) other than one of which the Company or any of its Subsidiaries was the common parent, or has any liability for Taxes as a result of Section 1.1502-6 of the Treasury Regulations or any comparable provision of state, local or foreign law.

(d)    The amount of the liability of the Company for unpaid Taxes for all periods ending on or before the Company Balance Sheet Date does not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements at the Company Balance Sheet Date. The amount of the unpaid Tax liability of the Company for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the Company Financial Statements at the Company Balance Sheet Date, as adjusted for operations and transactions in the ordinary course of business since the date of such financial statements in accordance with past custom and practice.

(e)    Since December 31, 2002, there has not been any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

(f)    Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that such entity is or may be subject to taxation by that jurisdiction.

(g)    Section 3.12(g) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Section 1.367(a)-8 of the Treasury Regulations. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(h)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(i)    Except as disclosed in the Company Financial Statements and except for any limitations resulting from the transactions contemplated hereby, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

(j)     The Company is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code. The Company has provided to Parent all information which is necessary in order to accurately determine the applicability of Section 280G of the Code to the contractual arrangements between the Company or its Subsidiaries and their respective employees.

(k)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)    No Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.

(m)    No Subsidiary that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code.

(n)    Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code, or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

Section 3.13.    Employee Benefit Plans; ERISA. (a)    Section 3.13(a) of the Company Disclosure Schedule includes a complete list of each employee benefit plan, program or policy (written or oral) providing benefits to any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored, maintained, or administered by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contribute or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, and including any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)) any employee benefit plan within the meaning of Section 3(3) of ERISA, and any compensation, bonus, profit sharing incentive, deferred compensation, vacation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), stock purchase, stock option, stock based, severance, employment, change of control or fringe benefit agreement, plan, program or policy in each case, whether or not written (collectively, the “Company Employee Benefit Plans”). For purposes of this Agreement, “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

(b)    With respect to each Company Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and related trust or funding agreements or insurance policies; (ii) the Annual Report (Form 5500 Series) and accompanying schedule, if any, for each of the last three years; (iii) the current summary plan description, if any; (iv) the annual financial report, if any, for each of the last three years; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) all communications or other correspondence during the last six years from any Governmental Authority. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Company Employee Benefit Plan that have been adopted or approved.

(c)    The IRS has issued a favorable determination letter with respect to each Company Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and its related trust that has not been revoked, and the Company is not aware of any circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter.

(d)    The Company and its Subsidiaries have materially complied, and are now in material compliance, with all provisions of ERISA, the Code and all laws, rules and regulations applicable to each Company Employee Benefit Plan, the Company has not received any notice from any Governmental Authority questioning or challenging such compliance and each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Benefit Plans or their related trusts, the Company, any of its ERISA Affiliates or any person that the Company or any of its ERISA Affiliates has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, actions or arbitrations which have been asserted or instituted against the

Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Company Employee Benefit Plan.

(e)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will entitle any employee to severance pay or result in, cause the accelerated vesting, funding or delivery of, or increase or enhance any benefit or the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Benefit Plan or related trust.

(f)    No Company Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates, has, at any time during the last six years sponsored, maintained or contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(g)    No Company Employee Benefit Plan is a Multiemployer Plan, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability to a Multiemployer Plan that has not been satisfied in full.

(h)    Neither the Company nor any of its Subsidiaries has any obligations for or any current or projected liability in respect of post-employment or post-retirement health, medical or life benefits under any Company Employee Benefit Plan or otherwise, except for obligations under Section 601 et. seq. of ERISA and Section 4980B of the Code (“COBRA”).

(i)    Since December 31, 2002, except as set forth in Section 3.13(i) of the Company Disclosure Schedule, there has not been any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice.

(j)    There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(k)    Neither the Company nor any of its ERISA Affiliates has any commitment or obligation to establish or adopt any new or additional employee benefit plans or to increase the benefits under any existing Company Employee Benefit Plan.

Section 3.14.    Labor Controversies.    (a)    The Company and its Subsidiaries are in compliance in all material respects with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is not pending or, to the Company’s Knowledge, threatened, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, (ii) there are no grievances, complaints, proceedings, investigations or controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any employee or representatives (including unions) of any of their employees, and (iii) to the Knowledge of the Company, there are no union organizational efforts being made involving any of the presently unorganized employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there are no contracts or agreements which provide for or guarantee any employee of the Company or any of its Subsidiaries a specific term of employment.

(b)    Since December 31, 2002, there has not occurred and there has not been any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 2002, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

Section 3.15.    Environmental Matters.    (a)    (i) The Company and its Subsidiaries have conducted and currently conduct their respective businesses in compliance in all material respects with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under Environmental Laws for the operation of their respective businesses as presently conducted (ii) none of the properties currently or previously owned or leased by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries or, to the Company’s Knowledge or the knowledge of any of the Company’s Subsidiaries, as a result of any other activity, in any case in amounts requiring any investigation or remediation or which may lead to any liability to the Company under any applicable Environmental Laws or any violation by the Company of applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or from any third party indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses or of their ownership or leasing of any real property, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from or on any properties owned or leased by the Company or any of its Subsidiaries and (vi) neither the Company, its Subsidiaries nor any of their respective owned or leased properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

(b)    As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

(c)    As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.

Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

Section 3.16.    Intellectual Property.    (a)    All patents, patent rights, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, mask works, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source and object code form) and other proprietary, intellectual property rights and computer programs (“Company Software Programs”), technical documentation of the Company Software Programs (“Company Technical Documentation”), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) the Company’s products, technology or Company Software Programs (i) currently being manufactured, published or marketed by the Company, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Company are hereinafter referred to as the “Company Intellectual Property.”

(b)    Section 3.16(b) of the Company Disclosure Schedule contains a true and complete list of all of the Company’s patents, patent rights, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, unregistered copyrights and copyright registrations and applications made or taken pursuant to federal, state, local and foreign laws by the Company to protect its interests in the Company Intellectual Property.

(c)    The Company Intellectual Property consists solely of items and rights which are (i) owned by the Company or (ii) rightfully used by the Company and its successors pursuant to valid licenses. The Company has all rights in the Company Intellectual Property necessary to carry out the Company’s current, former and anticipated activities (except that in order to conduct its business as reasonably foreseeable in the future, the Company may be required to license from third parties additional software for distribution directly or indirectly to customers or for development purposes); provided that, with respect to third-party software applications licensed by the Company (“Company Third-Party Software”), the foregoing shall apply only to the Company’s Knowledge. Subsequent to the Merger, the Surviving Corporation’s use of any Company Intellectual Property which is material to the conduct of the business of the Company, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the intellectual property rights of any other Person.

(d)    The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as set forth on in Section 3.16(d) of the Company Disclosure Schedule, no claims (i) challenging the validity, effectiveness or ownership by the Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights by the Company in any product, work, technology or process as now used or offered or proposed for use (as set forth in the Company’s current, written business plan, which has been provided to Parent), licensing, sublicensing or sale by the Company, infringes on any intellectual property or other proprietary right of any Person have been asserted or, to the Company’s Knowledge, are threatened by any Person, nor are there any valid grounds for any bona fide claim of any such kind; provided that with respect to the Company Third-Party Software, the foregoing shall apply only to the Company’s Knowledge. All registered, granted or issued patents, trademarks, Internet domain names and copyrights (registered and unregistered) held by the Company are valid, enforceable and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

(e)    Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, there are no royalties, fees or other payments payable by the Company to any Person by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

(f)    All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company or any of its Subsidiaries either (i) have been a party to a “work-for-hire” arrangement or agreements with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising.

(g)    Section 3.16(g)    of the Company Disclosure Schedule contains a true and complete list of all of the Company Software Programs, including Company Third-Party Software. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company owns full and unencumbered right and good, valid and marketable title to the Company Software Programs, free and clear of all mortgages, pledges, Liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

(h)    Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the source code and source code documentation relating to the Company Software Programs (i) have at all times been maintained in confidence reasonably consistent with its nature and appropriate business use, (ii) have been disclosed by the Company only to employees who have had a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed appropriate nondisclosure agreements, and (iii) except as set forth in Section 3.16(h) of the Company Disclosure Schedule, have not been disclosed to any third party.

(i)    Except with respect to demonstration or trial copies, no portion of any Company Software Program as of the date of this Agreement contains, nor will the Company introduce, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software earlier than the end of any applicable license term, hardware, or data; or to perform any other such actions.

Section 3.17.    Opinion of Financial Advisor.    The Company’s financial advisor, Harris, Nesbitt Gerard, Inc. (the “Company Financial Advisor”), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the consideration to be received in the Transaction (as defined in the Company Financial Advisor’s opinion) in the aggregate is fair, from a financial point of view, to the stakeholders of the Company.

Section 3.18.    Brokers and Finders.    There is no obligation on the part of the Company or any of its Subsidiaries to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor pursuant to a fee agreement. The calculation of such fee is set forth on Schedule 3.18 attached hereto.

Section 3.19.    Properties and Insurance.    (a)    Except as disclosed in the Company Financial Statements or in Section 3.19(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have all right, title and interest in and to and, as to owned real property, marketable title to, all assets and properties, whether real or personal, tangible or intangible, reflected in the Company Financial Statements as of the Company Balance Sheet Date or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since such date) and necessary for Parent to conduct the business of the Company and its Subsidiaries after the Effective Time in the same manner as such business was conducted prior to the Effective Time, subject to no Liens except (i) statutory Liens for amounts not yet delinquent or which are being contested in good faith; (ii) such Liens and title imperfections that do not in the aggregate have a Company Material Adverse Effect; (iii) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (iv) Liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and like laws; and (v) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof. Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, all of the personal property of the Company is in the possession and under the control of the Company. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use, possess and control all real and personal property leased by the Company and its Subsidiaries as currently occupied, used, possessed and controlled by the Company and its Subsidiaries or necessary in the operation of its or their business as currently conducted. Section 3.19(a) of the Company Disclosure Schedule lists all real property owned by the Company and all real and personal property leased or occupied by the Company in connection with which the Company pays $5,000 or more per month for its leasehold or license interest.

(b)    The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for its or their benefit against all risks which, consistent with industry practice, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are consistent with industry practice. Certificates of insurance and bonds and self-insurance arrangements with respect to all such insurable properties and assets are attached hereto Section 3.19(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond, and the Company and its Subsidiaries are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

(c)    No Person other than the Company and its Subsidiaries is currently entitled to possession of or other right to any of the properties of the Company and its Subsidiaries, whether owned or leased by the Company or any of its Subsidiaries. The real property, buildings, structures and improvements owned or leased by the Company and its Subsidiaries conform in all material respects to all Applicable Laws, including but not limited to zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. The properties and assets owned or leased by the Company and its Subsidiaries are adequate for the conduct of its and their business as currently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned or leased by the Company and its Subsidiaries constitute all of the property and assets that the Company and its Subsidiaries use or may reasonably need in connection with the operation of its or their business as currently conducted.

Section 3.20.    Takeover Statutes.    The Company is not subject to the provisions of Sections 1110 through 1133, inclusive, of the Georgia Act, and the Merger, this Agreement and the transactions contemplated hereby will not implicate Sections 1110 through 1133 of the Georgia Act. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.21.    Receivables and Customers.    (a)    Section 3.21 of the Company Disclosure Schedule sets forth the accounts receivable of the Company and its Subsidiaries as of the Company Balance Sheet Date, as reflected in the Company Financial Statements as of that date, together with an aging of these accounts. These accounts receivables arose from, and all accounts receivable of the Company and its Subsidiaries created after that date arose from, valid transactions in the ordinary course of business.

(b)    All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the consolidated balance sheet of the Company as of that date that is contained in the Company’s Form 10-Q for the quarterly period ended at the Company Balance Sheet Date are, and all accounts, notes and other receivables arising from or otherwise relating to the business of the Company and its Subsidiaries since that date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on that balance sheet.

(c)    All accounts, notes receivable and other receivables arising out of or relating to the business of the Company and its Subsidiaries as of the Company Balance Sheet Date have been included in the consolidated balance sheet of the Company as of that date that is contained in the Company’s Form 10-Q for the quarterly period ended at the Company Balance Sheet Date in accordance with GAAP.

(d)    Since December 31, 2002, there has not been any termination, cancellation or curtailment of the business relationship of the Company or any of its Subsidiaries with any customer or group of affiliated customers (nor, to the Company’s Knowledge, has any such customer or group been subject to any voluntary or involuntary bankruptcy or similar filing under Applicable Law since that date), and neither the Company nor any of its Subsidiaries has received any written notice of an intent to so terminate, cancel or curtail, except in each case for elections not to renew customer support and service agreements at the end of the primary term thereof.

Section 3.22.    Proprietary Information.    (a)    The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all of the Company Intellectual Property, including, but not limited to, its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.

(b)    Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, each employee of the Company has executed a non-disclosure and confidentiality agreement, sufficient to provide recourse in the event of unauthorized disclosure and sufficient to transfer and assign any rights of such persons in the Company Software Programs to the Company. Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, each consultant to and each employee of the Company, if any, who has authored any Company Intellectual Property has executed a confidentiality agreement restricting the disclosure of proprietary information of the Company, and has executed an appropriate developments agreement sufficient to transfer and assign any rights of such persons in the Company Intellectual Property to the Company. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultants is in violation thereof, and the Company will use its best efforts to prevent any such violation.

Section 3.23.    Certain Waivers.    The Company has received a letter from Silicon Valley Bank dated as of the date hereof in the form set forth in Exhibit B attached hereto. Such letter constitutes the entire understanding of the Company and Silicon Valley Bank with respect to the subject matter thereto, and no action has been taken by either the Company or Silicon Valley Bank to amend or waive any of the provisions of such letter.

Section 3.24.    Solvency.    Neither the Company nor any of its Subsidiaries has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to the Company or any of its Subsidiaries or any of their respective assets.

Section 3.25.    Mergers, Consolidations, etc. Involving the Company.    All mergers, consolidations or other business combinations involving the Company and the present or former Subsidiaries of the Company, and all liquidations, purchases or other transactions by which the Company and its Subsidiaries acquired any of their respective business and property were conducted in all material respects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

Section 3.26.    No Prior Convictions.    No executive officer or director of the Company or any of its Subsidiaries has been convicted of, or has any action pending pertaining to, a crime involving fraud, embezzlement or theft or any similar crime.

Section 3.27.    Shareholder Rights Agreement.    Neither the Company nor any of its Subsidiaries has entered into a shareholder rights agreement, “poison pill,” “shark repellent” or similar agreement that would have the effect of materially altering the capitalization of the Company or any of its Subsidiaries in connection with the Company’s execution of this Agreement or the Company’s consummation of the transactions contemplated hereby.

Section 3.28.    Disclosure.    No representation or warranty by the Company contained in this Agreement, nor any certificate furnished or to be furnished by the Company to Parent or its representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

Section 3.29.    Company Series A Preferred Shareholders.    Each holder of Company Series A Preferred Stock who acquired its shares of Company Series A Preferred Stock directly from the Company or holder of options or warrants for Company Series A Preferred Stock represented to the Company at the time of the purchase of the shares or issuance of warrants or options that such holder was an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company is not aware of any facts or circumstances as to a specific holder who has previously represented to the Company as to “accredited investor” status that has caused such holder not to be an “accredited investor” as of the date hereof.

ARTICLE IV

COVENANTS

Section 4.01.    Conduct of Business Pending the Merger.    Except as otherwise expressly contemplated by this Agreement, required by law or disclosed in Section 4.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time or the termination of this Agreement, without Parent’s consent (which shall not be unreasonably withheld), the Company shall, and shall cause its Subsidiaries to:

(a)    conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

(b)    not (i) amend or propose to amend their respective articles of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a Subsidiary of the Company by a Subsidiary of the Company;

(c)    not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares of capital stock of the Company upon written notice to Parent upon exercise of Company Stock Options outstanding on the date hereof and listed in Section 3.02(b) of the Company Disclosure Schedule and the Company may issue warrants on terms and conditions reasonably acceptable to Parent in connection with the Bridge Financing (as defined in Section 4.01(d) below);

(d)    not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in connection with a “bridge” financing on terms and conditions reasonably acceptable to Parent (such financing, the “Bridge Financing”), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Stock Options pursuant to the terms of the Company Option Plans and the relevant written agreements evidencing the grant of Company Stock Options, (iii) make any material acquisition of any assets or businesses, other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business with a value that is less than $10,000 for any single item and $25,000 in the aggregate for all fixed and capital assets or (iv) sell, pledge, lease, license, dispose of or encumber any material assets or businesses other than sales of inventory and other current assets in the ordinary course of business consistent with past practices.

(e)    use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees (other than terminations of services for cause), and use reasonable best efforts to preserve the goodwill and business relationships with customers and others having business relationships with them;

(f)    not enter into or amend or modify any employment, consulting, severance, retirement or special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or employees or with any other persons, except as required by previously existing contractual arrangements or Applicable Law;

(g)    not increase the salary, bonus, benefits or other compensation of any person except for increases in the ordinary course of business consistent with past practice or except pursuant to contractual arrangements existing on the date of this Agreement and described in Section 4.01(g) of the Company Disclosure Schedule;

(h)    not adopt or enter into, or amend or modify, in either case, to materially increase benefits or obligations of any Company Employee Benefit Plan, except as required pursuant to existing contractual arrangements, this Agreement or Applicable Law;

(i)    not (i) enter into any new contract or commitment providing for the purchase of goods or services by the Company or any of its Subsidiaries that has a term of more than one year and which is reasonably expected to involve payments to third parties of more than $100,000 over its term, (ii) amend, modify or change in any material respect, or waive any material rights of the Company or any of its Subsidiaries or any material obligations of any third party under, any Contract listed on Section 3.11 of the Company Disclosure Schedule other than as explicitly contemplated by this Agreement or (iii) amend, modify or change, or waive any rights of the Company or any of its Subsidiaries or any obligations of any third party under, any Contract listed on Section 5.01(b)(v) of the Company Disclosure Schedule (or otherwise covered by the condition set forth in Section 5.01(b)(v)) or make any payment or other concession to any person who is a party to any such Contract (or any of that party’s Affiliates) in order to obtain, or otherwise in connection with, any of the foregoing other than as explicitly contemplated or permitted by this Agreement; provided, however, that the Company shall be permitted to purchase a policy of directors’ and officers’ liability insurance with respect to matters arising on or before the Effective Time for a period of up to six years after the Effective Time at a premium in an amount reasonably acceptable to Parent;

(j)    not (i) make, change or revoke any material Tax election unless required by law, (ii) make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which is reasonably likely to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future, or (iii) prepare or file any Tax Return (or any amendment thereof) (x) other than in a manner consistent with past practice or (y) in the case of any Tax Return in respect of income or similar Taxes (other than Tax Returns with respect to quarterly deposits, deposits of employee payroll withholding, or similar Tax Returns), with respect to the filing thereof, without having provided Parent with a copy (together with supporting work papers) at least (5) days before the due date thereof for Parent’s review and comments;

(k)    not seek to accelerate the payment of, or factor or otherwise similarly monetize, accounts or trade receivables, of the Company or any of its Subsidiaries, in advance of the customary payment periods of the Company, such Subsidiary(ies) or such third parties for those receivables;

(l)    not enter into any interest rate, currency or other swap or derivative transaction, other than in the ordinary course of business consistent with past practices and for bona fide hedging purposes;

(m)    not take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at any time at or before the Effective Time; or

(n)    not enter into an agreement, commitment or arrangement with respect to any of the foregoing.

Section 4.02.    Restrictions on Parent and the Company.    (a)    Parent agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the Company or as may be expressly permitted pursuant to this Agreement (including the exercise of termination rights under this Agreement), Parent shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Merger.

(b)    The Company agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by Parent or as may be expressly permitted pursuant to this Agreement (including any actions pursuant to Section 4.03 and including the exercise of termination rights under this Agreement), the Company shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which would materially delay the consummation of the Merger.

Section 4.03.    No Solicitation.    (a)     The Company shall not and shall not permit its Subsidiaries or any officer, director, employee, attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its Subsidiaries (any of the foregoing, a “Company Representative”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party that is seeking to make or has made an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal. For purposes of this Agreement, the term, “Acquisition Proposal” means any proposal or offer (other than any proposal or offer by Parent or any of its Subsidiaries) to acquire all or 15% or more of the business, properties or capital stock of the Company or any of its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than any transaction involving Parent or any of its Subsidiaries.

(b)    Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, subject to compliance with Section 4.03(c), the Company may, in response to an unsolicited bona fide written Acquisition Proposal from any Person or group (a “Potential Acquiror”) which the Company’s Board of Directors determines, in good faith and after consultation with the Company Financial Advisor and outside legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) to, and engage in discussions and negotiate with, such Potential Acquiror, provided that the Company Board of Directors determines in good faith after consultation with outside legal counsel, that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law. For purposes of this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal for at least a majority of the voting power of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and its Subsidiaries which the Company’s Board of Directors determines, in good faith and after consultation with the Company Financial Advisor and outside legal counsel, would be more favorable to and provide consideration to the stakeholders of the Company in the aggregate with greater financial value than the consideration payable in connection with the Merger, taking into account all the terms and conditions of the Acquisition Proposal, including but not limited to any break-up fees, expense reimbursement provisions and conditions to consummation and for which financing is then fully committed; provided that, for the sake of clarity, an Acquisition Proposal shall only be deemed to have been solicited for purposes of this definition as a result of actions taken on or after the date of this Agreement, and not as a result of any actions taken before the date of this

Agreement (for example, and by way of illustration, in connection with the auction of the Company to other prospective bidders before the date hereof). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 4.03(a) that have been engaged in connection with the evaluation of a possible Acquisition Proposal of the obligations undertaken in this Section 4.03.

(c)    The Company shall promptly (but in no event later than 24 hours) notify Parent after receipt by it, any of its Subsidiaries or any of their respective advisors of any Acquisition Proposal, any communication (whether written or oral) from any Potential Acquiror or its advisor that such Potential Acquiror is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Potential Acquiror that may be considering making or has made an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, to the extent known. The Company shall thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status of any discussion or negotiations with any Potential Acquiror related thereto.

Section 4.04.    Access to Information; Confidentiality.    Subject to Applicable Law, the Company and its Subsidiaries shall afford to Parent, Merger Sub and their financing sources and their respective accountants, counsel, financial advisors and other representatives (the “Parent Representatives”) reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. All nonpublic information provided to, or obtained by, Parent, Merger Sub or any such financing source in connection with the transactions contemplated hereby shall be “Proprietary Information” for purposes of the Non-Disclosure Agreement dated July 21, 2003 between an Affiliate of Parent and the Company (the “Confidentiality Agreement”), the terms of which shall continue in force until the Effective Time; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals or the Company Required Statutory Approvals. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of Applicable Law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties; provided that, with respect to any such information, the Company shall, or shall cause the relevant Subsidiary to, provide the maximum amount of that information (or shall endeavor to otherwise convey that information in a manner) that is consistent with the Applicable Law, rule or regulation, the maintenance of that privilege or the terms of the relevant contract, as applicable. No investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the U.S. “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analysis, but without disclosure of identifying information or, except to the extent relating to such U.S. “tax treatment” or “tax structure,” any nonpublic commercial or financial information) that are provided to such parties relating to such U.S. “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that such disclosure may not be made until the earlier of (x) the date of public announcement of discussions relating to the transactions contemplated by this Agreement, (y) the date of the public announcement of the transactions contemplated by this Agreement, or (z) the date of execution of this Agreement. Moreover, notwithstanding anything in this Agreement that may be deemed to the contrary, there shall be no limitation on any party’s ability to consult any tax adviser, whether or not independent from the parties, regarding the U.S. “tax treatment” or “tax structure” of the transactions contemplated by this Agreement. The intent of this provision is that the transactions contemplated by the Agreement are not treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Section 1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.

Section 4.05.    Merger Sub; Commitment Letter.    Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by or in furtherance of this Agreement, or incur or guarantee any indebtedness, other than as necessary for the consummation of the transaction contemplated hereby. Prior to the earlier of the termination of this Agreement in accordance with Article VI or the Effective Time, Parent will not agree to any amendment to the Commitment Letter either (x) terminating the investor’s commitment to invest in Parent as set forth in the Commitment Letter or (y) materially impairing Parent’s ability to draw upon the commitment to invest in Parent evidenced by the Commitment Letter.

Section 4.06.    Company Shareholder Approval; Information Statement.    The parties acknowledge and agree that certain of the Company’s shareholders previously have executed and delivered Written Consents sufficient to achieve the Required Vote with respect to the foregoing matters as a condition precedent to Parent and Merger Sub executing this Agreement. The materials previously submitted to the Company’s shareholders in connection with the procurement of Written Consents from them have included and shall include information regarding the Company and the terms of the Merger and this Agreement and the unanimous recommendation of the Company’s Board of Directors in favor of the Merger, this Agreement and the transactions contemplated hereby, and such other information and documents regarding Parent, its capital stock and its business and affairs as were necessary or appropriate to be provided to the shareholders in connection with the procurement of their consents and approvals. Without in any way limiting the foregoing, as promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, an information statement in connection with the transactions contemplated by this Agreement (such information statement, as amended or supplemented, the “Information Statement”). Parent and Merger Sub agree to cooperate with the Company in the preparation of the Information Statement and other related materials of the Company. The Company shall provide Parent and its counsel with a reasonable opportunity to review the draft Information Statement each time before it is filed with the SEC and shall give reasonable and good faith consideration to any comments from Parent and its counsel on such draft(s). The Company shall promptly provide Parent and its counsel in writing with any written comments (and orally, any oral comments) that the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement promptly after the receipt of those comments and shall consult with (and shall duly consider in good faith any comments of) Parent and its counsel before responding to those comments. The Company and its counsel will provide Parent and its counsel with a reasonable opportunity to participate in all communications, if any, with the SEC and its staff, including any meetings and telephone conferences relating to the Information Statement, this Agreement or the matters or transactions contemplated hereby or thereby.

Section 4.07.    Public Announcements.    Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by Applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

Section 4.08.    Expenses and Fees.    Except as provided in Section 7.01, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 4.09.    Agreement to Cooperate.    Subject to the terms and conditions of this Agreement and Applicable Law, Parent and the Company shall use their respective reasonable best efforts (but without the obligation on the part of any party to pay any money, to divest, sell or hold separate any assets or agree to any behavioral modifications with any Governmental Agency) to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve contractual relationships of Parent and the Company and their respective Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Merger (and, in such case, to proceed with the consummation of the Merger as expeditiously as possible), including through all possible appeals.

Section 4.10.    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.11.    Further Assurances.    Each party hereby agrees to perform any further acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 4.12.    Notices of Certain Events.    Each of Parent and the Company shall promptly notify the other of:

(a)    any notice or other communication received by that party from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication received by that party from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(c)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of the Company Disclosure Schedule or that relate to the consummation of the transactions contemplated by this Agreement.

(d)    the occurrence, or non-occurrence of any event or the discovery of any fact that would be reasonably expected to cause any representation or warranty of that party that is contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 5.01(b)(i) would at any time be unsatisfied on and as of any date after the date of this Agreement; and

(e)    any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

Section 5.01.    Conditions to the Obligations to Consummate the Merger.    (a)    The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following condition:

no law, rule or regulation or judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger.

(b)    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

(i)    (A) The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or before the Effective Time, (B) the representations and warranties of the Company that are contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (1) that are qualified by materiality or Company Material Adverse Effect shall have been true at and as of the date hereof and at and as of the Closing Date as if made at and as of that date, and (2) that are not qualified by materiality or Company Material Adverse Effect shall have been true at and as of the date hereof and at and as of the Closing Date as if made at and as of that time, except where the failure to be true would not have a Company Material Adverse Effect, and (C) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

(ii)    There shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, or by any other Person, domestic, foreign or supranational, before any court or Governmental Authority, domestic, foreign or supranational, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain or prohibit ownership or operation by Parent (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or Affiliates, (C) seeking to compel Parent or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or Affiliates or (D) that otherwise, in the judgment of Parent, would reasonably be expected to have a Company Material Adverse Effect;

(iii)    There shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or Governmental Authority, domestic, foreign or supranational;

(iv)    No change shall have occurred or been threatened in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or would reasonably be expected to have a Company Material Adverse Effect;

(v)    The Company shall have received all consents, authorizations or approvals from the third parties who are parties to (A) the Contracts listed in Section 5.01(b)(v) of the Company Disclosure Schedule or (B) to any other Contract that is material to the Company and its Subsidiaries, taken as a whole, or which could give rise to a material liability or the loss of a material benefit or asset of the Company or any of its Subsidiaries, in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked;

(vi)    Each of (A) an Amended and Restated Loan and Security Agreement providing that Silicon Valley Bank shall carry forward the Company’s existing loan into the Surviving Corporation on substantially the same terms and form set forth in the Company’s existing Loan and Security Agreement with Silicon Valley Bank, except that the maximum line of credit available to the Surviving Corporation shall be up to $3.5 million, (the “SVB Loan Agreement”) and (B) definitive documentation evidencing the Bridge Financing reasonably satisfactory to Parent and consistent with the terms and conditions set forth in Exhibit 5.01(b)(vi) (the “Bridge Financing Documents”), shall have been executed by the Company and Silicon Valley Bank;

(vii)    The CommVest Lease shall remain in full force and effect and shall become effective without any further action on the part of either the Company or CommVest, LLC at the Effective Time;

(viii)    The Amendment and Restatement Agreement shall remain in full force and effect and shall become effective without any further action on the part of either Parent, the Company or any of the other parties thereto at the Effective Time; and the Amended and Restated Securities Purchase Agreement substantially in the form of Exhibit A to the Amendment and Restatement Agreement (the “TCW Subordinated Loan Agreement”) shall have been executed by the Company, WestBridge Ventures, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C.;

(ix)    The Lease Termination Agreement shall remain in full force and effect and no event shall have occurred which would permit GA-Buckhead, L.L.C. the right to declare a “Default” under the Lease Termination Agreement;

(x)    The lessor under the Company’s lease in respect of the real property located at 3500 Parkway Lane, 5th Floor, Norcross, Georgia 30092 shall have executed and delivered a written termination of such lease in form and substance (including, without limitation, with respect to the consideration payable by the Company) reasonably satisfactory to Parent;

(xi)    Parent shall have received the opinion of Morris, Manning & Martin LLP, counsel to the Company, covering the matters set forth in Exhibit C attached hereto, in a form reasonably acceptable to Parent;

(xii)    The Company’s employment arrangements with the employees listed in Exhibit 5.01(b)(xii) attached hereto shall remain in full force and effect, except that each such employee shall have provided Parent with written evidence reasonably satisfactory to Parent that such employee (A) has waived, only in connection with or arising from the Merger or the consummation of any of the transactions contemplated by the Transaction Documents, any right to (1) severance pay or other payments, (2) increased or enhanced benefits or (3) the accelerated vesting, funding or delivery of any benefit (including, without limitation, any options or other rights to acquire capital stock of Parent), and (B) has agreed to accept options to acquire shares of Parent Common Stock in the amounts and on the terms set forth in Exhibit 5.01(b)(xii);

(xiii)    Parent shall have received a properly executed and acknowledged certification from the Company in the form attached as Exhibit 5.01(b)(xiii) attached hereto, which states that the Company is not, and has not been during the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and was not a United States real property holding corporation on any “determination date” (as defined in Section 1.897-2(c) of the Treasury Regulations) occurring in the five-year period preceding the date hereof, and otherwise satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).

(c)    The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(i)    (A) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or before the Effective Time, (B) the representations and warranties of Parent that are contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (1) that are qualified by materiality shall be true at and as of the Closing

Date as if made at and as of that date, and (2) that are not qualified by materiality shall be true in all material respects at and as of the Closing Date as if made at and as of that time, and (C) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(ii)    Parent shall have been capitalized through equity investments of not less than $7 million in the aggregate.

ARTICLE VI

TERMINATION

Section 6.01.    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)    by mutual written consent of the Company and Parent;

(b)    by either Parent or the Company if (i) the Effective Time shall not have occurred on or before December 31, 2003; provided that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) if there shall be any law or regulation or any governmental entity shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining, making illegal or otherwise prohibiting the payment for the Company Common Stock pursuant to the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable;

(c)    prior to the Effective Time by Parent if the Company shall have breached in any material respect any of its obligations contained in this Agreement or if its representations and warranties shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and which breach has not been or is incapable of being cured by the Company within thirty (30) days after the giving of written notice of such breach by Parent; and

(d)    prior to the Effective Time by the Company if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, specifying the material terms and conditions of such Superior Proposal and the identity of the Potential Acquiror, provided that the Board of Directors may only take those actions if it has determined, in good faith after consultation with the Company Financial Advisor and based on the advice of its outside counsel, that doing so is necessary in order for the directors to comply with their fiduciary duties under applicable law, (ii) Parent does not make, within three business days after receipt of the Company’s written notification of its intention to enter into a binding agreement providing for the Superior Proposal, an offer that is at least as favorable from a financial point of view to the stakeholders of the Company in the aggregate as the Superior Proposal and (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 7.01(b)) and the amounts described in Section 7.01(c);

(e)    prior to the Effective Time by the Company if Parent or Merger Sub shall have breached in any material respect any of its obligations to be performed by either of them under this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent, and which breach has not been or is incapable of being cured by Parent or Merger Sub, as applicable, within thirty (30) days after the giving of written notice of such breach by the Company;

(f)    prior to the Effective Time by Parent if the Bridge Financing Documents shall not have been executed and delivered by the Company and Silicon Valley Bank within 10 days after the date of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 6.01 (other than pursuant to Section 6.01(a)) shall give notice of that termination to the other party.

ARTICLE VII

MISCELLANEOUS

Section 7.01.    Effect of Termination.    (a)    In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 6.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 7.01, in the second sentence of Section 4.04 and in Sections 4.08 and 7.05, all of which shall survive the termination). Nothing in this Section 7.01 shall relieve any party from liability for any (i) willful or material breach of any covenant or agreement of such party contained in this Agreement or (ii) willful failure of that party to fulfill a condition to the performance of the obligations of the other party.

(b)    In addition to any remedies to which Parent or Merger Sub may be entitled at law or in equity, if this Agreement is terminated:

(i)    by Parent or Merger Sub pursuant to Section 6.01(c) and, if such termination is due to a failure of the Company’s representations and warranties to be true and correct, within 180 days after any such termination, the Company enters into a binding written agreement with a third party in connection with a transaction arising from or relating to Acquisition Proposal;

(ii)    by Parent or the Company pursuant to Section 6.01(b) and, within 180 days after any such termination, the Company enters into a binding written agreement with a third party in connection with a transaction arising from or relating to Acquisition Proposal; or

(iii)    by the Company pursuant to Section 6.01(d);

then, in the case of clauses (i) and (ii) above, the Company shall promptly, but in no event later than two days after the date on which Parent delivers notice to the Company of such obligation, and in the case of clause (iii) above, prior to or concurrently with such termination, pay to Parent or its designee a termination fee of $200,000 (the “Termination Fee”) by wire transfer of same day funds.

(c)    If a Termination Fee is payable pursuant to Section 7.01(b), then the Company shall also reimburse Parent promptly after being invoiced therefor for all reasonable and documented out-of-pocket expenses up to a maximum aggregate amount that shall not exceed $300,000 and were incurred by or on behalf of Parent in connection with the due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement, the taking of all actions contemplated hereby or in connection herewith, and the consummation of the Merger and any other transactions contemplated hereby, including, but not limited to, all attorneys’ and accountants’ fees and expenses and fees and expenses of any brokers, financial advisors, other advisors, investment bankers or finders.

(d)    The Company acknowledges that the agreements contained in this Section 7.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 7.01, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for that amount.

Section 7.02.    Non-Survival of Representations and Warranties.    No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

Section 7.03.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Viesta Corporation

c/o Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention:  Bradford P. Weirick, Esq.

Facsimile:  (213) 229-6765

with a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention:  Bradford P. Weirick, Esq.

Facsimile:  (213) 229-6765

If to the Company, to:

Viewlocity, Inc.

3475 Piedmont Road, Suite 1700

Atlanta, Georgia 30305

Attention:  Allen Plunk

Facsimile:  (404) 267-6501

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attention:  David M. Calhoun, Esq.

Facsimile:  (404) 365-9532

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 7.04.    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 7.05.    Miscellaneous.    This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned Subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 7.06.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.07.    Amendments; Extensions.    (a)    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided that, after the approval of the Company’s shareholders has been obtained, there shall be made no amendment that (i) decreases the Merger Consideration and/or (ii) by law requires further approval by shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended or waived except by an instrument in writing signed on behalf of each of the parties hereto or by the party with respect to which the waiver is to be effective.

(b)    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided that there shall be made no waiver that by law requires further approval by shareholders of the Company without the further approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Additionally, no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.08.    Entire Agreement.    This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any of the other Transaction Documents, not any provision hereof or thereof, is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.09.    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 7.10.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Section 7.11.    No Admission.    Nothing herein shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third-party, that such third-party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

Section 7.12.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Confidentiality Agreement or the transactions contemplated hereby or thereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.03 shall be deemed effective service of process on such party.

Section 7.13.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIEWLOCITY, INC.

By:	/s/ L. Allen Plunk

Name:	L. Allen Plunk
Title:	EVP and CFO

VIESTA CORPORATION

By:	/s/ Alex Guira

Name:	Alex Guira
Title:	CEO

VIESTA ACQUISITION CORPORATION

By:	/s/ Alex Guira

Name:	Alex Guira
Title:	CEO

ANNEX B

Dissenters’ Rights

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§14-2-1301.

As used in this article, the term:

(1)    “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)    “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)    “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)    “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections  14-2-1320 through 14-2-1327.

(5)    “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)    “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)    “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)    “Shareholder” means the record shareholder or the beneficial shareholder.

§14-2-1302.

(a)    A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)    Consummation of a plan of merger to which the corporation is a party:

(A)    If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section  14-2-1104;

(ii)    Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)    The number and kid of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)    If the corporation is a subsidiary that is merged with its parent under Code Section  14-2-1104;

(2)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)    Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)    An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)    Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)    A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)    Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)    In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)    The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§14-2-1320.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)    If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)    Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)    Must not vote his shares in favor of the proposed action.

(b)    A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322.

(a)    If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)    The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)    Be accompanied by a copy of this article.

§14-2-1323.

(a)    A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)    A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)    A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§14-2-1324.

(a)    The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)    The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325.

(a)    Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)    The offer of payment must be accompanied by:

(1)    The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)    A statement of the corporation’s estimate of the fair value of the shares;

(3)    An explanation of how the interest was calculated;

(4)    A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)    A copy of this article.

(c)    If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326.

(a)    If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)    If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327.

(a)    A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)    The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)    A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)    If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)    The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)    The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§14-2-1330.

(a)    If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)    The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)    The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)    Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331.

(a)    The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)    The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)    If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section  14-2-1322.

ANNEX C

September 19, 2003

CONFIDENTIAL

Board of Directors

Viewlocity, Inc.

3475 Piedmont Road, Suite 1700

Atlanta, Georgia 90071

Ladies and Gentlemen:

Viewlocity, Inc. (the “Company”), Viesta Corporation (“Parent”) and Viesta Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into a merger agreement (the “Agreement”) pursuant to which the Merger Sub will merge with and into the Company (the “Merger”). In the Merger, each outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Shares”), will be converted into the right to receive in cash $80.00 divided by the number of issued and outstanding Common Shares and each issued and outstanding share of the Company’s Series A Preferred Stock (the “Preferred Shares”, and together with the Common Shares, the “Shares”) will be converted into the right to receive in cash $920.00 divided by the number of issued and outstanding Preferred Shares. In connection with the Agreement, certain of the Company’s obligations will be restructured (the “Restructuring”) pursuant to (i) amendment to the Loan and Security Agreement among the Company, Parent and Silicon Valley Bank (“SVB”), providing that SVB shall carry forward the Company’s existing loan into the surviving corporation on substantially the same terms and form set forth in the Company’s existing Loan and Security Agreement with SVB, except that the maximum line of credit available to the surviving corporation shall be $3.5 million (the “SVB Loan Agreement”), (ii) the Amended and Restated Lease between the Company and CommVest LLC (“CommVest”), (the “CommVest Lease”), and (iii) the Amended and Restated Securities Purchase Agreement among the Company and Westbridge Ventures, L.L.C., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C. (collectively, “Westbridge Ventures”), (the “WBV Subordinated Loan Agreement” and, together with the SVB Loan Agreement and the CommVest Lease, the “Related Agreements”). In addition, in connection with the Agreement, Parent will be capitalized with not less than $7,000,000.00 in equity financing (the “Equity Financing” and, together with the Merger and the Restructuring, the “Transaction”). The holders of the Company’s Shares, SVB, CommVest and Westbridge Ventures are hereinafter referred to as the Company’s “stakeholders”.

You have asked us whether or not, in our opinion, the consideration in the proposed Transaction in the aggregate is fair to the Company and its stakeholders, other than Parent and Merger Sub, from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed	the Company’s Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 2002, and the Company’s Form 10-Q and the related unaudited financial information for the 3 and 6 months ended March 31, 2003 and June 30, 2003, respectively;

(2) Reviewed	certain financial and operating information relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

(3) Analyzed	certain financial projections prepared by the management of the Company;

(4) Conducted	discussions with members of senior management of the Company concerning its operations, financial condition and prospects;

(5) Reviewed	the historical market prices and trading activity for the Shares;

(6) Compared	the financial performance of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

(7) Reviewed	the proposed financial terms of the Transaction and reviewed the financial terms of certain other merger transactions which we deemed to be relevant;

(8) Reviewed	a draft of the Agreement dated September 18, 2003;

(9) Reviewed	a draft of each Related Agreement; and

(10) Reviewed	such other financial studies and performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

In preparing our opinion, we have relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets of the Company, nor have we been furnished with any such valuation or appraisal. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company of the future competitive, operating and regulatory environments and related financial performance of the Company. Furthermore, we have not conducted a physical inspection of the properties or facilities of the Company or the Acquiring Company. We understand that the Company has defaulted on certain of its indebtedness and that the Board of Directors of the Company has determined that the Company is at or near the zone of insolvency. We have assumed that the executed versions of the Agreement, each Related Agreement and the Equity Financing Agreement will not differ in any material respect from the last drafts or forms we have reviewed. We express no opinion with respect to the effect, if any, upon the Company of the potential exercise of appraisal rights by holders of Shares under Article 13 of the Georgia Business Corporation Code. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit and did not solicit interest from any party with respect to the acquisition of the Company or any of its assets.

This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company to proceed with the Transaction.

It is understood that this letter is for the information of the Board of Directors only and, except for inclusion of this letter in its entirety in a proxy or information statement of the Company relating to the Merger, may not be used or quoted for any other purpose without our prior written consent.

In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the Company’s equity holders, creditors or any other third party. We have acted as financial advisor to the Board of Directors in connection with the transaction described in this letter and we will receive a fee for our services.

On the basis of, and subject to the foregoing, we are of the opinion that the consideration in the proposed Transaction in the aggregate is fair to the Company and its stakeholders, other than Parent and Merger Sub, from a financial point of view.

Very truly yours,

HARRIS NESBITT GERARD, INC.

By:	/s/ DOMINIC PETITO
Dominic Petito
Executive Managing Director

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